EXHIBIT 10.2

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT
DATED AS OF SEPTEMBER 16, 2011
BETWEEN
JOSHUA TIMBERLANDS LLC,
as Seller
AND
RAYONIER INC.,
as Buyer

SCHEDULES AND EXHIBITS

Exhibit A-1	Form of General Assignment and Assumption
Exhibit A-2	Form of Assignment and Assumption of Real Property Leases
Exhibit A-3	Form of Assignment and Assumption of Timber Lease
Exhibit B-1	Form of Statutory Warranty Deed (Alabama)
Exhibit B-2	Form of Limited Warranty Deed (Louisiana)
Exhibit B-3	Form of Special Warranty Deed (Mississippi)
Exhibit B-4	Form of Special Warranty Deed (Tennessee)
Exhibit C	Form of Bill of Sale
Exhibit D	Intentionally Deleted
Exhibit E-1	Form of Estoppel Certificate - Timber Lease
Exhibit E-2	Form of Estoppel Certificate - Louisiana Pacific Agreements
Exhibit E-3	Form of Estoppel Certificate - Bel/Quatre Mineral Agreement
Exhibit F	Escrow Instructions
Exhibit G	Form of Seller Affiliate Guaranty

Schedule A	Description of Required Title Policies
Schedule A-1	Form of Owner’s Aggregation Endorsement

PURCHASE AND SALE AGREEMENT
THIS IS A PURCHASE AND SALE AGREEMENT (this “Agreement”) made as of the 16th day of September, 2011 by and between Joshua Timberlands LLC, a Mississippi limited liability company (“Seller”), and Rayonier Inc., a North Carolina corporation (“Buyer”).
BACKGROUND STATEMENT
WHEREAS, Seller is the owner of certain timberlands and other real and personal property located in Alabama, Mississippi, Louisiana and Tennessee that it wishes to sell, assign, transfer and convey, together with standing and cut timber, certain other assets and rights under certain continuing leases, contracts and other agreements, to Buyer in accordance with the terms and subject to the conditions set forth in this Agreement;
WHEREAS, Buyer wishes to acquire and accept such real property, timber and other assets being transferred to it in accordance with the terms and subject to the conditions set forth in this Agreement;
WHEREAS, Seller is currently party to a Loan Agreement, dated September 2, 2010 (the “Loan Agreement”), with Metropolitan Life Insurance Company (“MetLife”) in respect of a mortgage loan in the principal amount of Seventy-Five Million and 00/100 Dollars ($75,000,000.00) (the “First Mortgage Loan”), and Seller wishes Buyer to assume, and Buyer is willing to assume, the First Mortgage Loan as modified as contemplated by, and in accordance with the terms and conditions of, this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement Buyer is entering into a Purchase and Sale Agreement (the “Oklahoma Purchase Agreement”) with Oklahoma Timber, LLC, a limited liability company and Affiliate of Seller, for the purchase and sale of certain timberlands and related assets located in Oklahoma; and
WHEREAS, certain defined terms used in this Agreement are defined in Article XII or are defined elsewhere in this Agreement as noted in Article XII.
NOW, THEREFORE, in consideration of the foregoing, their respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
PROPERTY; PURCHASE PRICE
Section 1.1     Agreement to Purchase and Sell. Subject to and in accordance with the terms and provisions of this Agreement, and for the consideration stated herein, Seller agrees to sell the Property to Buyer and Buyer agrees to buy the Property from Seller.
Section 1.2    Property. Subject to the terms and provisions of this Agreement and upon satisfaction of the conditions set forth in Article VI, Seller shall at the Closing sell, assign, transfer and convey to Buyer, and Buyer shall acquire, assume and accept from Seller, all right, title and interest of Seller in and to the following assets (collectively, the “Property”), free and clear of all Liens other than the Permitted Exceptions and, in the case of Personal Property, other than Permitted Encumbrances:
(a)Land. The real property described in Section 1.2(a) of Seller's Disclosure Letter,

together with (i) all buildings thereon, (ii) all roads, bridges and other improvements and fixtures thereon and (iii) all other privileges, appurtenances, easements and other rights appertaining thereto other than the Timber (the “Land”), subject only to the Permitted Exceptions;
(b)Timber. All timber, biomass and other organic products growing, standing or lying on the Land (the “Timber” and, together with the Land, the “Timberlands”);
(c)Nursery. The real property described in Section 1.2(c) of Seller's Disclosure Letter, together with (i) all buildings thereon, (ii) all roads, bridges and other improvements and fixtures thereon, (iii) all seedlings, growing stock and nursery stock growing, standing or lying thereon, (iv) all farm products, crops, biomass or other organic products growing, standing or lying thereon and (v) all other privileges, appurtenances, easements and other rights appertaining thereto (the “Nursery”), subject only to the Permitted Exceptions;
(d)Seed Orchard. The real property described in Section 1.2(d) of Seller's Disclosure Letter, together with (i) all buildings thereon, (ii) all roads, bridges and other improvements and fixtures thereon, (iii) all seedlings, growing stock and nursery stock growing, standing or lying thereon, (iv) all farm products, crops, biomass or other organic products growing, standing or lying thereon and (v) all other privileges, appurtenances, easements and other rights appertaining thereto (the “Orchard”), subject only to the Permitted Exceptions;
(e)Waynesboro Office. The real property described in Section 1.2(e) of Seller's Disclosure Letter, together with (i) all buildings thereon, (ii) all roads, bridges and other improvements and fixtures thereon and (iii) all other privileges, appurtenances, easements and other rights appertaining thereto (the “Waynesboro Office”), subject only to the Permitted Exceptions;
(f)Mineral Rights, Surface Rights and Water Rights. All Mineral Rights, Surface Rights, Rights Incident to Minerals and Mineral Rights and water rights held by Seller or any of its Affiliates located on, related to or used in connection with any of the Timberlands, the Nursery, the Orchard and the Waynesboro Office, including, but not limited to, such rights as have been acquired by Seller by prescription, subject only to the Permitted Exceptions;
(g)Timber Lease. The interests of Seller in the Timber Lease described in Section 1.2(g) of Seller's Disclosure Letter (the “Timber Lease”), subject only to the Permitted Exceptions;
(h)Personal Property. The machinery, equipment, motor vehicles, appliances, tools, supplies, furnishings, and other tangible personal property, owned by Seller at the Effective Time and listed or described in Section 1.2(h) of Seller's Disclosure Letter and any other personal property owned by Seller relating to or used in connection with any of the Combined Real Property (collectively, the “Personal Property”);
(i)Personal Property Leases. The rights of Seller with respect to the leases in effect at the Effective Time under which Seller is the lessee that relate to any machinery, equipment, motor vehicles, appliances, tools, supplies, furnishings, and other tangible personal property that are used by Seller in connection with the operations conducted at any of the Combined Real Property and described in Section 1.2(i) of Seller's Disclosure Letter or are entered into prior to Closing in compliance with Section 5.2 (collectively, the “Personal Property Leases”);
(j)Licenses. To the extent transferable under applicable Law, the rights of Seller under the licenses, permits, authorizations, orders, registrations, certificates, variances, approvals, franchises and consents of Governmental Authorities or other Persons that are in effect at the Effective Time (collectively, the “Licenses”);

(k)Assumed Contracts. The rights of Seller under the Contracts in effect at the Effective Time that (i) are described in Section 1.2(k) of Seller's Disclosure Letter or (ii)  relate to the Combined Real Property or the operations conducted on any of the Combined Real Property and are entered into prior to the Closing in compliance with Section 5.2, but excluding the rights of Seller under any Ancillary Agreement, Real Property Lease, Personal Property Lease or the Timber Lease; provided that the contracts transferred to Buyer will not include any Contracts providing for the sale of seedlings without the prior consent of Buyer (collectively, the “Assumed Contracts”);
(l)Real Property Leases. In addition to the Timber Lease, the rights of Seller with respect to (i) the leases, licenses and other occupancy agreements in effect at the Effective Time that relate to all or any portion of the Timberlands to which Seller is a lessor or licensor and are described in Section 1.2(l) of Seller's Disclosure Letter, including any lease or license under which Seller has granted to a third party agricultural, grazing, hunting or other recreational rights with respect to the Timberlands (or, with respect to any recreational lease or license in respect of the Timberlands listed in Section 1.2(l) of Seller's Disclosure Letter that expires prior to the Closing Date, any renewals of such lease or license made in compliance with Section 5.2) and (ii) any new lease or license entered into in compliance with Section 5.2 (collectively, the “Real Property Leases”);
(m)Assumed Condemnations. The interests of Seller in any Condemnation that exists on the date hereof or that arises between the date of this Agreement and the Closing Date, including the Condemnations listed in Section 1.2(m) of Seller's Disclosure Letter (or if resolved prior to the Closing, the proceeds actually received therefrom, net of all reasonable costs incurred by Seller to recover such proceeds), but only to the extent attributable to any of the Owned Real Property (collectively, the Condemnations described above, the “Assumed Condemnations”) but specifically excluding the value of any Condemnation related to Timber reflected as depleted on the June 2011 Inventory and removed from the Timberlands prior to the Closing Date;
(n)Property Data and Records. The Property Data and Records (as defined in Section 5.6(a)); and
(o)Intangible Property. All intangible personal property to the extent used in connection with the ownership, use or operation of any of the Property identified in clauses (a)-(n) above, including (i) all bonds, warranties and guaranties, if any, (ii) except as otherwise provided in this Agreement, all claims and actions at law or in equity in favor of Seller and deposits in favor of Seller (including utility deposits, subject to proration as hereinafter provided), (iii) all approvals, plans, specifications, permits, certificates of occupancy, working drawings, and similar property relating exclusively to the Combined Real Property, and (iv) all other intellectual property of any nature, in each of clauses (i) through (iv) above, to the extent assignable by Seller without the consent of or payment of any fee to any third party (unless such consent has been obtained) and without the payment of any additional consideration for such assignment (collectively, the “Intangible Property”).
Unless expressly identified or described in this Section 1.2, no other assets of Seller, including accounts receivable in respect of sales of Timber removed from the Timberlands prior to the Closing, shall be included within or constitute the Property. For the avoidance of doubt, Property shall exclude all Tax losses and credits of Seller or its Affiliates, Tax loss and carry forwards and other Tax attributes of Seller, its Affiliates, or relating to the Property for any Pre-Closing Period, all deposits or advance payments with respect to Taxes made by Seller, its Affiliates, or on Seller's behalf, and any claims, rights, and interest in and to any refund, credit or reduction of Taxes relating to the Property for any Pre-Closing Period.
Section 1.3    Assumed Liabilities.
(a)Subject to the terms and provisions of this Agreement and upon satisfaction of the conditions set forth in Article VI, at the Closing Seller shall assign to Buyer, and Buyer shall assume from Seller and perform, (i) all of the liabilities and obligations of Seller with respect to the Property from and after the Closing Date under the Personal Property Leases, the Licenses, the Assumed Contracts, the Real Property Leases, the Timber Lease and the First Mortgage Loan (as amended as contemplated by this Agreement) to the extent such liabilities and obligations first arise on or after the Closing Date or liability has been apportioned or pro-rated to Buyer in accordance with the express terms hereof, (ii) the obligation to pay the principal amount owed under the First Mortgage Loan and (iii) subject to Section 1.8, the liabilities and obligations described in Section 1.4(e) (collectively, the “Assumed Liabilities”). In addition, Buyer shall, except as otherwise expressly set forth in this Agreement (i)  acquire the Property subject to any recorded instrument burdening the Property constituting a Permitted Exception and (ii) assume and perform the costs and liabilities allocated to Buyer pursuant to Section 1.8.
(b)Except for the Assumed Liabilities (as they may be expanded pursuant to Section 1.7(c)) and other obligations of Seller to be performed by Buyer pursuant to paragraph (a) above, Buyer will not assume, and will not be deemed to have assumed, any liabilities of any nature of Seller whether disclosed or undisclosed, fixed or contingent, including, without limitation, any Income Taxes of Seller and its Affiliates for the Pre-Closing Period or any Income Taxes of Seller and its Affiliates resulting from the transactions contemplated by this Agreement (collectively, the “Excluded Liabilities”).
Section 1.4    Permitted Exceptions. The Property shall be sold, transferred, assigned and conveyed to Buyer subject to the following matters (collectively, the “Permitted Exceptions”):
(a)Restrictions on the ability of Buyer to build upon any of the Combined Real Property imposed by any current or future development standards, building or zoning ordinances or any other Law;
(b)To the extent a tract included in the Combined Real Property is bounded or traversed by a river, stream, branch or lake:
i.the rights of upper and lower riparian owners and the rights of others to navigate such river or stream;
ii.the right, if any, of neighboring riparian owners and the public or others to use any public waters, and the right, if any, of the public to use the beaches or shores for recreational purposes;
iii.any claim of lack of title to the Combined Real Property formerly or presently comprising the shores or bottomland of navigable waters or as a result of the change in the boundary due to accretion or avulsion; and
iv.any portion of the Combined Real Property which is sovereignty lands or any other land that may lie within the bounds of navigable rivers as established by Law;
(c)To the extent any portion of the Combined Real Property is bounded or traversed by a public road or publicly maintained right of way, the rights of others (whether owned in fee or by easement) in and to any portion of the Combined Real Property that lies within such road or maintained right of way;
(d)Railroad tracks and related facilities, if any (whether owned in fee or by easement), and related railroad easements or railroad rights of way, if any, traversing the Combined Real Property and the rights of railroad companies to any tracks, siding, ties and rails associated therewith;
(e)Subject to the apportionment provisions of Section 1.8, all ad valorem property or other Taxes (other than Income Taxes) not yet due and payable as of the Closing Date in respect of the Property, and all other assessments and other charges of any kind or nature imposed upon or levied against or on account of the Property by any Governmental Authority, including any additional or supplemental

Taxes (including, for the avoidance of doubt, Taxes attributable to Pre-Closing Periods) that may result from a reassessment of the Combined Real Property (other than due to a failure of Seller to maintain the current use valuation of any of the Combined Real Property that has occurred or occurs on or after the establishment of a current use valuation and prior to the Closing), and, to the extent caused by Buyer's removing the Property from, or failure of Buyer to timely apply for the maintenance of, the Property's present classification or changes subsequent to the Closing Date in use, (i) any potential roll-back or greenbelt type Taxes related to any agricultural, forest or open space exemption that is subject to recapture pursuant to applicable Law and (ii) any recapture, reassessment, roll-back Taxes or changes in Tax assessments;
(f)Liens for Taxes not yet due and payable as of the Closing Date or the amount or validity of which is being contested in good faith by appropriate proceedings (provided that Seller causes the Title Company, at Seller's expense, to delete any exception taken or proposed to be taken in the Title Policies for any such contested Taxes);
(g)Any state of facts relevant to title which an accurate survey or an inspection of the Combined Real Property would reveal, including, without limitation, the location of boundary lines, and improvements, shortages in area, and encroachments, other than (i) the lack of legal access to any parcel or portion of the Combined Real Property and (ii) those state of facts which individually would have an adverse effect on the use, value, operation or commercial growing or harvesting of timber or seedlings on (each as applicable to the Intended Use) any parcel or portion of the Combined Real Property for its Intended Use;
(h)All recorded reservations by or conveyances to others of any Mineral Rights of any kind or character and any leases or agreements concerning any of such Mineral Rights in, on or under the Timberlands, other than those that (i) individually would have an adverse effect on the use, value, operation or commercial growing or harvesting of timber or seedlings on (each as applicable to the Intended Use) any parcel or portion of the Combined Real Property for its Intended Use or (ii) (if the applicable lease or agreement concerning any of such Mineral Rights in, on or under the Timberlands exists to Seller's Knowledge, but is not specifically listed on Schedule B, Section 2 or II of the Title Commitments delivered to Buyer prior to the date hereof (other than general or standard exceptions) or disclosed with particularity by a specific (and not general) document reference in any recorded documentary exception so listed on Schedule B, Section 2 or II of the Title Commitments) would create any obligations for Buyer in excess of the obligations Buyer would have had under applicable Law with respect to such Mineral Rights of others in the absence of such lease or agreements;
(i)Rights, if any, relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under, above or across the Combined Real Property;
(j)Any matter affecting title to the Property that is specifically listed on Schedule B, Section 2 or II of the Title Commitments (other than general or standard exceptions) or disclosed with particularity by a specific (and not general) document reference in any recorded documentary exception so listed on Schedule B, Section 2 or II of the Title Commitments and is not objected to by Buyer pursuant to Section 1.6(b), and any Title Objection that Buyer has expressly waived or is deemed to have waived pursuant to Section 1.6(b) or that is covered by the New Issues Basket Amount pursuant to Section 1.7 or that is approved by Buyer pursuant to Section 5.2;
(k)Rights of others under any of the Personal Property Leases, the Licenses, the Assumed Contracts, the Real Property Leases, the Louisiana Pacific Agreements, the Louisiana Pacific Mortgages or the Timber Lease;
(l)Lack of legal access rights to those portions of the Combined Real Property which are listed in Section 1.4(l) of Seller's Disclosure Letter as of the date hereof as having (i) no legal access or (ii) only verbal or historical access rights;
(m)Any Condemnation in respect of the Timberlands;
(n)Any easement, covenant, use restriction, zoning restriction, boundary line dispute, encroachment or other third-party right affecting any of the Property not described in items (a) through (m) above which individually would not have an adverse effect on the use, value, operation or commercial growing or harvesting of timber or seedlings on (each as applicable to the Intended Use) any parcel or portion of the Combined Real Property for its Intended Use;
(o)The First Mortgage Loan and Mortgage Financing Documents (as the same will be modified at Closing pursuant to Section 5.9);
(p)With respect to the Timber Lease, any prior encumbrance on the lessor's title to the real property leased pursuant to the Timber Lease that is permitted under the terms of the Timber Lease which individually would not have an adverse effect on the use, value, operation or commercial growing or harvesting of timber or seedlings on (each as applicable to the Intended Use) any parcel or portion of the Combined Real Property for its Intended Use; and
(q)The Bel/Quatre Mineral Agreement, unless and until Seller has failed to obtain the consent of Bel Mineral, Limited Liability Company and Quatre Mineral, Limited Liability Company to the assignment of the Bel/Quatre Mineral Agreement to the Buyer. Seller shall have no liability to the Buyer for the failure of Seller to obtain any of the consents referred to in the foregoing sentence, except for any claims with respect to the covenant set forth in Section 2.2(b)(ix).
Section 1.5    Purchase Price.
(a)The aggregate purchase price payable by Buyer to Seller in consideration for the Property shall be (i) an amount payable in cash (the “Cash Portion”) equal to Two Hundred Sixty-Four Million and 00/100 Dollars ($264,000,000.00) (the “Initial Purchase Price”) less the total amount of principal outstanding under the First Mortgage Loan at Closing and (ii) the assumption by Buyer of the First Mortgage Loan as provided in and subject to Section 5.9, subject to adjustment of the Cash Portion as provided in Section 1.6 (as so adjusted, the “Purchase Price”).
(b)Following the execution of this Agreement, Seller and Buyer shall cooperate in good faith to jointly prepare a written allocation of the Purchase Price among (i) the Land and its appurtenances (including, without limitation, the Licenses, Assumed Contracts, Real Property Leases and Assumed Condemnations, but excluding the Timber), on a county-by-county and state-by-state basis, (ii) the Nursery, the Orchard and the Waynesboro Office, (iii) the Timber, on a county-by-county and state-by-state basis, (iv) the Timber Lease, and (v) the Personal Property, Personal Property Leases and Intangible Property.  The Parties shall negotiate in good faith to resolve any disputes that arise in connection with the allocation of the Purchase Price, provided that if the Parties are unable to resolve any such disputes, the Parties shall appoint a nationally-recognized accounting firm, and such firm shall resolve any disputes.  The Parties agree that the accounting firm's resolution shall be conclusive for the purposes of determining the allocation of Purchase Price as of the Closing Date.   Further, the Parties agree that the allocation of the Purchase Price shall be documented in a written agreement signed by both Parties on or prior to the Closing Date. Seller and Buyer shall cooperate in good faith to agree on adjustments to the Purchase Price after the Closing to reflect any of the adjustments and substitutions made pursuant to Section 1.8 or any adjustments to the consideration paid by Buyer pursuant to Section 1.6, and each Party and their respective Affiliates shall prepare and timely file Form 8594 (and any analogous state and local Tax forms) in a manner consistent with this Section 1.5.
(c)Concurrently with the execution and delivery hereof, Buyer has deposited the sum of

Two Million Four Hundred Thousand Dollars ($2,400,000) in immediately available US Dollars (the “Deposit”) directly to the Title Company. If the Closing does not occur, then the Deposit shall then be returned or delivered to the Party entitled thereto as provided for in this Agreement. The Deposit shall be invested by the Title Company in an interest-bearing account in accordance with the terms of this Agreement, including those certain escrow instructions set forth on Exhibit F attached hereto and incorporated herein by this reference. All interest earned on the Deposit shall be deemed for all purposes to be a part of the Deposit and be released by the Title Company to whichever party is entitled to receive the principal amount of the Deposit under this Agreement, but shall be credited towards the Cash Portion of the Purchase Price in the event of a Closing.
(d)    Subject to Section 2.3(b), the payment of the Purchase Price shall be made free and clear of and without deduction for any Taxes, including for the avoidance of doubt, any withholding taxes provided Seller provides to Buyer prior to Closing any affidavits, certificates and forms relating to withholding Taxes with respect to Seller and the transactions contemplated by this Agreement required to be provided by Seller under applicable Law or by Governmental Authority in order to establish a complete exemption from withholding Taxes, or such affidavits, certificates or forms reasonably required from Seller and identified by the Title Company in order to establish a complete exemption from withholding Taxes (including, for example, an affidavit of Seller's residence or gain or Seller's certificate of exemption, as applicable, and any income tax withholding forms required in the State of Alabama). If Seller does not provide Buyer prior to the Closing such affidavits, certificates, or forms that establish a complete exemption from withholding Taxes, these withholding Taxes shall be Seller's responsibility (except as otherwise provided in this Agreement) and Buyer shall be entitled to withhold such Taxes for which an exemption has not been established from the Purchase Price in accordance with applicable Law.
Section 1.6    Certain Adjustments and Payments. The Cash Portion of the Purchase Price shall be subject to the following adjustments and payments:
(a)Timber Harvest Adjustment.
i.For the purpose of this Section 1.6:
“Aggregate Excess Harvest Value” means the sum of the Excess Harvest Values, if any, relating to the Timberlands and Leased Timberlands.
“Excess Harvest” means a harvest of Timber to the extent that such harvest was not already reflected as depleted in the June 2011 Inventory. Any Timber cut down but not shipped off the applicable Timberlands or Leased Timberlands as of the end of the day prior to the Closing Date shall be deemed unharvested for purposes of this determination, unless such Timber has been sold to a third party.
“Excess Harvest Value” means the product of (i) the Harvest Amount of any Excess Harvest and (ii) the applicable Harvested Timber Unit Value for such Timber.
“Harvest Amount” means for any Excess Harvest the volume of Timber that was actually removed from the Timberlands or Leased Timberlands and not already reflected as depleted in the June 2011 Inventory.
“Harvested Timber Unit Value” means with respect to any particular Timber, (i) if the applicable Timber was subject to a Timber Sale Agreement, it shall mean the sale price specified in the applicable Timber Sale Agreement and (ii) if the applicable Timber was not subject to a Timber Sale Agreement, the fair market value on the Closing Date for such Timber.
“June 2011 Inventory” means the Timber inventory included as Section 1.6(a)(ii) of Seller's

Disclosure Letter.
“Net Harvest Adjustment” means an amount equal to the (i) the Aggregate Excess Harvest Value plus (ii) the Prepaid Amount minus (iii) the Unused Depletion Payment.
“Ongoing Timber Sale Agreements” means the Timber Sale Agreements listed in Section 1.6(a) of Seller's Disclosure Letter and any other Timber Sale Agreement entered into prior to the Closing in compliance with Section 5.2.
“Prepaid Amount” means the total amount paid to Seller under any Timber Sale Agreement prior to Closing to the extent that the Timber related to such prepayment is standing or lying on the Timberlands or the Leased Timberlands on the Closing Date.
“Timber Sale Agreement” means any timber sale agreement or other commitment to sell Timber from any of the Timberlands or Leased Timberlands, created or in effect at any time prior to the Closing.
“Unused Depletion Payment” means, (i) with respect to any Ongoing Timber Sale Agreement for which any of the Timber subject to such commitment was reflected as depleted in the June 2011 Inventory but is still standing or lying on the Timberlands or Leased Timberlands on the Closing Date and Seller did not already receive the sale proceeds for such Timber standing or lying on the Timberlands or the Leased Timberlands prior to the Closing Date, an amount equal to the contract sales price for such Timber (or if there is no contractually specified price, the fair market value as of the Closing Date for such Timber) and (ii) with respect to any other Timber that was reflected as depleted in the June 2011 Inventory but is still standing or lying in the Timberlands or Leased Timberlands on the Closing Date and has not been sold, the fair market value for such Timber.
ii.The Initial Purchase Price shall be adjusted as follows:
(x)    if the Net Harvest Adjustment is a positive number (that is, the sum of the Aggregate Excess Harvest Value and the Prepaid Amount exceed the Unused Depletion Payment) the Initial Purchase Price shall be reduced by the Net Harvest Adjustment; and
(y)    if the Net Harvest Adjustment is a negative number (that is, the Unused Depletion Payment is greater than the sum of the Aggregate Excess Harvest Value and the Prepaid Amount), the Initial Purchase Price shall be increased by the Net Harvest Adjustment.
iii.No later than thirty (30) days after the Closing Date, Seller shall provide to Buyer a harvest report (the “Harvest Statement”) certifying (w) the Harvest Amount, (x) the Aggregate Excess Harvest Value, (y) the Prepaid Amount and (z) the Unused Depletion Payment. For purposes of preparing the Harvest Statement, Seller will calculate the volume of Timber constituting an Excess Harvest and the volume of Timber relating to the Unused Depletion Payment on a basis consistent with Seller's past practice and reasonably acceptable to Buyer.
iv.In connection with the preparation of the Harvest Statement, for a period of thirty (30) days after the Closing Date, Buyer shall allow Seller and its agents and representatives reasonable access during normal business hours to the books, records, representatives and agents of Seller, upon reasonable written notice to Buyer and with a Buyer representative present.

v.Buyer shall have thirty (30) days from the receipt of the Harvest Statement to deliver to Seller written notice (a “Harvest Objection Notice”) of any objections to the calculation of any portion of the Harvest Amount, the Aggregate Excess Harvest Value, the Prepaid Amount or the Unused Depletion Payment, which Harvest Objection Notice shall request commencement of the procedure set forth in this Section 1.6(a)(v). If Seller does not receive a Harvest Objection Notice prior to the expiration of such thirty (30)-day period, Buyer shall be deemed to have waived its right to object to Seller's calculation of any portion of the Harvest Amount, Aggregate Excess Harvest Value, the Prepaid Amount or the Unused Depletion Payment.
vi.During the period following receipt of such Harvest Objection Notice, Seller and Buyer shall negotiate in good faith to reach agreement on the Harvest Amount, the Aggregate Excess Harvest Value, the Prepaid Amount and the Unused Depletion Payment. If Seller and Buyer agree on the calculation of the Harvest Amount, the Aggregate Excess Harvest Value, the Prepaid Amount and the Unused Depletion Payment, then such amounts and the corresponding adjustment to the Initial Purchase Price shall become final and binding on the Parties and the Parties shall promptly thereafter execute an amendment to the final closing statement confirming such amounts and the corresponding adjustment to the Initial Purchase Price. If Seller and Buyer are unable to agree on any of the disputed calculations within thirty (30) days after receipt of the Harvest Objection Notice, the Parties shall refer outstanding matters relating to the calculation of the Harvest Amount, the Aggregate Excess Harvest Value, the Prepaid Amount and the Unused Depletion Payment to the Forestry Consultant and each Party will, at a mutually agreed time within five (5) Business Days after referral of the matter to the Forestry Consultant, simultaneously submit to the Forestry Consultant (and each other) their respective calculations of the disputed portions of the Harvest Amount, Aggregate Excess Harvest Value, the Prepaid Amount and the Unused Depletion Payment, and any necessary supporting documentation. Within ten (10) days of such submissions, the Forestry Consultant will select one of the two submissions (and shall not select any other amount) as being most representative of the disputed portion of the Harvest Amount, the Aggregate Excess Harvest Value, the Prepaid Amount and the Unused Depletion Payment and the submission so selected shall be final and binding on the Parties. The costs and expenses of the Forestry Consultant in connection with the dispute resolution procedure set forth herein shall be paid by the non-prevailing Party.
vii.Upon a final determination of the Harvest Amount, the Aggregate Excess Harvest Value, the Prepaid Amount and the Unused Depletion Payment, the Initial Purchase Price shall be adjusted to reflect the final Net Harvest Adjustment based on the formula set forth in clause (ii) above and (x) if the Initial Purchase Price as adjusted by the final Net Harvest Adjustment is greater than the Initial Purchase Price as adjusted based on the initial calculation of the Net Harvest Adjustment pursuant to clause (viii) below, Buyer shall pay the amount of such difference to Seller and (y) if the Initial Purchase Price as adjusted by the final Net Harvest Adjustment is less than the Initial Purchase Price as adjusted by the initial calculation of the Net Harvest Adjustment pursuant to clause (viii) below, Seller will pay the amount of such difference to Buyer. Any such payment shall be made in cash by wire transfer of immediately available funds to the bank account or accounts designated by the recipient.
viii.The Parties will meet at least seven (7) Business Days prior to the Closing and agree on a preliminary adjustment based on the anticipated amount of the Net Harvest Adjustment. Each Party agrees to act reasonably in discussing any proposed adjustment, but if they fail to agree on a preliminary adjustment they will proceed to the Closing, subject to a complete adjustment post-Closing pursuant to the above provisions of this Section 1.6(a). The Cash Portion of the Purchase Price paid at the Closing will reflect such preliminary adjustment.
ix.In the event that on or after the Closing Date Seller receives proceeds from the sale of any Timber pursuant to any Ongoing Timber Sale Agreement or any other Timber Sale Agreement entered into prior to the Closing in compliance with Section 5.2, it will remit the proceeds received to Buyer promptly after receipt. At the request of Buyer, Seller will confirm in writing whether it has received any such payments.
(b)Title Objections.
i.Title Objection Procedure. Buyer shall have until October 4, 2011 (the “Title Objection Period”) to deliver to Seller written notice of any objection to matters reflected in or disclosed by any Title Commitment or any other matter affecting title to the Combined Real Property (or a survey matter) revealed by any survey, inspection or investigation of the Combined Real Property that is conducted by or on behalf of Buyer prior to the expiration of the Title Objection Period, or, to the extent an access matter is first disclosed to Buyer after the date hereof in an update to Seller's Disclosure Letter provided by Seller in accordance with this Agreement, access to the Combined Real Property, in each case that is not a Permitted Exception pursuant to Sections 1.4(a) through (d) or (g) through (q), which in Buyer's reasonable judgment, would either constitute a title defect or would, individually, adversely affect the use, value, operation or commercial growing or harvesting of timber or seedlings on (each as applicable to the Intended Use) any parcel or portion of the Combined Real Property for its Intended Use (each, a “Title Objection” and collectively, the “Title Objections”). Notwithstanding the foregoing, (i) Buyer shall have no right to object to any Permitted Exception pursuant to this Section 1.6(b) and, for the purposes of this Agreement, such items will not be considered Title Objections and (ii) if any Title Objection does not adversely affect the fair market value of the applicable portion of the Combined Real Property (assuming use for its Intended Use) by more than $25,000 (as compared to the fair market value such parcel would have were such Title Objection to be removed or otherwise cured to the reasonable satisfaction of Buyer) (each, a “Small Title Objection” and collectively, the “Small Title Objections”), Buyer shall have no right to object to such Small Title Objection with respect to such parcel of the Combined Real Property pursuant to this Section 1.6(b) and, for purposes of this Agreement, such items will not be considered Title Objections and will be considered Permitted Exceptions. Upon the receipt of Title Objections from Buyer, Seller may elect (but shall not be obligated) to cure or cause to be cured any such Title Objection, and Seller shall notify Buyer in writing within seven (7) days after receipt of the Title Objections whether Seller elects to cure the same. Failure of Seller to respond in writing within such time period shall be deemed an election by Seller not to cure such Title Objections. Any Title Objection shall be deemed to be cured if (a), in the case of a Title Objection related to a Title Commitment, Seller (without cost to Buyer) causes the Title Company to issue a Title Policy for the affected Combined Real Property not raising such Title Objection as an exception to the Title Policy or (b) in the case of any other Title Objection, Buyer is reasonably satisfied with the cure that Seller has effected. Notwithstanding anything to the contrary herein, (i) Seller shall be obligated to cure, on or before the Closing Date, all Liens against the Combined Real Property evidencing monetary encumbrances (other than Liens for real estate Taxes or assessments not yet due and payable as of the Closing Date, the Louisiana Pacific Mortgages and Liens securing the First Mortgage Loan) (“Monetary Liens”) and all voluntary monetary Liens created after the Effective Time without Buyer's consent that are not Permitted Exceptions, including any that would constitute Small Title Objections but for the provisions of this sentence (“Voluntary Liens”) and (ii) Buyer shall be deemed to have objected to all of the requirements set forth in Schedule B, Section 1 and I of the Title Commitments (other than those specifically applicable to Buyer). If Seller does not receive written notice of the Title Objections for any objection to matters reflected on Schedule B, Section 2 or II of a particular Title Commitment (other than general or standard exceptions) that are identified by a specified recorded book and page or instrument/document number reference on or before the expiration of the Title Objection Period, Buyer shall be deemed to have waived its right to object to any and all such specific matters and Buyer shall be deemed to accept title to the Combined Real Property encompassed within such Title Commitment subject to all such specific matters. Any such Title Objection waived (or deemed waived) by Buyer shall be deemed to constitute a Permitted Exception, and the Closing shall occur as herein provided without any reduction of the Purchase Price. On the earlier of (i) the date specified by Buyer in a written notice to Seller or (ii) the day that is thirty (30) days prior to the end of the MetLife Negotiation Period, at Seller's expense, Seller shall order, and thereafter obtain and deliver to Buyer as promptly as possible, an update of each Title Commitment; provided, however, that Seller shall only be obligated to order and obtain one such update of each Title Commitment. The same title objection procedure set forth in this Section 1.6(b)(i) shall apply to any new matters or exceptions revealed by any update of a Title Commitment, except that Buyer's Title Objection Period shall be ten (10) days after receipt of such update and Seller's response period shall be within three (3) days after its receipt of any Title Objection raised by Buyer relating to such update of a Title Commitment, and, if applicable, the Closing shall be extended for a sufficient period to accommodate such time periods for Buyer's objections and Seller's response.
ii.Remedy for Title Failure. In the event of any Title Failure (other than any Title Failure where the fair market value of the applicable parcel, determined as provided in clause (v) below, is less than $25,000 (a “Small Title Failure”)), Buyer's sole and exclusive remedy, subject to Section 1.7, Section 6.2(g) and Section 8.1(e), shall be to adjust the Purchase Price downward by the fair market value of the property subject to such Title Failure as provided in Section 1.6(b)(v) and such Title Failure shall be a Permitted Exception. Nothing in this Section 1.6(b)(ii) is intended to override the condition to Closing contained in Section 6.2(g) or the termination right in Section 8.1(e).
iii.Remedy for Title Objection. In the event Seller elects or is deemed to have elected not to cure any Title Objection (other than with respect to Title Failures, which are addressed in clause (ii) above, and other than Monetary Liens and Voluntary Liens), then Buyer's sole and exclusive remedy, subject to Section 1.7, Section 6.2(g) and Section 8.1(e), shall be to adjust the Purchase Price downward as provided in Section 1.6(b)(v) below, in which case such Title Objection shall be a Permitted Exception. Nothing in this Section 1.6(b)(iii) is intended to override the condition to Closing contained in Section 6.2(g) or the termination right in Section 8.1(e).
iv.Intentionally Deleted.
v.FMV Calculation For Title Failures and Title Objections. The fair market value impact of any Title Failure shall be an amount equal to the fair market value of the applicable portion of the Combined Real Property, assuming use for the Intended Use and that Seller could deliver good title to such portion of the Combined Real Property subject only to Permitted Exceptions (excluding the title defect), and this fair market value is referred to below as the “Title Defect Impact”. The fair market value impact of any Title Objection (other than a Title Failure) shall be the difference between (a) the fair market value of the applicable portion of the Combined Real Property assuming use for the Intended Use and assuming that such Title Objections were removed or otherwise cured to the reasonable satisfaction of Buyer and (b) the fair market value of such parcel of the Combined Real Property (assuming use for the Intended Use) as affected by such Title Objection (the “Title Objection Impact”). During the period following receipt of any notice of Title Objection, Seller and Buyer shall negotiate in good faith to reach agreement on the amount of the Title Defect Impact or Title Objection Impact and whether any proposed Title Failure is a Small Title Failure or any proposed Title Objection is a Small Title Objection (as applicable). If Seller and Buyer agree on the calculation of the Title Failure Impact (and agree that such Title Failure is not a Small Title Failure) or any Title Objection Impact (and agree that such Title Objection is not a Small Title Objection), then such amounts shall become final and binding on the Parties for purposes of calculating the Determined Value of such Title Failure or Title Objection for purposes of Section 1.7 and any reduction to the Initial Purchase Price pursuant to this Section 1.6(b). If Seller and Buyer are unable to agree on any of the disputed calculations within five (5) Business Days after Seller's receipt of the notice of the Title Failure or Title Objection, the Parties shall refer outstanding matters relating to the calculations of the Title Defect Impacts and Title Objection Impacts to the Forestry Consultant and each Party will, at a mutually agreed time within five (5) Business Days after referral of the matter to the Forestry Consultant, simultaneously submit to the Forestry Consultant and each other their respective calculations of the disputed portions of the Title Defect Impacts and Title Objection Impacts, and any necessary supporting documentation. Within ten (10) days of such submissions, the Forestry Consultant will select one of the two submissions (and shall not select any other amount) as being most representative of the disputed portion of the Title Defect Impacts and Title Objection Impacts and the submission so selected shall be final and binding on the Parties. The costs and expenses of the Forestry Consultant in connection with the dispute resolution procedure set forth herein as to any Title Failure or Title Objection shall be paid by the non-prevailing Party.
vi.For a period of ninety (90) days after the Closing Date, Seller shall have the right to cure any Title Failure or Title Objection (i), in the case of a Title Failure or Title Objection related to a Title Commitment, by delivering an updated Title Commitment and an endorsement to the Title Policies for the applicable parcel of Property including the deletion of such Title Objection or cure of such Title Failure issued by the Title Company in a form reasonably acceptable to Buyer and, if applicable, an endorsement to MetLife's title insurance policy acceptable to MetLife or (ii) in the case of any other Title Objection, by curing such Title Objection to the reasonable satisfaction of Buyer. Seller shall be responsible for the costs associated with the title examinations and the issuance of the Title Commitments and the premiums payable in connection with the Title Policy and the endorsements described in this Section 1.6(b)(vi). Upon completion of such cure with respect to any parcel of Property, Buyer will pay to Seller that portion of the Initial Purchase Price (if any) related to such Property previously withheld by Buyer as provided in clause (v) above.
(c)Casualty Loss.
i.Notification of Casualty Loss. From the date of this Agreement until the Closing Date, Seller shall promptly give notice to Buyer of any Casualty Loss with respect to any of the Combined Real Property of which Seller has knowledge occurring during the period from May 1, 2011 through the end of the day immediately prior to the Closing Date

(the “Adjustment Period”), together with a written estimate of the acreage affected (location and amount) and the fair market value of the damaged or lost Timber and the anticipated amount of any Casualty Damages (as defined below), as determined in good faith by Seller, resulting from such Casualty Loss. Buyer shall have until the sixtieth (60th) day after the Closing Date to deliver to Seller written notice of any Casualty Loss with respect to the Timberlands or the land subject to the Timber Lease that occurred during the Adjustment Period but was not identified by Seller in accordance with the previous sentence of this Section 1.6(c)(i), together with a written estimate of the fair market value of the damaged or lost Timber and any anticipated Casualty Damages, as determined in good faith by Buyer, resulting from such Casualty Loss. If Seller does not receive notice of such Casualty Loss from Buyer prior to the expiration of such 60-day period, Buyer shall be deemed to have waived its rights to receive an adjustment to the Purchase Price in respect of any such Casualty Loss pursuant to this Section 1.6(c), apart from any adjustment to the Purchase Price for any portion of such Casualty Loss that was identified by Seller prior to the Closing pursuant to the first sentence of this Section 1.6(c)(i), and Buyer shall be deemed to accept the Timberlands subject to such Casualty Loss; provided, however, that nothing in this Section 1.6(c) is intended to override the condition to Closing contained in Section 6.2(g) or the termination right set forth in Section 8.1(e).
ii.Adjustment for Casualty Loss with Respect to Timberlands. Subject to Section 1.7, the Cash Portion of the Purchase Price shall be reduced by the sum of (i) the aggregate fair market value, calculated as provided in clause (iii) below, of damaged or lost Timber resulting from Casualty Losses identified in accordance with Section 1.6(c)(i) and relating to the Timberlands plus (ii) the estimated cost associated with putting the affected Timberlands back into production (for example, increased site preparation costs) and the damage to any property improvements (for example, buildings, roads and bridges) (collectively, “Casualty Damages”); provided that if the total Casualty Damages with respect to any single Casualty Loss are less than $25,000 (“Small Casualty Losses”) then no adjustment to the Cash Portion of the Purchase Price shall be made to reflect such Casualty Loss. If Buyer objects to any calculation of the fair market value of the damaged or lost Timber or Casualty Damages resulting from a Casualty Loss made by Seller prior to the Closing pursuant to Section 1.6(c)(i) or if Seller objects to any calculation of the fair market value of the damaged or lost Timber and Casualty Damages resulting from a Casualty Loss made by Buyer post-Closing pursuant to Section 1.6(c)(i), Seller and Buyer shall negotiate in good faith to determine by mutual agreement the calculation of the fair market value of the damaged or lost Timber or Casualty Damages in accordance with Section 1.6(c)(iii). If Seller and Buyer agree on the amount of such value, then such value will become final and binding on the Parties. If Seller and Buyer are unable to agree on the amount of such value within fifteen (15) days of Buyer's delivery of a notice of objection to Seller's pre-Closing calculation or Seller's delivery of a notice of objection to Buyer's post-Closing calculation, Seller and Buyer will refer the matter to the Forestry Consultant, and each will, at a mutually agreed time within three (3) days after such referral, simultaneously submit to the Forestry Consultant (and each other) their respective calculations of the fair market value of such damaged or lost Timber and any related Casualty Damages. Within fifteen (15) days of such submissions, the Forestry Consultant shall determine the fair market value of the damaged or lost Timber and any related Casualty Damages in accordance with this Section 1.6(c) and shall select one of the two submissions of the Parties (and shall not select any other amount) as being most representative of the fair market value of such damaged or lost Timber and any related Casualty Damages, excluding Casualty Damages resulting from Small Casualty Losses, and the submission so selected shall be final and binding on the Parties. The costs and expenses of the Forestry Consultant in connection with the dispute resolution procedure set forth herein shall be paid by the non-prevailing Party.
iii.Determination of FMV of Timber Related to a Casualty Loss. For the purpose of determining the fair market value of the damaged or lost Timber resulting from a Casualty Loss, the fair market value for damaged or lost Timber shall be deemed to equal the value of the Timber, net of the salvage value of such Timber to Buyer after deducting the cost of harvesting and delivering such Timber.
iv.Adjustment for Casualty Loss for Other Owned Real Property. If any of the Nursery, Orchard or Waynesboro Office is damaged by any Casualty Loss prior to Closing, (i) in the event of any Casualty Loss relating to any building, Seller will assign to Buyer the proceeds of any related insurance and will pay Buyer an amount equal to the deductible under the applicable policy and (ii) with respect to any Casualty Loss relating to seedlings or Timber located on any of such Owned Real Property, Seller will pay Buyer an amount equal to the fair market value of such seedlings or Timber; provided, however, Seller will not be required to make any out-of-pocket payments with respect to any individual Casualty Loss if the amount payable with respect to such Casualty Loss is less than $25,000 (“Small Building Casualty Losses”). Any such payments or assignment of proceeds will be made at Closing, unless Buyer and Seller agree to address this as a post-Closing matter. If prior to Closing Seller and Buyer cannot agree on the amount to be paid by Seller with respect to any such Casualty Loss and they do not agree to address this as a post-Closing matter, then they will refer such matter to the Forestry Consultant using the same procedures and time periods set forth in Section 1.6(c)(ii) above.
v.The Parties acknowledge that completion of this process for any Casualty Losses for which Seller has provided a notice prior to Closing under Section 1.6(c)(i) and any Casualty Loss of the type described in Section 1.6(c)(iv) is a condition to the Parties' obligations to complete the Closing, and accordingly they agree to proceed expeditiously with respect to these matters.
Section 1.7    Pre-Closing Issues Basket.
(a)Buyer has agreed that Seller will not be responsible for certain costs associated with certain issues arising prior to the Closing based on (i) Title Failures, (ii) Title Objections, (iii) Disclosed Environmental Issues, (iv) Casualty Losses for which Seller provided notice to Buyer prior to the Closing pursuant to Section 1.6(c)(i) above, (v) Casualty Losses of the type referred to in Section 1.6(c)(iv) and (vi) certain matters first disclosed by Seller as an update to Seller's Disclosure Letter pursuant to Section 5.12 (“New Disclosure Issues”) as described in paragraph (c) below (collectively, “Pre-Closing Issues”) but only to the extent the Determined Value of the Pre-Closing Issues pursuant to this Agreement and the “Determined Value” of the corresponding “Pre-Closing Issues” in the Oklahoma Purchase Agreement, in each case excluding Small Matters but together with the amounts referred to in paragraph (f) below, in the aggregate are less than $3,000,000 (the “New Issues Basket Amount”).
(b)As used in this Agreement, “Determined Value” means:
i.in the case of Title Failures (other than Small Title Failures), the amount determined pursuant to Section 1.6(b)(v);
ii.in the case of Title Objections (other than Small Title Objections and Monetary Liens that Seller has agreed or is required to remove), the amount determined based on the procedures set forth in Section 1.6(b)(v);
iii.in the case of Applicable RECs (other than Small Applicable RECs), the Estimated REC Costs determined pursuant to Section 5.8;
iv.in the case of Casualty Losses (other than Small Casualty Losses and Small Building Casualty Losses), the amount determined as provided in Section 1.6(c); and
v.in the case of certain New Disclosure Issues (other than Small Disclosure Issues), based on the procedures set forth in paragraph (c) below.
(c)In the event of any New Disclosure Issues other than litigation or third party claims and any matter addressed in clauses (i) - (iv) of paragraph (b) above, the Determined Value will be determined as follows: within 10 days after receipt of an update of Seller's Disclosure Letter pursuant to Section 5.12, Buyer can object to any New Disclosure Issue (other than those addressed in paragraph (d) below and any matter addressed in clauses (i) - (iv) of paragraph (b) above) by providing written notice to Seller together with Buyer's estimate of the total cost (including diminution in value of the Property) that Buyer will incur if it assumes responsibility (other than for any litigation or third party claims) for such New Disclosure Issue (the “New Disclosure Issue Impact”). Buyer and Seller will meet promptly thereafter to discuss such New Disclosure Issue, and if they can't agree on the New Disclosure Issue Impact within five (5) Business Days after Buyer's notice, then they shall refer such New Disclosure Issue to an expert selected by them, or if they are unable to agree on an expert, to the Forestry Consultant. Seller and Buyer will, at a mutually agreed time within five (5) Business Days after such referral, simultaneously submit to the expert or such Forestry Consultant (and each other) their respective calculations of the New Disclosure Issue Impact. Within fifteen (15) days of such submissions, the expert or such Forestry Consultant shall determine the New Disclosure Issue Impact in accordance with this Section 1.7(c) and shall select one of the two submissions of the Parties (and shall not select any other amount) as being most representative of the New Disclosure Issue Impact and the submission so selected shall be final and binding on the Parties. The costs and expenses of the expert or such Forestry Consultant in connection with the dispute resolution procedure set forth herein shall be paid by the non-prevailing Party. If the New Disclosure Issue Impact for any matter subject to this paragraph (c), determined as provided above, is greater than $25,000, the New Disclosure Issue Impact for such matter will be the Determined Value for purposes of paragraph (a) above and Buyer will assume responsibility for such New Disclosure Issue (other than with respect to any third party claim or litigation arising out of such New Disclosure Issue (other than any claim or litigation caused by Buyer's failure to remedy any issue if the New Disclosure Impact as finally determined included a budget to remedy such issue)) with any Contract disclosed as part of such New Disclosure Issue to be assumed as an Assumed Contract as provided in Article I. Any New Disclosure Issue subject to this paragraph (c) for which the New Disclosure Impact is less than $25,000 is referred to herein as a “Small Disclosure Issue.”
(d)In the event of any pending, threatened or potential third party claim or litigation disclosed in an update to the Seller's Disclosure Letter or otherwise relating to a New Disclosure Issue, (i) no amount will be applied against the New Issues Basket Amount with respect to such New Disclosure Issue, (ii) the Buyer will assume no responsibility with respect to such third party claim or litigation arising out of or otherwise relating to such New Disclosure Issue (other than any claim or litigation caused by Buyer's failure to remedy any issue if such New Disclosure Issue is subject to paragraph (c) above and the New Disclosure Impact as finally determined included a budget to remedy such issue) and (iii) any such third party claim or litigation arising out of or otherwise relating to such New Disclosure Issue (other than any claim or litigation caused by Buyer's failure to remedy any issue if such New Disclosure Issue is subject to paragraph (c) above and the New Disclosure Impact as finally determined included a budget to remedy such issue) will be subject to the Seller's indemnity under Section 7.2(a)(v).
(e)At least 10 Business Days prior to the Closing Date, Seller and Buyer shall meet to discuss the Pre-Closing Issues known to date. They will attempt in good faith to agree on the Determined Value with respect to the Pre-Closing Issues. If within 3 Business Days they are unable to agree, they will resolve the list of unresolved Pre-Closing Issues (as it may be updated by Seller pursuant to the applicable provisions set forth in Section 5.12) prior to Closing pursuant to the procedures referred to in paragraph (b) and paragraph (c) above. Any Pre-Closing Issues arising after the meeting referred to in the first sentence of this paragraph will be handled pursuant to the same procedures described above, as expeditiously as practicable.
(f)Seller and Buyer have already agreed that the Determined Value with respect to the items set forth on Section 1.7(a) of Seller's Disclosure Letter as of the date of this Agreement is $340,000 and the Determined Value with respect to certain items set forth on Section 1.7(b) of Seller's Disclosure Letter as of the date of this Agreement relating to the Oklahoma Purchase Agreement is $160,000, and accordingly, only $2,500,000 remains in the New Issues Basket Amount, in the aggregate, for Pre-Closing Issues under this Agreement and the Oklahoma Purchase Agreement.
Section 1.8    Apportionments.
(a)Except as provided in Section 2.3, the following shall be apportioned between Pre-Closing and Post-Closing Periods (on a per diem basis): (i) rents due from Seller under Personal Property Leases and the Timber Lease; (ii) Taxes (other than Income Taxes) and assessments arising or resulting from or in connection with the ownership of any of the Property, including without limitation all property Taxes; (iii) revenue from the Real Property Leases, including agricultural, grazing, hunting and other recreational lease revenue; (iv) payments, applying to the period beginning at the Effective Time, made by Seller in respect of any Personal Property Lease or Assumed Contract; and (v) utilities provided to the Combined Real Property (if any) (collectively, “Apportionments”). Prior to the Closing Date, Seller and Buyer shall determine the Apportionments, and payment shall be made in cash by Buyer to Seller (if the Apportionments result in a net credit to Seller) or by Seller to Buyer (if the Apportionments result in a net credit to Buyer). If the actual amount of Apportionment item is not known at such time, the determination of such Apportionment shall be completed (and any associated payments made) when actual figures are available. Any payments to be made pursuant to this Section 1.8 shall be treated as an adjustment to the Purchase Price for the Property to the extent permitted by law, and be made no later than three (3) Business Days following the determination of the amount of the applicable Apportionments. Seller and Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all Apportionment calculations made pursuant to this Section 1.8 Notwithstanding the foregoing, Buyer shall be responsible for any additional or supplemental Taxes (including, for the avoidance of doubt, Taxes attributable to Pre-Closing Periods) that may result from a reassessment of the Combined Real Property (other than due to a failure of Seller to maintain the current use valuation of any of the Combined Real Property that has occurred or occurs on or after the establishment of a current use valuation and prior to the Closing), and, to the extent caused by Buyer's removing the Property from, or failure of Buyer to timely apply for maintenance of, the Property's present classification or changes subsequent to the Closing Date in use, (i) any potential roll-back or greenbelt type Taxes related to any agricultural, forest or open space exemption that is subject to recapture pursuant to applicable Law and (ii) any recapture, reassessment, roll-back Taxes or changes in Tax assessments.
(b)Notwithstanding the foregoing, Buyer shall assume all additional liabilities (including, without limitation, any Taxes) arising in connection with (or resulting from) the transactions and structure contemplated by Section 2.4, and in no event will such liabilities be apportioned to Seller.
(c)The Parties will meet at least seven (7) Business Days prior to the Closing and agree on a preliminary calculation of the Apportionments. Each Party agrees to act reasonably in discussing any proposed adjustment, but if they fail to agree on a preliminary adjustment they will proceed to the Closing, subject to a complete determination post-Closing of the Apportionments pursuant to the above provisions of this Section 1.8. The Cash Portion of the Purchase Price paid at Closing will reflect such preliminary calculation of the Apportionments.
(d)Except as otherwise provided in this Agreement, there shall not be any proration of Taxes and assessments. As between Buyer and Seller, except as otherwise provided in this Agreement, (i) Buyer agrees that Buyer shall be solely responsible for all Taxes and assessments due and payable in respect of the Property for Post-Closing Periods (excluding, for the avoidance of doubt, any Income Taxes of Seller or its Affiliates), and Buyer shall reimburse Seller to the extent any such Taxes and assessments were prepaid by Seller, any of Seller's Affiliates, or on Seller's behalf and (ii) Seller agrees that Seller shall be solely responsible for all such property Taxes and other non-Income Taxes and assessments due and payable in respect of the Property for Pre-Closing Periods, and Seller shall reimburse Buyer to the extent any such Taxes and assessments are paid by Buyer.
(e)If Seller and Buyer cannot agree as to Apportionments, the dispute will be resolved pursuant to Article X.
ARTICLE II
CLOSING
Section 2.1    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place, subject to the satisfaction, or waiver by the Party entitled to the benefit thereof, of the conditions set forth in Article VI, at the offices of Bingham McCutchen LLP, One Federal Street, Boston, MA 02110, at 9:00 a.m., local time, on or as of the fifth (5th) Business Day following the date on which all of the conditions set forth in Article VI have been satisfied, or waived by the Party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied at the Closing), in accordance with this Agreement or at such other time and date as the Parties shall agree in writing (the date on which the Closing occurs, the “Closing Date”), provided, that in no event shall the Closing Date occur prior to forty-five (45) days after the date hereof without the mutual consent of the Parties. Upon completion of the Closing, the transactions contemplated by this Agreement shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”). The Parties shall use their commercially reasonable efforts to cause the Closing Date to occur on or before November 15, 2011. Except as specifically provided herein, time is of the essence for this Agreement and each and every term and provision hereof for all purposes.
Section 2.2    Closing Deliveries.
(a)Designation of Buyer Subsidiaries. At least seven (7) days prior to the Closing Buyer may by written notice designate one or more subsidiaries (“Buyer Subsidiaries”) to acquire all or a portion of the Property and assume all or some of the Assumed Liabilities, but only to the extent that MetLife consents to transfers using Buyer Subsidiaries, and such designation does not create any additional liability for Seller (with MetLife or otherwise) or is reasonably likely to result in any significant delay of the Closing. Any such designation and the transfer of Property and Assumed Liabilities will not relieve Buyer of its obligations under this Agreement and such Buyer Subsidiaries shall be jointly and severally liable with Buyer for all obligations of Buyer under this Agreement and Buyer and all Buyer Subsidiaries shall be jointly and severally liable under the Ancillary Agreements.
(b)Closing Deliveries by Seller. Seller shall deliver (or in the case of clause (ix) use commercially reasonable efforts to deliver) the following items to Buyer or the applicable Buyer Subsidiary at the Closing:
i.a certificate from an officer of Seller attesting to the matters set forth in

Sections 6.2(a) and (b);
ii.duly executed counterparts of the assignment and assumption agreements under which Seller assigns and Buyer or the applicable Buyer Subsidiary assumes all of Seller's right, title and interest in and to the Personal Property Leases, the Assumed Contracts, the Licenses, the Assumed Condemnations and the Intangible Property, substantially in the form of Exhibit A-1 (the “General Assignment and Assumption”);
iii.duly executed counterparts of assignment and assumption agreements of Real Property Leases and an assignment and assumption agreement of the Timber Lease under which Seller assigns and Buyer or the applicable Buyer Subsidiary assumes all of Seller's right, title and interest in and to the Real Property Leases and the Timber Lease substantially in the form of Exhibit A-2 (an “Assignment and Assumption of Real Property Leases”) and Exhibit A-3 (an “Assignment and Assumption of Timber Lease”);
iv.duly executed limited or special warranty deeds (or their local equivalent), warranting only against Persons claiming by, through or under the Seller and subject only to the Permitted Exceptions, in each case substantially in the form of Exhibit B-1 (Alabama), Exhibit B-2 (Louisiana), Exhibit B-3 (Mississippi) and Exhibit B-4 (Tennessee), as applicable, and such other Conveyance Instruments as are reasonably necessary to vest in Buyer or the applicable Buyer Subsidiary title to the Timberlands, the Nursery, the Orchard and the Waynesboro Office (collectively, the “Deeds”);
v.a bill of sale with respect to the Personal Property, substantially in the form of Exhibit C;
vi.an affidavit stating the taxpayer identification number of Seller and that Seller is not a “foreign person” for purposes of Section 1445 of the Code and the Treasury Regulations thereunder;
vii.intentionally deleted;
viii.releases of all Monetary Liens (other than the First Mortgage Loan and the Louisiana Pacific Mortgages) and Voluntary Liens on the Property;
ix.Seller shall use commercially reasonable efforts to (a) deliver the consent of Bel Mineral, Limited Liability Company and Quatre Mineral, Limited Liability Company to the assignment of the Bel/Quatre Mineral Agreement from Seller to Buyer (and if such consent is obtained, the Bel/Quatre Mineral Agreement shall become an Assumed Contract at Closing) and (b) deliver estoppel certificates from the lessor under the Timber Lease, Louisiana Pacific under the Louisiana Pacific Agreements, and Bel Mineral, Limited Liability Company and Quatre Mineral, Limited Liability Company under the Bel/Quatre Mineral Agreement in the form of Exhibit E-1 to E-3 hereto (or, if Seller is unable to deliver such estoppel certificates at the Closing, Seller shall deliver to Buyer estoppel certificates executed solely by Seller with respect to the Timber Lease, the Louisiana Pacific Agreements and, if consent is obtained to the assignment of the Bel/Quatre Mineral Agreement, the Bel/Quatre Mineral Agreement, in the form of Exhibit E-1 to E-3 hereto (as revised to reflect Seller's execution of the same)) and any such estoppel certificates shall constitute Ancillary Agreements;
x.delivery of possession of the Property at the Closing, subject to the Permitted Exceptions and, in the case of the Personal Property, Permitted Encumbrances; and
xi.such assignments, bills of sale, certificates of title and other instruments of assignment and conveyance, all in form reasonably satisfactory to Buyer, as are necessary to convey fully and effectively to Buyer the Property in accordance with the terms hereof.
(c)Closing Deliveries by Buyer. At the Closing, Buyer or the applicable Buyer Subsidiary shall deliver the following items to Seller:
i.the Purchase Price;
ii.a certificate from an officer of Buyer attesting to the matters set forth in Sections 6.3(a) and (b);
iii.duly executed counterparts of the General Assignment and Assumption and the Assignment and Assumption of Real Property Leases and Timber Lease;
iv.any Conveyance Instruments in respect of the Property to which Buyer or the applicable Buyer Subsidiary is a party; and
v.all such other instruments of assumption necessary, in the reasonable opinion of Seller, for Buyer or the applicable Buyer Subsidiary to assume the Assumed Liabilities in accordance with the terms hereof.
(d)Closing Deliveries Relating to First Mortgage Loan. At the Closing, Seller, Buyer or the applicable Buyer Subsidiaries and MetLife, as applicable, will execute and deliver the documents and make the payments as necessary to consummate the assignment and assumption of the First Mortgage Loan as contemplated by and subject to Section 5.9 and the other provisions of this Agreement.
(e)Other Closing Deliveries. The Parties shall each execute and deliver (or in the case of Buyer, cause any applicable Buyer Subsidiaries to execute and deliver) such other and further certificates, assurances and documents as may reasonably be required by the other Parties in connection with the consummation of the transactions contemplated by this Agreement.
(f)Acceptance of Deed. Buyer agrees that the acceptance of the Deeds by, and the delivery of the Title Policies to, Buyer or Buyer Subsidiaries at Closing shall constitute the acknowledgement by and agreement of Buyer and Buyer Subsidiaries that Seller has satisfied solely Seller's covenants to deliver title to the Combined Real Property subject only to the Permitted Exceptions as required under Sections 1.2 (a), (b)-(g), 1.4 and 2.2(b)(iv) (but not any other sections) of the Agreement; provided, however, that such acknowledgement and agreement shall not negate, limit, prejudice or otherwise affect in any way the rights and remedies of Buyer under the Ancillary Agreements (including, but not limited to, the Deeds) and under Article VII (other than, in each case, in respect of a breach of Sections 1.2 (a), (b)-(g), 1.4 and 2.2(b)(iv)) and the other terms or provisions of this Agreement (whether or not such agreement, term or provision, directly or indirectly, relates to title matters, the required condition of title or Permitted Exceptions), it being understood and agreed that all representations, warranties, covenants, agreements, and indemnities set forth in or otherwise made pursuant to this Agreement or the Ancillary Agreements shall survive and remain in effect following Closing and the delivery and recording of the Deeds as provided in this Agreement and shall not be merged therein. For the sake of clarity, Buyer agrees that Buyer is barred from making a claim for indemnification by Seller pursuant to the terms of Article VII for Seller's breach of its obligations under Sections 1.2 (a), (b)-(g), 1.4 and 2.2(b)(iv), including, without limitation, a claim that Seller has not delivered title to the Combined Real Property subject only to the Permitted Exceptions, but will not bar Buyer from making a claim for indemnification under Article VII for any breach by Seller of its representations, warranties and covenants contained in the Deeds. Without limitation of Buyer's pre-Closing rights of objection under Section 1.6(b) of this Agreement, unless otherwise agreed by Buyer, the only matters that will be listed at Closing on Exhibit B (Statutory/Special Warranty/Permitted Exceptions/Encumbrances) to the Deeds are the

recorded documentary exceptions specifically listed in Schedule B of the final Title Policies approved by Buyer and the following matters: (x) the lien for ad valorem taxes not yet due and payable, (y) any prior reservation or conveyance of minerals of every kind and character not created by Seller, including, but not limited to, oil, gas, sand and gravel, in, on and under the Property, and (z) all rights of the state where the Property is located and the United States of America, (if any) in and to any navigable waterways situated on or about the Property and all navigational servitudes arising from any navigable waterways situated on or about the Property, and all existing easements relating to flowage rights, locks, dams, canals or other improvements pertaining to waterways on the Property (and not any other general or standard exceptions); provided, however, that Buyer agrees that for purposes of Article VII hereof solely in respect of the Deeds, the following exceptions shall be deemed to have been listed on and included in said Exhibit B (Statutory/Special Warranty/Permitted Exceptions/Encumbrances) to each Deed:
i.Discrepancies or conflicts in boundary lines, shortage in area and encroachments which an accurate and complete survey would disclose;
ii.The right, if any, of neighboring riparian owners and the public or others to use any public waters or the rights of the public to use the beaches or shores for recreational purposes;
iii.Land formerly or presently comprising the shores or bottom of navigable waters or to artificial accretions or fill or rights or claims of parties to such land;
iv.Sovereignty lands and other land which may lie beneath the ordinary high watermark as established as of the date the state in which the Property is located was admitted to the Union;
v.Restrictions on the ability of the Grantee under the applicable Deed to build upon any of the Property imposed by any current or future development standards, building or zoning ordinances or any other law;
vi.Railroad tracks and related facilities, if any (whether owned in fee or by easement), and related railroad easements or railroad rights of way, if any, traversing the Property and the rights of railroad companies to any tracks, siding, ties and rails associated therewith; and
vii.Rights, if any, relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under, above or across the Property.
Section 2.3    Costs and Expenses.
(a)Each Party shall be responsible for its own attorneys' fees and expenses.
(b)Seller shall prepare the Deeds at Seller's expense and Seller shall pay all costs associated with filing any documents, including the Deeds, to be recorded and all sales, use, excise, documentary, stamp duty, registration, transfer, conveyance, economic interest transfer and other similar Taxes related to the conveyance of the Property from Seller to Buyer or the applicable Buyer Subsidiary arising in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). The Party having primary responsibility under applicable Law shall timely prepare and file Tax Returns in respect of such Transfer Taxes with the applicable Taxing Authority. The Parties agree to cooperate with each other in connection with the preparation and filing of such Tax Returns, and each Party shall complete any other forms or affidavits relating to Transfer Taxes required by applicable Law or Governmental Authority, as well as any forms or affidavits relating to Transfer Taxes reasonably requested from the Title Company.

To the extent any Transfer Taxes are paid by Buyer or any of its Affiliates or on behalf of Buyer, Seller shall reimburse Buyer and its Affiliates for such Transfer Taxes within thirty (30) days of Seller's receipt of a written request for reimbursement of such payment of the Transfer Taxes, as well as a receipt or other documentation evidencing payment of such Transfer Taxes.
(c)Seller shall also be responsible for (i) all interest and other fees and charges related to the First Mortgage Loan for the period up to the Closing, and (ii) all costs and expenses relating to the transfer of the First Mortgage Loan as contemplated by Section 5.9, including any Transfer Taxes payable in connection with the assumption and/or recording of the First Mortgage Loan by Buyer or the Buyer Subsidiaries and the legal fees and other expenses of MetLife (including any administrative fee charged by MetLife and the costs of the issuance of any endorsements to MetLife's existing loan title insurance policies or issuance of any new loan title insurance policies requested by MetLife) but excluding the legal fees and expenses of Buyer and the Buyer Subsidiaries; provided, however, that Seller shall only be responsible for the amount of legal fees and other expenses of MetLife that are unrelated to any Additional Buyer Changes (as defined in Section 5.9). Seller shall have no responsibility for costs or expenses related to the transactions and structure contemplated by Section 2.4 or any increased costs related to the use of multiple Buyer Subsidiaries to take title to the Property.
(d)As provided in Section 5.10(c) Seller shall be responsible for all premiums and costs associated with obtaining Title Policies (including the standard coverage premiums for the Title Policies), except that Seller shall be responsible for one-half of any premium costs in excess of the standard coverage premiums for the Title Policies (including costs, if any, allocable to any endorsements or extended coverage requested by Buyer), provided that Seller's liability for its share of such excess premium costs with respect to (i) the Title Policies under this Agreement and (ii) the Title Policies (as defined in the Oklahoma Purchase Agreement) shall not exceed $55,000 in the aggregate, and Buyer shall be responsible for any portion of such excess premium costs that is not Seller's responsibility.
(e)Notwithstanding the foregoing, Buyer shall be responsible for any additional Transfer Taxes and/or other costs, fees, or other liabilities arising in connection with (or resulting from) the transactions and structure contemplated by Section 2.4.
(f)Except as otherwise provided in this Agreement, all other costs shall be paid by the Party incurring such costs.
Section 2.4    IRC §1031 Exchange.
(a)Buyer may substitute an intermediary (“Buyer's Intermediary”) to act in place of Buyer as the buyer of all or part of the Property hereunder and thereby elect to consummate the transaction as a like kind exchange pursuant to Section 1031 of the Code. Buyer, however, shall not be released or relieved of any liability or obligation as a result of its assignment to Buyer's Intermediary; provided, further, that notwithstanding Buyer's assignment to Buyer's Intermediary, all warranties, representations, and obligations of Buyer under this Agreement shall remain in effect prior to Closing and those representations, warranties and obligations which are intended to survive Closing shall continue in full force and effect as Buyer's warranties, representations, and obligations and shall survive Closing as herein provided. Upon designation of Buyer's Intermediary and Buyer's written assignment of this Agreement to Buyer's Intermediary and Buyer's Intermediary's assumption in writing of Buyer's obligations hereunder, Buyer's Intermediary shall be substituted for Buyer at Closing as Buyer of the applicable Property, and Seller agrees to accept performance required of Buyer hereunder from Buyer's Intermediary. Buyer agrees that if it assigns its rights hereunder to Buyer's Intermediary, Seller's tender of performance to Buyer's Intermediary shall be treated as performance to Buyer. Buyer shall pay all additional costs (including, without limitation, attorneys' fees) incurred by Buyer as a result of substituting Buyer's Intermediary.

(b)For the avoidance of doubt, (i) Buyer's obligations under this Agreement are not conditioned (whether as a condition precedent or subsequent to the Closing) on Buyer's completion of an exchange or the substitution of Buyer's Intermediary pursuant to Section 2.4(a), (ii) Buyer shall bear all additional costs, fees and expenses arising in connection with (or resulting from) an exchange or substitution; (iii) the Closing shall not be delayed or otherwise affected by reason of such exchange or substitution; (iv) Seller shall not be required to acquire or hold title to any property for purposes of consummating the exchange or substitution; (v) Seller shall not incur any additional liability in connection with or as a result of the exchange or substitution; and (vi) neither the exchange nor the substitution shall result in any adverse Tax consequences to Seller. Seller makes no representation regarding and shall have no liability with respect to the tax treatment of Buyer's exchange transaction. Seller shall not have to incur any liability or expense in connection with Buyer's attempt to structure an exchange transaction, and Buyer shall indemnify and hold Seller harmless from and against any such liability and expense.
(c)Buyer's ability to effect an exchange as contemplated in this Section 2.4 is subject to receiving any required consents under the Mortgage Financing Documents (as amended as contemplated by this Agreement).
(d)Subject to the provisions of paragraph (b) above, Seller agrees to reasonably cooperate with Buyer in connection with the foregoing.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as otherwise disclosed to Buyer in the disclosure letter (“Seller's Disclosure Letter”) delivered to Buyer by Seller on the date of this Agreement, but subject to Section 11.15 of this Agreement, Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:
Section 3.1    Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Mississippi and has all requisite power and authority to: (i) execute this Agreement and all other agreements, instruments and documents required to be executed by it in connection with the consummation of the transactions contemplated by this Agreement (the “Ancillary Agreements”); and (ii) perform its obligations and consummate the transactions contemplated hereby and by the Ancillary Agreements.
Section 3.2    Qualification. Seller is qualified or registered as a foreign limited liability company for the transaction of business and is in good standing under the Laws of each jurisdiction in which the location of its properties makes such qualification necessary, other than those jurisdictions as to which the failure to be so qualified or registered would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on Seller's ability to perform its obligations under this Agreement and the Ancillary Agreements.
Section 3.3    Authority. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller have been duly and validly authorized by all necessary organizational action, and no other organizational proceedings on the part of Seller are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.
Section 3.4    No Violation. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements will not result in a breach or violation of, or default under, (i) the terms, conditions or provisions of Seller's limited liability company agreement; (ii) any Contract to which Seller is a party or by which any of its assets are bound except for the consents to transfer required under the First Mortgage Loan and the Timber Lease; (iii) any Law applicable to Seller or any of the Property; or (iv) any permit, license, order, judgment or decree of any Governmental Authority by which Seller or any of the Property is or may be bound, excluding from the foregoing clauses (ii), (iii) and (iv) such breaches, violations or defaults that would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or a material adverse effect on Seller's ability to perform its obligations under this Agreement and the Ancillary Agreements.
Section 3.5    Consents and Approvals. There are no approvals, consents or registration requirements with respect to any Governmental Authority or any other Person that are or will be necessary for the valid execution and delivery by Seller of this Agreement and the Ancillary Agreements, or the consummation of the transactions contemplated hereby and thereby, other than (i) those described in Section 3.5 of Seller's Disclosure Letter and (ii) those which (A) have been obtained or will have been obtained prior to the Closing Date, or (B) where the failure to obtain the same would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on Seller's ability to perform its obligations under this Agreement and the Ancillary Agreements.
Section 3.6    Litigation.
(a)Pending Matters. Except as set forth in Section 3.6(a) of Seller's Disclosure Letter, there are no Claims pending in the form of litigation that has been commenced and served on Seller or in the form of other written communications received by Seller or, to Seller's Knowledge, other threatened Claims that (i) either (A) seek to restrain or enjoin the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of any of the transactions contemplated hereby or thereby, or (B) are asserted against Seller or against any of the Property, and (ii) would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or a material adverse effect on Seller's ability to perform its obligations under this Agreement and the Ancillary Agreements.
(b)Adverse Judgments. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against Seller (or against any of the Property), excluding any ex parte action where no written notice has been provided to Seller and with respect to which Seller does not otherwise have Seller's Knowledge, that prohibit or restrict, or could reasonably be expected to result in any material delay of, the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
Section 3.7    Compliance with Laws. Section 3.7 of Seller's Disclosure Letter lists, as of the date of this Agreement, all licenses, certificates, permits, franchises, approvals, exemptions, registrations and rights granted or issued by, or made with, any Governmental Authority to or by Seller that are necessary to conduct operations on any of the Combined Real Property as presently conducted, except for those licenses, certificates, permits, franchises, approvals, exemptions, registrations and rights the failure to hold which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Seller is presently operating the Combined Real Property in compliance with applicable Laws, other than Environmental Laws, which are expressly excluded from this Section 3.7, and except for those violations, if any, that would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or a material adverse effect on Seller's ability to perform its obligations under this Agreement and the Ancillary Agreements.
Section 3.8    Taxes. Except for such Liens as are reflected in the Title Commitments, there are no material Liens or other encumbrances, other than the Permitted Exceptions, on any of the Property that arose in connection with any failure or alleged failure by Seller to timely pay any Tax. All material Taxes related to the Property required to be withheld and paid have been timely withheld and paid, except for (i) such Taxes the failure to pay which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect and (ii) any Taxes being contested in good faith and listed in Section 3.8 of Seller's Disclosure Letter. Section 3.8 of Seller's Disclosure Letter includes a list of all pending Tax protests or challenges initiated by Seller relating to any of the Combined Real Property and pending as of the date of this Agreement. As of the date of this Agreement, there are no pending real estate Tax abatement proceedings affecting the Combined Real Property.
Section 3.9    Contracts. (a) Section 3.9 of Seller's Disclosure Letter contains a list, and Seller has made available to Buyer full and complete copies, of: (i) each Assumed Contract and Personal Property Lease that is in effect on the date of this Agreement; (ii) the Real Property Leases in effect on the date of this Agreement; (iii) the Timber Lease; (iv) the Licenses in effect on the date of this Agreement; and (v) each material amendment, supplement, and modification in respect of any of the foregoing in effect on the date of this Agreement.
(b)Except as described in Section 3.9(b) of Seller's Disclosure Letter, with respect to each Assumed Contract, Personal Property Lease, License, Real Property Lease or Timber Lease, except as would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the use and enjoyment of the Combined Real Property or any material portion thereof in accordance with or subject to the terms of such Assumed Contract, Personal Property Lease, License, Real Property Lease or Timber Lease: (i) such Assumed Contract, Personal Property Lease, License, Real Property Lease or Timber Lease is in full force and effect and to Seller's Knowledge is a legal, valid, binding and enforceable obligation of each party thereto; (ii) the transactions contemplated by this Agreement and the Ancillary Agreements will not result in a breach or default under such Assumed Contract, Personal Property Lease, License, Real Property Lease or Timber Lease, or otherwise cause such Assumed Contract, Personal Property Lease, License, Real Property Lease or Timber Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii)  neither Seller nor, to Seller's Knowledge, any other party to such Assumed Contract, Personal Property Lease, License, Real Property Lease or Timber Lease is in breach or default under such Assumed Contract, Personal Property Lease, License, Real Property Lease or Timber Lease; and (iv) no event has occurred or failed to occur or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute a breach or default by Seller or, to Seller's Knowledge, by any other party, under such Assumed Contract, Personal Property Lease, License, Real Property Lease or Timber Lease or permit the termination, modification or acceleration of rent under such Assumed Contract, Personal Property Lease, License, Real Property Lease or Timber Lease.
(c)Except as set forth in Section 3.9(c) of Seller's Disclosure Letter, Seller has not received any prepaid rents or other advanced payments in connection with the Property, except where Seller has fully performed the underlying obligation and the prepayments are no longer outstanding.
Section 3.10    Condemnations. Except as described in Section 1.2(m) of Seller's Disclosure Letter, there are no Condemnations as of the date hereof and no Condemnations have been concluded between May 1, 2011 and the date hereof that were not fully reflected in the June 2011 Inventory and, to Seller's Knowledge, no Condemnations have been threatened in writing.
Section 3.11    Ownership of Personal Property. Seller has title to all of the Personal Property, free and clear of any Liens, except for encumbrances that are not Monetary Liens or Permitted Encumbrances.
Section 3.12    Sales of Real Property. Section 3.12 of Seller's Disclosure Schedule lists all parcels of real property sold or otherwise transferred by Seller since June 19, 2006.
Section 3.13    Certain Real Property Issues.

(a)Access. Except as set forth in Section 3.13(a) of Seller's Disclosure Letter, (i) there are no pending disputes between Seller and any third party regarding access to any portion of the Combined Real Property, and, (ii) since June 19, 2006, (A) to Seller's Knowledge, Seller has not been denied (whether verbally or in writing) vehicular or pedestrian access to any portion of the Combined Real Property, (B) to Seller's Knowledge, no third party has threatened (whether verbally or in writing) the denial of future vehicular or pedestrian access to any portion of the Combined Real Property and (C) Seller has obtained sufficient access to the Timberlands to conduct commercial timber growing, operation, management and harvesting consistent with past practice.
(b)Mining Permits. Since June 19, 2006 Seller has not held, and does not now hold, nor since June 19, 2006 has Seller ever permitted the holding for the benefit of or on behalf of Seller (it being understood and agreed that a mining permit held by a tenant under a bona fide lease from Seller to such tenant shall not be considered held for the benefit of or on behalf of Seller), any permit or license issued by any Governmental Authority which permits or allows the exploration, mining, drilling, extraction, production, storage, transportation or processing of coal, oil, gas or any other Minerals on or at the Combined Real Property, and no such permit or license is required to be held by or for the benefit of or on behalf of Seller for any operations presently carried on at the Combined Real Property or contemplated by Seller. For the purpose of this Section 3.13(b), mining for sand or gravel by Seller is not considered mining.
Section 3.14    Environmental Compliance.
(a)Compliance. To Seller's Knowledge and other than as disclosed in Section 3.14(a)(i) of the Seller's Disclosure Letter, including in the Environmental Reports listed in Section 3.14(a) of Seller's Disclosure Letter, Seller and its Property, including, without limitation, the Combined Real Property, and the use thereof, are in compliance with all Environmental Laws in effect in any jurisdiction where it currently is doing business or owns Property, including, without limitation, all states where any of the Combined Real Property is located.
(b)No Releases. To Seller's Knowledge and other than as disclosed in the Environmental Reports which are listed in Section 3.14(b) of Seller's Disclosure Letter and in Section 3.14(b)(i) of Seller's Disclosure Letter, there has not been any Environmental Matter or threat of an Environmental Matter on, upon, into or emanating from the Combined Real Property, except those Environmental Matters permitted by applicable Environmental Laws or reported to the appropriate government authorities and resolved to the satisfaction of such authorities, minor oil leaks from logging operations or vehicles used in Timberlands management and the application of pesticides or herbicides used in accordance with applicable regulations in the ordinary course of normal silvicultural activities and possible “over spray” of pesticides or herbicides from agricultural operations on adjacent lands, and to Seller's Knowledge, other than as disclosed in Section 3.14(a)(i) of the Seller's Disclosure Letter, including in the Environmental Reports listed in Section 3.14(a) of Seller's Disclosure Letter, there have never been any such Environmental Matters on, upon or into any real property adjoining or in the vicinity of such Environmental Matters which could have had the result that Hazardous Substances have come to be located upon any of the Combined Real Property or the water or groundwater thereunder in violation of Environmental Laws.
(c)To Seller's Knowledge and other than as disclosed in the Environmental Reports which are listed in Section 3.14(a) of Seller's Disclosure Letter and in Section 3.14(a)(i) of Seller's Disclosure Letter, no Hazardous Substances are currently located on or under the Combined Real Property and no portion of the Combined Real Property has been used as a land fill or dump to receive garbage, refuse or waste, except for random household dumping.
(d)No portion of the Combined Real Property is listed or proposed for listing on the National Priorities List established by the United States Environmental Protection Agency or any other list purporting to identify properties posing the threat or existence of contamination by Hazardous Substances; except as set forth in Section 3.14(d) of Sellers Disclosure Letter, to Seller's Knowledge, no “endangered species” or “threatened species”, as those terms are defined in the Endangered Species Act of 1973, 16 U.S.C. § 1531 et seq., as amended (the “Endangered Species Act”), are present on the Combined Real Property, and no portion of the Combined Real Property has been designated as a “critical habitat,” as that term is defined in the Endangered Species Act.
(e)Storage Tanks. Except as listed in Section 3.14(e) of Seller's Disclosure Letter and other than as disclosed in the Environmental Reports which are listed in Section 5.8(a) of Seller's Disclosure Letter, to Seller's Knowledge, there are no underground storage tanks of any kind or character, whether empty or containing substances of any nature located within the Combined Real Property, and there are no above-ground storage tanks of any kind or character, whether empty or containing substances of any nature, located within any of the Combined Real Property, except as shown in Section 3.14(e) of Seller's Disclosure Letter.
(f)Notices. Seller has not received, nor, to Seller's Knowledge, have there been issued to any party any:
i.Written notice from any Governmental Authority by which any of the Property, including, without limitation, the Combined Real Property, has been identified in any manner by any Governmental Authority as a Hazardous Substance disposal or removal site, clean-up site or candidate for removal, remediation or closure pursuant to any Environmental Law;
ii.Written notice of any violation of, or Lien arising under or in connection with any Environmental Law with respect to the Combined Real Property; or
iii.Written communication from any Governmental Authority or other Person concerning any Hazardous Substance on or related to the Combined Real Property or any action or omission by Seller in connection with the release or presence of any Hazardous Substance or concerning any violation of any Environmental Law.
(g)For the purposes of this Section 3.14, any notice shall not include any matter that has been resolved prior to 2011 to the written satisfaction of Governmental Authorities.
Section 3.15    First Mortgage Loan.
(a)Set forth in Section 3.15 of Seller's Disclosure Letter is a list of each Contract entered into by Seller to evidence or secure the First Mortgage Loan (the “Mortgage Financing Documents”), including all amendments or modifications thereto. True and correct copies of the Mortgage Financing Documents and Loan Agreement have been provided to Buyer. The Mortgage Financing Documents are in full force and effect. Seller has also provided true and correct copies of all legal opinions (on a non-reliance basis), title policies, officer's certificates, closing documents, periodic reports and other submissions to MetLife and any notices under the Mortgage Financing Documents delivered to or received from MetLife.
(b)Neither Seller nor any of its Affiliates has received written notice from MetLife that it is in breach or default under the Mortgage Financing Documents (which breach or default has not been cured or waived). None of Seller or to Seller's Knowledge any other party to a Mortgage Financing Document is in breach or default under such Mortgage Financing Document. To Seller's Knowledge, no event has occurred or failed to occur or circumstance exists which, if remaining unremedied after the giving of any required notice and expiration of applicable grace periods, would constitute an “Event of Default” under any Mortgage Financing Document; and, to Seller's Knowledge no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default under any such Mortgage Financing Document by any other party thereto.

Section 3.16    Brokers and Advisors. Other than Molpus, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or its Affiliates.
Section 3.17    Additional Covenants and Representations.
(a)Neither Seller nor the holder of any direct or indirect ownership interest in Seller (collectively, the “Seller Parties”), or any Affiliate of Seller is subject to sanctions of the United States government or in violation of any Laws relating to terrorism or money laundering, including, without limitation, Terrorism Executive Order or a Person similarly designated under any related enabling legislation or any other similar Executive Orders, the Patriot Act, any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.
(b)None of Seller, the Seller Parties, nor any Affiliate of Seller is (i) listed on the Specially Designated Nationals and Block Person List (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list (collectively with the SDN List, the “Lists”) maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation; or (ii) a Person (a “Designated Person”) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of the Terrorism Executive Order or a Person similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”), including a “Prohibited Person.” “Prohibited Person” is defined as follows:
i.a person or entity that is listed in the Annex to the Terrorism Executive Order, or is otherwise subject to the provisions of the Terrorism Executive Order or any other Executive Order;
ii.a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to the Terrorism Executive Order, or is otherwise subject to the provisions of the Terrorism Executive Order and the Patriot Act;
iii.a person or entity with whom a Seller is prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti-money laundering Law, including the Terrorism Executive Order, any other Executive Order and the Patriot Act;
iv.a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Terrorism Executive Order or any other Executive Order; or
v.a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website, http://www.treas.gov/ofac/tllsdn.prf or any replacement website or other replacement official publication of such list.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as otherwise disclosed to Seller in the disclosure letter (“Buyer's Disclosure Letter”) delivered to Seller by Buyer on the date of this Agreement, Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows, it being understood that disclosure of any item in any Section of Buyer's Disclosure Letter shall be deemed to have been disclosed in each other Section of Buyer's Disclosure Letter only to the extent such disclosure is reasonably apparent on its face, upon a reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other Section:
Section 4.1    Organization. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the state in which it is organized and has all requisite power and authority to: (i) execute this Agreement and the Ancillary Agreements to which it is a party; and (ii) perform its obligations and consummate the transactions contemplated hereby and thereby.
Section 4.2    Qualification. Buyer is, or prior to the Closing will be, qualified or registered as a foreign corporation for the transaction of business and is in good standing under the Laws of each jurisdiction in which the location of its properties makes such qualification necessary, other than those jurisdictions as to which the failure to be so qualified or registered would not, individually or in the aggregate, have a material adverse effect on its financial condition or results of operations or on its ability to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.
Section 4.3    Authority. The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by Buyer have been duly and validly authorized by all necessary organizational action, and no other organizational proceedings on the part of Buyer are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.
Section 4.4    No Violation. The execution, delivery, and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party will not result in a breach or violation of, or default under, (i) the terms, conditions or provisions of its Articles of Incorporation or By-Laws; (ii) any Contract to which it is a party or by which it or any of its assets may be bound; (iii) any Law applicable to it or any of its assets; or (iv) any permit, license, order, judgment or decree of any Governmental Authority by which Buyer or any of its assets is or may be bound, excluding from the foregoing clauses (ii), (iii) or (iv), such breaches, violations or defaults that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on its financial condition or results of operation or on its ability to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.
Section 4.5    Consents and Approvals. There are no approvals, consents or registration requirements with respect to any Governmental Authority or any other Person that are or will be necessary for the valid execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party, or the consummation of the transactions contemplated hereby and thereby, other than those that (i) have been obtained or will be obtained prior to or at Closing, (ii) where the failure to obtain the same would not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of Buyer or on the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party, or (iii) may be required to be obtained by Buyer for Buyer to conduct its operations on the Combined Real Property where the failure to receive the same would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the Ancillary Agreement to which it is a party.
Section 4.6    Litigation. There are no claims against Buyer or, to the actual knowledge of Buyer, any threatened claims against Buyer, which either alone or in the aggregate seek to restrain or enjoin the execution and delivery of this Agreement or any of the Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against Buyer (or affecting any of its assets) that prohibit or restrict, or could reasonably be expected to result in any delay of, the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
Section 4.7    Availability of Funds. Buyer currently has available and will at the Closing (or at such other time as any such amounts shall become due and payable) have available, sufficient funds to pay the Cash Portion of the Purchase Price and to pay any and all other amounts payable by Buyer pursuant to this Agreement and to effect the transactions contemplated hereby.
Section 4.8    Brokers and Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or its Affiliates.
Section 4.9    Additional Covenants and Representations.
(a)Neither Buyer nor any of its subsidiaries (collectively, the “Buyer Parties”) is subject to sanctions of the United States government or in violation of any Laws relating to terrorism or money laundering, including, without limitation, Terrorism Executive Order or a Person similarly designated under any related enabling legislation or any other similar Executive Orders, the Patriot Act, any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.
(b)Neither Buyer nor the Buyer Parties are (i) listed on the Lists; or (ii) a Designated Person or Prohibited Person.
ARTICLE V
CERTAIN COVENANTS
Section 5.1    Commercially Reasonable Efforts.
(a)General. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using all commercially reasonable efforts:
i.to obtain all necessary waivers, consents, releases and approvals, including all consents, approvals and authorizations that are required to be obtained under any applicable Law;
ii.to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby or by the Ancillary Agreements;
iii.to effect all necessary registrations and filings and submissions of information requested by Governmental Authorities; and
iv.to fulfill all conditions to this Agreement.
(b)Certain Filings. In furtherance and not in limitation of the foregoing, each of the Parties agrees to make, or cause to be made, all necessary filings required pursuant to any Regulatory Law with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement, but in no event later than 15 days after the date hereof, including those set forth in Section 3.5 of Seller's Disclosure Letter, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to any Regulatory Law.
(c)Cooperation. If necessary to obtain any consent, approval, permit or authorization or to remove any impediment to the transactions contemplated hereby or by any Ancillary Agreement relating to any Regulatory Law or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Regulatory Law, each of the Parties shall cooperate with each other and take such lawful steps as shall be necessary or appropriate to secure such end, without the expenditure of money (other than as expressly set forth in this Agreement).
(d)HSR Act. The Parties hereby confirm they have concluded that they are not required to make any filings under the HSR Act in connection with the sale of the Property contemplated by this Agreement.
Section 5.2    Maintenance of Property.
(a)Subject to the terms and conditions of this Agreement, and except as otherwise expressly contemplated hereby, Seller, from the date hereof through the Closing Date, shall use commercially reasonable efforts to maintain the Property in the ordinary course consistent with past practice; provided, however, that it is understood and agreed that if Seller harvests Timber that is already reflected as depleted in the June 2011 Inventory, and in compliance with applicable Law and the terms of the Mortgage Financing Documents, such harvest activity will be deemed not to violate this Section 5.2(a).
(b)From the date hereof through the Effective Time, Seller shall:
i.comply in all material respects with all applicable Laws in connection with the ownership and operation of the Property;
ii.not sell, lease or otherwise convey or transfer any interest in the Combined Real Property except with respect to the Timberlands for the renewal of recreational leases on substantially the same or better financial terms as currently in effect, and using the same form of lease as used for existing leases, and except for the entry in the ordinary course of business into new recreational leases substantially in the form of, and upon terms substantially similar to those of, existing recreational leases to which Seller is a party and except for any of the proposed Contracts identified in Section 5.2 of Seller's Disclosure Letter as of the date of this Agreement and except for any Contracts entered into with Buyer's prior written consent;
iii.without limiting the generality of Section 5.2(a) above, continue all its silvicultural and maintenance activities relating to the Combined Real Property in accordance with current practices and the 2011-2012 Management and Operation Plan referred to in Section 5.2(b) of Seller's Disclosure Letter as of the date of this Agreement;
iv.perform in all material respects its obligations under all Contracts pursuant to which it is a party, including without limitation the Mortgage Financing Documents;
v.continue to retain Molpus as its property manager consistent with past practice;
vi.except as provided in clause (ii) above, any of the proposed Contracts identified in Section 5.2 of Seller's Disclosure Letter as of the date of this Agreement and any Contracts entered into with the prior written consent of Buyer, not enter into any Contract that is binding on any of the Combined Real Property or would restrict the ownership or operation of the Property by Buyer or that Seller intends to treat as an Assumed Contract, other than those Contracts that will be terminated prior to or on the Closing Date; and
vii.without limiting the generality of the preceding clauses (i)-(vi), (x) not enter into any Timber Sale Agreement unless the Timber Sale Agreement provides that upon cutting down the timber title passes to the purchaser of the timber, or (y) not cut any Timber other than pursuant to one of the existing Timber Sale Agreements listed in Section 1.6(a) of the Seller's Disclosure Letter or a new Timber Sale Agreement entered into with the Buyer's consent, or Timber that is not cut pursuant to any Timber Sale Agreement, provided that such Timber not cut pursuant to a Timber Sale Agreement is removed from the Combined Real Property prior to the day before the Closing Date.
In the event Seller requests consent from Buyer to enter into any new Contract, Buyer agrees it will respond to any written request for a consent promptly, and in any event within seven (7) Business Days.
Section 5.3    Right of Entry; Access.
(a)General; Certain Limitations. Upon reasonable prior written notice to Seller, but in no event less than one (1) Business Day prior notice, and receipt of written authorization from Seller, and subject to Section 5.3(d), below, prior to the Closing Date or termination of this Agreement in accordance with Article VIII, Buyer, through its authorized agents or representatives, may enter upon the Combined Real Property at all reasonable times for the purposes of making inspections and other studies; provided, however, that neither Buyer nor its agents or representatives shall (i) enter upon the Combined Real Property for the purpose of preparing Phase II Reports or making any soil borings or other invasive or other subsurface environmental investigations relating to all or any portion of the Combined Real Property, or (ii) except for database searches and other customary contracts in connection with the preparation of the New Phase I Reports for the Combined Real Property, contact any official or representative of any Governmental Authority regarding Hazardous Substances on or the environmental condition of the Combined Real Property, in each case without Seller's prior written consent thereto, which may be withheld in Seller's sole discretion.
(b)Disclosure of Results. The results of such inspections and studies (as well as any information and documents that Seller delivered or caused to be delivered to Buyer concerning the Combined Real Property) shall be treated as confidential by Buyer to the same extent as other information subject to the terms of the Confidentiality Agreement and the same shall not be disclosed to any third party or Governmental Authority (provided that such results, information and documents may be disclosed to consultants, attorneys, investors and lenders of Buyer for use solely in connection with the transactions contemplated by this Agreement, who shall be required by Buyer to similarly treat such results, information and documents as confidential) except to the extent required by any Law or court order or in connection with any legal proceeding filed to enforce a Party's rights under this Agreement. In the event that disclosure of the results of any such inspection or study or any such information or document that Seller delivered or caused to be delivered to Buyer concerning the Combined Real Property is required by applicable Law or court order, Buyer shall notify Seller promptly in writing so that Seller may seek a protective order (at its own cost and expense) or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Section 5.3(b). Buyer shall cooperate with Seller, at Seller's sole cost and expense, to obtain a protective order or other appropriate remedy. In the event that no such protective order or other appropriate remedy is obtained, or Seller waives compliance with the terms of this Section 5.3(b), Buyer shall give Seller written notice of the information to be disclosed as far in advance of its disclosure as practicable.
(c)Other Access. Between the date of this Agreement and the Closing Date or termination of this Agreement pursuant to Article VIII, Seller will provide reasonable access to the Property Data and Records (as defined in Section 5.6(a)) and representatives of Molpus to discuss the Property and transition issues.
(d)Conditions of Inspection. Buyer agrees that its entry onto the Property shall be subject to, and conducted in accordance with, all applicable laws and the rights of, any tenants or other parties in possession of or having a right to use or occupy all or any portion of the Property so as to minimize, to the extent reasonably possible to do so, any interference with the operations and occupancy of the Property and to minimize, to the extent reasonably possible to do so, any disturbance of Seller and any such tenants, occupants or users. Upon the completion of any such inspections and studies, Buyer, at its expense, shall repair any damage caused to the Property and remove all debris resulting from and all other material placed on the Combined Real Property, in connection with Buyer's inspections and studies. Seller or its representative shall have the right to accompany Buyer and its agents during any entry onto the Property by Buyer or its agents, and if Seller wishes to exercise such right, Seller shall make their representatives available at the reasonable times requested by Buyer for entry onto the Property.
Notwithstanding any general liability or other insurance that may be maintained by Buyer, Buyer shall indemnify Seller and defend and hold Seller harmless (using counsel selected by Buyer but reasonably satisfactory to Seller) from any and all Losses that Seller sustains or incurs by reason of or in connection with any entry onto the Property by Buyer or any of its agents, representatives or consultants, or any inspections, investigations studies or tests conducted on or with respect to the Property by Buyer or any of its agents, representatives or consultants; provided, however, that Buyer shall have no obligation to repair any damage caused by the acts or omissions of Seller, their agents or representatives or to remediate, contain, abate or control any pre-existing condition of the Property which existed prior to Buyer's entry thereon to the extent not exacerbated by Buyer's entry or investigations. This Section 5.3 will survive any termination of this Agreement.
Section 5.4    Notice of Certain Events.
(a)By Seller. Prior to the Closing Date or the termination of this Agreement pursuant to Article VIII, Seller will give Buyer prompt written notice of any of the following to the extent any person within the definition of Seller's Knowledge becomes aware of such event:
i.any Casualty Loss;
ii.the occurrence of any Condemnation or the commencement of any proceeding for a Condemnation relating to the Timberlands;
iii.initiation of any litigation by or against Seller with respect to the Property;
iv.any notice given or received by Seller or Molpus pursuant to the Timber Lease, the Louisiana Pacific Agreements, the Bel/Quatre Mineral Agreement or any Timber Sale Agreement; and
v.the occurrence of any event or circumstance that would cause any of Seller's representations and warranties in Article III to be incorrect in any material respect.

(b)By Buyer. Prior to the Closing Date or the termination of this Agreement pursuant to Article VIII, Buyer will give Seller prompt written notice of any of the following to the extent Buyer becomes aware of such event:
i.initiation of any material litigation against Buyer; and
ii.the occurrence of any event or circumstance that would cause any of Buyer's representations and warranties in Article IV to be incorrect in any material respect.
Section 5.5    Public Announcements; Confidentiality.
(a)No Recording. This Agreement (or a memorandum thereof) shall not be recorded by Buyer in any real property records.
(b)Certain Disclosures. Notwithstanding anything to the contrary set forth in clauses (c) and (d) below or the Confidentiality Agreement, except as required by applicable Law (including rules and regulations promulgated by the SEC) or stock exchange rules, Seller and Buyer shall consult with each other before issuing, and will provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release and other public announcement with respect to the transactions contemplated by this Agreement, including the time, form and content of such press release or public announcement, and shall not issue any such press release or make any such public announcement prior to such consultation; provided, however, that any disclosure required to be made under applicable Law, stock exchange rules or rules and regulations promulgated by the SEC may be made without such mutual agreement if a Party required to make such disclosure has determined in good faith that it is necessary to do so and has used commercially reasonable efforts, prior to the issuance of the disclosure, to provide the other Parties with a copy of the proposed disclosure and to discuss the proposed disclosure with the other Parties. Notwithstanding the foregoing, Buyer or its Affiliates may make any filing required by any rule or regulation promulgated by the SEC or any stock exchange; provided, that Buyer will use reasonable efforts to consult with Seller prior to making any such filings if such filings would disclose the names of any Affiliate of Seller other than Oklahoma Timber, LLC. Seller acknowledges that Buyer will be required to file a copy of this Agreement with the SEC as a “material contract.”
(c)Buyer Confidentiality Obligations. Except as otherwise expressly set forth herein, the provisions of the Confidentiality Agreement shall remain in effect until the Effective Time, at which time the Confidentiality Agreement shall terminate and be of no further force or effect.
(d)Seller's Confidentiality Obligations. (i) From and after the Closing until the second anniversary of the Closing, Seller agrees to treat and handle confidentially and not disclose to anyone (except its directors, officers, members, employees, attorneys, accountants or agents (“Representatives”), and Affiliates, and as otherwise permitted by this Agreement, the Information, whether acquired before or after the date of this Agreement. As used in this Agreement, “Information” means any confidential information related to any of the Property or Seller's ownership of the Property, including any such information contained in the Property Data and Records. The Information does not include information which (i) becomes generally available to the public, other than as a result of a disclosure by Seller or its Representatives or Affiliates; or (ii) becomes available to Seller after the Closing on a non-confidential basis from a source other than Buyer or its Affiliates or its or their Representatives, provided that such source is not bound by a confidentiality agreement with Buyer or any of its Affiliates.
i.Seller agrees that after the Closing the Information will not be used by Seller or its Affiliates other than for the purpose of performing its obligations under this Agreement and the Ancillary Agreements and winding up its ownership interest in the Property, and that such Information will be kept confidential by Seller. Seller agrees that it will make use of the Information only for the purposes specified in this Agreement. Seller agrees that it will not knowingly permit or facilitate such use by any other person or entity without the prior written consent of Buyer.
ii.In the event that Seller is requested or required by law to disclose any of the Information, it is agreed that Seller will provide Buyer with prompt prior notice of such request so that Buyer may seek an appropriate protective order and/or waive compliance with the provisions of this Agreement. If Buyer seeks a protective order with respect to the Information or any such other information, Seller will cooperate with and use its reasonable best efforts (at Buyer's cost) to assist Buyer in seeking such protective order. In the event that a protective order is not sought or obtained by Buyer, nothing contained in this Agreement shall prohibit Seller from disclosing the Information as requested or required.
Section 5.6    Property Data and Records.
(a)Delivery. No later than the Closing, Seller shall provide, or cause Molpus or its other representatives to provide, to Buyer (except for those items that are stored at locations included in the Property) copies of all data related to the description, operation and management of the Property and which is in the possession or control of Seller, its Affiliates, Molpus or Seller's other representatives. Such data includes maps, surveys, drawings, deeds, permits, property tax records, aerial photography, information relating to the mineral and subsurface rights and other land records, geographic information system data, records and information, forest inventory data, soil data, working files for proposed timber harvest and silvicultural activities, road maintenance plans, timber harvest records and other property records, environmental reports, property tax records, and Nursery and Orchard records, in each case related to the Property and whether in paper, electronic and/or other form, that are in Seller's possession or control, but excluding any internal memoranda, internal correspondence and valuation and performance calculations or analyses of Seller as well as any data subject to the attorney-client or other privilege (as reasonably and in good faith determined by Seller) (the “Property Data and Records”). Seller will provide all Property Data and Records in electronic form to the extent available.
(b)At least 30 days prior to Closing representatives of Seller, Molpus and Buyer will meet to discuss a transitioning plan for the Property Data and Records and transition services to be provided by Molpus at Buyer's request.
(c)Access. Without limiting in any way Seller's obligations under Section 5.6(a) above, (i) for a period of one (1) year after the Closing, Seller will provide Buyer with, and (ii) thereafter Seller will use reasonable efforts to cause Molpus to provide Buyer with, reasonable access, at Buyer's cost, to any property data and records then in Seller's possession to the extent such property data and records relate to the Property or the Assumed Liabilities (subject to the proviso set forth in Section 5.6(a)). Notwithstanding the foregoing, this Section 5.6(c) shall not obligate any Party to retain email for periods longer than those specified in its published document retention policy, as the same may be amended or modified from time to time.
(d)Return/Destruction. If this Agreement is terminated for any reason prior to the consummation of the Closing, Buyer shall return or destroy all Property Data and Records to Seller in accordance with the provisions of the Confidentiality Agreement, and the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.
Section 5.7    Required Consents. Each of the Parties shall cooperate, and use all commercially reasonable efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and other third parties necessary to consummate the transactions contemplated by this Agreement. In addition to the foregoing, Buyer agrees to provide such information as to financial capability, resources and creditworthiness as may be reasonably requested by any Person whose consent or approval is sought hereunder or in connection herewith, including, without limitation, the consent of MetLife under the First Mortgage Loan and Buyer further agrees, at Buyer's cost and expense, to execute and deliver to MetLife such instruments and documents as are required by the Mortgage Financing Documents or otherwise reasonably required by MetLife and customary to be delivered by an assignee in connection with a mortgage loan assumption, including legal opinions, and Seller agrees, at Seller's cost and expense, to execute and deliver to MetLife such instruments and documents as are required by the Mortgage Financing Documents or otherwise reasonably required by MetLife and customary to be delivered by an assignor in connection with a mortgage loan assignment. Notwithstanding the foregoing, nothing herein shall obligate or be construed to obligate any Party to make any payment to any Person in order to obtain the consent or approval of such Person or to transfer any Assumed Contract, Real Property Lease, Personal Property Lease, License, Timber Lease or Intangible Property in violation of its terms. With respect to any agreement for which any required consent or approval is not obtained prior to the Closing, each of Seller and Buyer shall use all commercially reasonable efforts to obtain any such consent or approval after the Closing until either such consent or approval has been obtained or Seller determines in good faith that such consent cannot reasonably be obtained. In addition, to the extent that any Assumed Contract, Real Property Lease, Personal Property Lease, License, Timber Lease or Intangible Property may not be assigned without the consent or approval of any Person, and such consent is not obtained prior to the Closing, Seller shall use all commercially reasonable efforts to provide Buyer with the same benefits (and Buyer shall be responsible for all corresponding obligations) arising under such Assumed Contract, Real Property Lease, Personal Property Lease, License, Timber Lease or Intangible Property, including performance by Seller (or Buyer if applicable) as agent, if legally permissible and commercially feasible; provided, however, that Buyer (or Seller, if applicable) shall provide Seller (or Buyer, if applicable) with such access to the premises, books and records and personnel as is reasonably necessary to enable Seller (or Buyer, if applicable) to perform its obligations under such Assumed Contracts, Real Property Leases, Personal Property Leases, Licenses, Timber Lease or Intangible Property and Buyer shall pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent Buyer would have been responsible therefor if such consent or approval had been obtained.
Section 5.8    Environmental Matters.
(a)Seller has provided a copy of each of the environmental site assessments identified in Section 5.8(a) of Seller's Disclosure Letter to Buyer (individually, a “Phase I Report” and collectively, the “Phase I Reports”) upon the following terms and conditions: (i) the Phase I Reports are provided for informational purposes only, without any representation or warranty by or on behalf of Seller as to the accuracy or completeness of the information contained therein; (ii) the Phase I Reports are subject to the terms and conditions of the Confidentiality Agreement; and (iii) no information contained in the Phase I Reports shall be deemed to obligate Seller to take any action, including action to remediate any condition described in the Phase I Reports. Buyer acknowledges receipt of the Phase I Reports and accepts delivery of the Phase I Reports upon the terms and conditions set forth herein.
(b)Environmental Objections.
i.Environmental Objection Procedure. Buyer shall have until the end of the thirtieth (30) day after the date of this Agreement (the “Environmental Review Period”) to cause environmental consultants to prepare one or more Phase I reports relating to the Property (“New Phase I Reports”) and to deliver to Seller written notice of the existence of an Applicable REC on any portion of the Combined Real Property. Promptly after becoming available and in any event prior to the Closing, Buyer will deliver, without representation, warranty or recourse of any nature, copies of the final New Phase I Reports to Seller. To the extent that

Buyer does not provide the foregoing notice during the Environmental Review Period or, with respect to any Applicable REC first disclosed in any update to Seller's Disclosure Letter pursuant to Section 5.8, within ten (10) days after receipt of such update, Buyer shall be deemed to have waived the right to provide such notice to Seller and any right to either apply the Determined Value for such Applicable REC against the New Issues Basket Amount pursuant to Section 1.7 or to terminate this Agreement pursuant to Section 8.1(e) based on any Determined Value for Applicable RECs. If Buyer gives notice to Seller of any Applicable RECs, at the request of either Seller or Buyer, the environmental consultant that prepared the New Phase I Report in which the Applicable REC is disclosed shall prepare an estimate of the remediation costs. For purposes of this estimate, the remediation costs shall be based on a Remediation, but will not include any costs associated with pending or threatened claims by third parties (other than claims by Governmental Authorities for a Remediation) described in the New Phase I Reports or any relevant update to Seller's Disclosure Letter pursuant to Section 5.8 related to such Applicable REC (“Pending Private REC Claims”). Upon receipt of such estimate, Buyer and Seller shall discuss this estimate and if Seller and Buyer agree on the amount of such costs, then such estimated costs (the “Estimated REC Costs”) will become final and binding on the Parties. If Seller and Buyer are unable to agree on the amount of such costs within five (5) Business Days of the environmental consultant's delivery of his calculation of the Estimated REC Costs, Seller and Buyer will refer the matter to a second environmental consultant, mutually acceptable to Buyer and Seller and each Party will, at a mutually agreed time within five (5) Business Days after referral of the matter to the second environmental consultant, simultaneously submit to the second environmental consultant and each other their respective calculations of the disputed portions of the estimated costs, and any necessary supporting documentation. Within ten (10) days of such submissions, the environmental consultant will select one of the two submissions (and shall not select any other amount) as being most representative of the disputed portion of the estimated costs and the submission so selected shall be final and binding on the Parties and such environmental consultant's calculation of the Estimated REC Costs shall be the final Estimated REC Costs for the purposes of Sections 1.7, 6.2(g), 6.3(f), 8.1(e) and 8.1(f). The costs and expenses of the environmental consultant in connection with the dispute resolution procedure set forth herein shall be paid by the non-prevailing Party. If the Estimated REC Costs for any particular Applicable REC are less than $25,000, then that Applicable REC will constitute a “Small Applicable REC” for purposes of this Agreement.
ii.Remedy for Environmental Objection. With respect to any Applicable REC, unless the Parties otherwise agree (for example, with an adjustment to the Purchase Price), Buyer's sole and exclusive remedy with respect to any such Applicable REC shall be the termination rights under Section 8.1(e) and the rights under Section 7.2(a)(i)(v) in respect of any Pending Private REC Claim.
Section 5.9    First Mortgage Loan.
(a)Promptly after the date hereof, Seller will contact MetLife to seek consent for the assumption of the First Mortgage Loan by Buyer or, if Buyer chooses to form one or more Buyer Subsidiaries, by the Buyer Subsidiaries and will submit a written request for a consent to assignment as provided in Section 3.9.7 of the Loan Agreement. Buyer will have a reasonable opportunity to review and comment on this consent request prior to submission to MetLife. Once Seller has received a response from MetLife, Seller and Buyer will jointly proceed to obtain such consent strictly in accordance with the requirements of the terms of the Mortgage Financing Documents and will use commercially reasonable efforts to obtain the release of Seller under the Mortgage Financing Documents on the basis set forth in Section 3.9.7(i) of the

Loan Agreement as well as the release at Closing of any escrows, reserves or other collateral of Seller not comprising the Property. Buyer shall make and submit such applications to MetLife for the assumption of the First Mortgage Loan by Buyer or the Buyer Subsidiaries, as applicable, as MetLife may reasonably require pursuant to the Loan Agreement.
Each of Seller and Buyer will work expeditiously and in good faith to obtain such consent and any such modifications to the First Mortgage Loan required by MetLife, or desired by Buyer solely to the extent modifications are necessary to allow MetLife to consent to the assumption and to reflect that one or more Buyer Subsidiaries or Buyer, as applicable, not Seller, will be the borrower under the First Mortgage Loan or required by Seller to evidence the release of Seller on the basis set forth in Section 3.9.7(i) of the Loan Agreement and of any collateral for the First Mortgage Loan not comprising the Property (including any receivables in respect of Timber to which Seller is entitled hereunder). Any such modifications or changes will be subject to Seller's approval only to the extent the modifications or changes would impose legally binding obligations on Seller. Buyer will not be obligated to deliver any documents or consent to any changes to the Mortgage Financing Documents to the extent the delivery of such documents or such changes would increase the obligations, or decrease the rights, of the “Borrower” under the Mortgage Financing Documents.
(b)In addition to implementing the transfer of the First Mortgage Loan to the Buyer Subsidiaries or Buyer, as applicable, as described above, Seller agrees that Buyer will have a period of forty-five (45) days during which it may seek other modifications to the Mortgage Financing Documents (“Additional Buyer Changes”). This 45-day period (the “MetLife Negotiation Period”) will commence when Seller delivers written notice to Buyer informing Buyer that it is free to contact MetLife. Seller will provide reasonable cooperation in setting up conference calls or requesting meetings at which representatives of MetLife and Buyer can discuss any such changes. Seller will be entitled to attend any such conference calls or meetings to monitor the discussions between MetLife and Buyer. Seller will also cooperate in signing any requested documentation in connection with implementing the Additional Buyer Changes if such documents do not create additional liability for Seller or adversely affect the releases referenced in Section 5.9(a). Buyer acknowledges that obtaining the Additional Buyer Changes is not a condition to Closing under this Agreement.
(c)Prior to the Closing Seller will not discuss with MetLife the transactions contemplated by this Agreement and the proposed modifications to the Mortgage Financing Documents without a representative of Buyer being present. Notwithstanding the foregoing, Seller shall retain the ability to contact and deal with MetLife with respect to the administration of the First Mortgage Loan and other matters related to the First Mortgage Loan unrelated to the consent to the assumption and Additional Buyer Changes without Buyer's consent, approval or participation.
(d)Prior to the Closing Seller will not amend or waive any provisions of the Mortgage Financing Documents without Buyer's prior written consent, to the extent such amendment or waiver would alter any of the terms of the Mortgage Financing Documents or impose legally binding obligations on Buyer.
(e)At Closing (and in addition to the execution and delivery of all instruments and documents necessary to consummate the assumption of the First Mortgage Loan as described in paragraph (a) above), Buyer shall make or cause the Buyer Subsidiaries to make such replacement deposits into reserve and escrow accounts (not to exceed the amount of Seller's reserves being replaced thereby) as are required by MetLife under the Mortgage Financing Documents to replace deposits and reserves made by Seller prior to Closing. Such deposits and collateral shall be made by Buyer without reduction or adjustment to the Purchase Price.
(f)Although obtaining the release of Seller from its obligations under the Mortgage Financing Documents is not a condition to either Party's obligations to consummate the Closing under this Agreement, as described in paragraph (a) above Buyer and Seller will use commercially reasonable efforts to obtain such release. In the event this release is not obtained, Buyer acknowledges that Seller is retaining, and not transferring to Buyer, any claim it may have against MetLife for failure to deliver such release and Seller shall not be required to represent or warrant that it does not have such claims or release such claims as part of the loan assumption process.
Section 5.10    Title Insurance Matters.
(a)Title Commitments and Policies. Seller has provided to Buyer title commitments from the Title Company for the issuance of one or more Title Policies on the Owned Real Property and the leasehold interest under the Timber Lease (individually, a “Title Commitment” and collectively, the “Title Commitments”). Buyer acknowledges that, as of the date of this Agreement, Buyer has been provided with all of the Title Commitments (without implying that such Title Commitments satisfy the requirements for Title Policies as set forth on Schedule A), but not Completed Title Commitments. Seller shall use commercially reasonable efforts to obtain (or cause the Title Company to obtain) a legible copy of each vesting deed and recorded documentary exception and appurtenance referred to in the Title Commitments and to cooperate with Buyer in its efforts to obtain the same. At or prior to Closing, Seller shall satisfy all of the requirements set forth in Schedule B - Section 1 and I of the Title Commitments that are specifically applicable to Seller or that Seller has otherwise agreed to pay or perform in accordance with the provisions of this Agreement. At or prior to Closing, Buyer shall satisfy all of the requirements set forth in Schedule B - Section 1 and I of the Title Commitments as of the date hereof that are specifically applicable to Buyer or that Buyer has otherwise agreed to pay or perform in accordance with the provisions of this Agreement. For purposes of this Agreement, any requirements set forth in Schedule B - Section 1 and I of the Title Commitments that refer to Rayonier Operating Company LLC shall be deemed to refer to the applicable Buyer Subsidiary.
(b)No Surveys. As soon as practicable after the date hereof but in no event later than September 19, 2011, Seller shall provide to Buyer copies of any existing surveys of the Combined Real Property or portions thereof in Seller's possession or control. Seller shall not be obligated to perform any new survey of all or any part of the Combined Real Property to Buyer. Buyer agrees that the obtaining of any survey of the Combined Real Property or any portion thereof shall not be a condition precedent to Buyer's obligation to consummate the transactions contemplated by this Agreement or the Ancillary Agreements and that any new survey obtained by Buyer shall be at its sole cost and expense.
(c)Title Expenses. As provided in Section 2.3, Seller shall be responsible for the costs associated with (i) the title examinations and the issuance of the Title Commitments and the premiums payable in connection with the issuance of the Title Policies (including standard coverage premiums) and (ii) the issuance of any endorsements to MetLife's existing loan title insurance policies or the issuance of any new loan title insurance policies requested by MetLife (except that, in the case of (i) above, Seller shall be responsible for one-half of any premium costs in excess of the standard coverage premiums for the Title Policies (including costs, if any, allocable to any endorsements or extended coverage requested by Buyer), provided that Seller's liability for its share of such excess premium costs with respect to (y) the Title Policies under this Agreement and (z) the Title Policies (as defined in the Oklahoma Purchase Agreement) shall not exceed $55,000 in the aggregate, and Buyer shall be responsible for any portion of such excess premium costs that is not Seller's responsibility).
(d)Access. Seller shall use commercially reasonable efforts (at no additional cost or liability to Seller) to cause the Title Company to affirmatively insure in the Title Policies access to those portions of the Combined Real Property which are listed in Section 1.4(l) of Seller's Disclosure letter as to which (i) permission to access has been granted verbally or in writing or (ii) Seller has otherwise historically enjoyed access, in each case.
Section 5.11    Molpus. Seller acknowledges that Buyer does not intend to assume any Contract relating to the retention of Molpus as property manager or in any other capacity with respect to the Combined Real Property, and Seller will be responsible for terminating Molpus' engagement with respect to the Combined Real Property and any related expenses and Buyer acknowledges and agrees that the Property does not include personal property of Molpus or intellectual property or proprietary data owned or licensed by Molpus and used in connection with the operation and management of the Property in connection with such engagement. At Buyer's request delivered at least thirty (30) Business Days prior to the Closing, Seller will authorize Molpus to make itself available for up to sixty (60) days after the Closing to assist Buyer in transition activities, all on a time and materials basis at Buyer's expense.
Section 5.12    Update of Schedules.
(a)Seller will be permitted to deliver updates to Seller's Disclosure Letter to provide any additional information required to update or correct the information contained therein in response to the representations and warranties in Article III. Seller will deliver the first update to Seller's Disclosure Letter no later than September 30, 2011. As set forth in Section 1.7, Seller and Buyer will meet to discuss the Determined Value with respect to certain new matters set forth in Seller's Disclosure Letter.
(b)Seller's Disclosure Letter will be deemed to have been updated for purposes of the condition set forth in Section 6.2(a) and Seller's indemnification obligations in Section 7.1(a)(i) to reflect any updated disclosure delivered pursuant to paragraph (a) above related to any matter set forth in Seller's Disclosure Letter. In addition, Sections 3.14(a), (b), (d) and (e) of Seller's Disclosure Letter will be deemed to have been updated for all purposes under this Agreement to include disclosure of all the specific matters (but not disclosures about environmental risks generally) set forth in either the Phase I Reports or the New Phase I Reports.
Section 5.13    Timber Lease. If Seller receives any notice from the lessor under the Timber Lease that triggers any right of first offer of Seller thereunder, Seller shall promptly provide Buyer with a copy of such notice. Within fifteen (15) days of Buyer's receipt of such notice, Buyer shall direct Seller whether or not to exercise such offer right, and Seller shall comply with Buyer's direction. If Buyer directs Seller to exercise such offer right, Buyer shall reimburse Seller at Closing for the amount of any purchase price and closing costs paid by Seller to acquire the real property offered by the Timber Lease lessor and such real property shall become subject to the terms and conditions of this Agreement upon Seller's acquisition thereof. If, as a result of any Casualty Loss, Condemnation, force majeure event, drilling for Minerals or other circumstance set forth in the Timber Lease, Seller has the option under the Timber Lease to release all or a portion of the affected Timberlands from the Timber Lease, then Seller shall promptly notify Buyer of the same.  Within fifteen (15) days of Buyer's receipt of such notice, Buyer shall direct Seller whether or not to exercise such option, and Seller shall comply with Buyer's direction.
ARTICLE VI
CONDITIONS PRECEDENT
Section 6.1    Conditions to Obligations of Each Party to Close. The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:
(a)Waiting Periods. All waiting periods (and any extension thereof) under Regulatory Law applicable to the transactions contemplated by this Agreement shall have expired or been earlier terminated and neither the Department of Justice nor the Federal Trade Commission shall have taken any action to enjoin or delay (for a period of longer than one hundred twenty (120) days) the consummation of the transactions contemplated by this Agreement.
(b)No Injunction. There shall be no injunction, restraining order or decree of any nature of any court or Governmental Authority that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or imposes conditions on such consummation not otherwise provided for herein.
(c)No Investigation. No Party shall have been advised by any United States federal or state government agency (which advisory has not been officially withdrawn on or prior to the Closing Date) that such government agency is investigating the transactions contemplated by this Agreement to determine whether to file or commence any litigation that seeks or would seek to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
(d)Oklahoma Purchase Agreement. All conditions precedent to the closing under the Oklahoma Purchase Agreement shall have been met (other than those conditions that by their nature are to be satisfied at closing) and the closing shall be ready to and shall occur concurrently with the Closing under this Agreement.
Section 6.2    Conditions to Obligations of Buyer to Close. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:
(a)Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct, without regard to “materiality” or “Material Adverse Effect” or similar qualifications in any such representation and warranty, as of the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct as so made does not have and would not be reasonably likely to have, in each case individually or in the aggregate, a Material Adverse Effect or a material adverse effect on Seller's ability to perform its obligations under this Agreement and the Ancillary Agreements.
(b)Agreements and Covenants. Seller shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by Seller on or prior to the Closing.
(c)Consents. All material consents, authorizations, estoppels, registrations or approvals of or with any Governmental Authority or other Person required in connection with the consummation of the transactions contemplated by this Agreement, each of which is set forth in Section 6.2(c) of Seller's Disclosure Letter as of the date of this Agreement, to have been filed, made, given or obtained by Seller or its Affiliates shall have been filed, made, given or obtained and copies thereof shall have been delivered to Buyer; provided, however, that the obligation of Buyer to consummate the transactions contemplated by this Agreement shall not be subject to the satisfaction or waiver of the condition set forth in this Section 6.2(c) if Buyer fails to satisfy its obligations under Section 5.1(c) and such failure caused Seller to fail to meet the condition set forth in this Section 6.2(c).
(d)First Mortgage Loan. The MetLife Negotiation Period shall have expired and MetLife shall have consented to the assumption of the First Mortgage Loan by one or more of the Buyer Subsidiaries or, if Buyer chooses not to use Buyer Subsidiaries, Buyer in accordance with Section 5.9, with any modifications in a form satisfactory to Buyer to the extent such modifications would change the obligations of the “Borrower” under the Loan Agreement or otherwise impose legally binding obligations on Buyer (including modifications necessary to allow MetLife to consent to the assumption and to reflect Buyer's structure) that are different from the existing obligations.
(e)Seller Deliveries. Seller shall have tendered for delivery or caused to be tendered for delivery to Buyer or Buyer Subsidiaries the items set forth in Section 2.2(b).

(f)Title Policies. The Title Company shall have issued (or, at Buyer's election, irrevocably and unconditionally committed to issue) final Title Policies in the form of hand-marked pro forma Title Policies having the terms, provisions, modifications, coverages (including, but not limited to, affirmative, reinsurance and coinsurance coverages) and endorsements as set forth on or contemplated by Schedule A as reasonably approved by Buyer. This condition shall not apply to the extent that the Title Company will not issue (or irrevocably and unconditionally commit to issue) such final Title Policies due to the Buyer's failure to satisfy all of the requirements set forth in Schedule B - Section 1 and I of the Title Commitments as of the date hereof that are specifically applicable to Buyer or that Buyer has otherwise agreed to pay or perform in accordance with the provisions of this Agreement.
(g)Pre-Closing Issues. The aggregate Determined Value of all Pre-Closing Issues (including the agreed upon Determined Value of the items set forth on Sections 1.7(a) and 1.7(b) of Seller's Disclosure Letter as of the date of this Agreement plus the corresponding amount of “Determined Values” under the Oklahoma Purchase Agreement), but excluding any amount related to Small Matters under this Agreement or the Oklahoma Purchase Agreement and excluding any matters described in Section 1.7(d) of this Agreement or Section 1.7(d) of the Oklahoma Purchase Agreement, shall not exceed $3,000,000.
(h)Seller Guarantor. Buyer shall have received a written guarantee (the “Seller Guaranty”) of Seller's obligations under this Agreement and the Ancillary Agreements, in the form of Exhibit G hereto, from a creditworthy Affiliate of Seller reasonably satisfactory to Buyer (“Seller Guarantor”).
Section 6.3    Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:
(a)Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct, without regard to “materiality” or similar qualifications in any such representation and warranty, as of the Closing as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct as so made does not have and would not be reasonably likely to have, in each case individually or in the aggregate, a material adverse effect on the ability of Buyer to perform its obligations under or consummate the transactions contemplated by this Agreement.
(b)Agreements and Covenants. Buyer shall have performed or complied with, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.
(c)Consents. The consents, authorizations, registrations or approvals of or with Governmental Authorities or any other Person required in connection with the consummation of the transactions contemplated by this Agreement, each of which is set forth in Section 6.3(c) of the Buyer Disclosure Letter delivered to Seller by Buyer on the date of this Agreement, to have been filed, made, given or obtained by Buyer or its Affiliates shall have been filed, made, given or obtained and copies thereof shall have been delivered to Seller; provided, however, that the obligation of Seller to consummate the transactions contemplated by this Agreement shall not be subject to the satisfaction or waiver of the condition set forth in this Section 6.3(c) if Seller fails to satisfy its obligations under Section 5.1(c) and such failure caused Buyer to fail to meet the condition set forth in this Section 6.3(c).
(d)First Mortgage Loan. MetLife shall have consented to the assumption of the First Mortgage Loan by one or more of the Buyer Subsidiaries, or, if Buyer chooses not to use Buyer Subsidiaries, by Buyer.
(e)Deliveries. Buyer shall have tendered for delivery or caused to be tendered for delivery to Seller the items set forth in Section 2.2(c).

(f)Pre-Closing Issues. The aggregate Determined Value of all Pre-Closing Issues (including the agreed upon Determined Value of the items set forth in Sections 1.7(a) and 1.7(b) of Seller's Disclosure Letter as of the date of this Agreement plus the corresponding amount of “Determined Values” under the Oklahoma Purchase Agreement), but excluding any amount related to Small Matters under this Agreement or the Oklahoma Purchase Agreement and excluding any matters described in Section 1.7(d) of this Agreement or Section 1.7(d) of the Oklahoma Purchase Agreement, shall not exceed $3,000,000, unless Buyer agrees in writing that all of the Pre-Closing Issues (including the Pre-Closing Issues with a Determined Value over $3,000,000) will not be subject to Seller's indemnification obligations under Article VII.
ARTICLE VII
SURVIVAL; INDEMNIFICATION
Section 7.1    Survival of Representations and Covenants; Limitations on Recourse to Parties.
(a)Except as otherwise set forth in this Article VII, all (i) representations and warranties made in this Agreement shall survive for a period of eighteen (18) months after the Closing Date, and (ii) all agreements or covenants made in this Agreement to be performed prior to or at Closing shall survive indefinitely; provided, that:
(u)    claims for the breach of the representations, warranties and covenants in Sections 1.8 (insofar as it relates to Taxes), 3.8 and 11.16 must first be asserted prior to the expiration of the applicable Tax statute of limitations plus sixty (60) days;
(v)    any claims for indemnification under Section 7.2(a)(ii) or Section 7.3(a)(ii) (including with respect to claims for breach of any covenant in Section 1.8 unrelated to Taxes) must first be asserted prior to the expiration of eighteen (18) months after the Closing Date;
(w)    any claims for indemnification under Section 7.2(a)(i) relating to a breach of the representations and warranties in Section 3.14 must first be asserted on or before the second anniversary of the Closing Date;
(x)    any claims for indemnification under Section 7.2(a)(v) must first be asserted on or before the fourth anniversary of the Closing Date; and
(y)    any claims for indemnification under Section 7.2(a)(i) or Section 7.3(a)(ii) relating to the representations and warranties in Sections 3.1, 3.2, 3.3, 4.1, 4.2 and 4.3, any claims for indemnification under Section 7.2(a)(iii) or Section 7.3(a)(iii) relating to all covenants and agreements to be performed after the Closing (including with respect to claims for breach of any covenant in Section 1.8 unrelated to Taxes) and any claims for indemnification under Sections 7.2(a)(iii), (iv) and (vi) and Section 7.3(a)(iii), (iv), (v) and (vi) must first be asserted not later than the fourth anniversary of the Closing Date.
The period during which a particular representation or warranty or covenant or indemnity survives is referred to herein as the (the “Indemnity Claim Period”). For the avoidance of doubt, all claims related to Taxes shall be subject to the Indemnity Claim Period specified in Section 7.1(a)(u).
(b)After the applicable Indemnity Claim Period, the Parties agree that no claims or causes of action may be brought against any Party, directly or indirectly, based upon any of the applicable representations and warranties, covenants and indemnities contained in this Agreement.
Section 7.2    Seller's Agreement to Indemnify.

(a)Subject to the terms and conditions set forth herein, from and after the Closing, Seller shall indemnify and hold harmless Buyer and any Buyer Subsidiaries, and their respective directors, officers, employees, Affiliates, controlling persons, agents, partners, members and representatives and their successors and assigns (collectively, the “Buyer Indemnitees”) from and against all liability, demands, claims, actions or causes of action, assessments, damages, costs and expenses (including costs of investigation and reasonable attorneys' fees and expenses, but excluding all punitive, incidental, indirect, special or consequential damages (unless payable to a third party)) (collectively, the “Buyer Damages”) actually incurred by any Buyer Indemnitee as a result of, arising out of or relating to:
i.the failure of any representation or warranty of Seller made to Buyer set forth in this Agreement or any Ancillary Agreement to be true and correct as of the date made or as of the Closing;
ii.subject to Section 2.2(f), a breach of any covenant of Seller in this Agreement that contemplates performance or compliance on or prior to the Closing Date;
iii.a breach of any covenant of Seller set forth in this Agreement or any Ancillary Agreement that contemplates performance or compliance after the Closing Date (which, for the sake of clarity, does not include Seller's obligation to deliver the Deeds to Buyer or Buyer Subsidiaries at Closing (subject to Section 2.2(f)), but does include any warranty or other covenant under such Deeds);
iv.all liabilities and obligations relating to the following:
1.any liabilities relating to or secured by any Monetary Liens, other than the First Mortgage Loan;
2.any accounting, transactional, brokerage or other expenses relating to the negotiation and consummation of the transactions contemplated in this Agreement to be paid by or on behalf of Seller;
3.any other expenses or costs that, pursuant to the terms and of this Agreement or any Ancillary Agreement are to be borne by Seller;
4.any claim arising under or relating to any of the Personal Property Leases, the Licenses, the Assumed Contracts, the Real Property Leases and the Timber Lease and relating to the period of performance prior to the Closing Date; and
5.any claim asserted by Molpus and related to or arising out of its engagement by Seller or Seller's Affiliates.
v.Any claims of third parties (including any Governmental Authority) and relating to or arising out of the pre-Closing ownership or operation by Seller of the Combined Real Property, including with respect to any New Disclosure Issue of the type described in Section 1.7(d) but excluding any Environmental Matters (other than any Pending Private REC Claims) and any Assumed Liabilities (collectively, “Pre-Closing Third Party Claims”); and
vi.Any claim of MetLife under the Mortgage Financing Documents and relating to or arising out of any failure by Seller to perform any obligations prior to Closing under any of the Mortgage Financing Documents or the occurrence of any event or the existence of any circumstance prior to Closing which with the delivery of notice, the passage of time or both, would constitute a breach or default under any Mortgage Financing Documents (“Pre-Closing Mortgage Claims”).

For purposes of the indemnity set forth in Section 7.2(a)(i) and (ii) above, the existence and extent of any failure or breach shall be determined without reference to any materiality qualifiers (“Material Adverse Effect,” “in all material respects” and similar qualifiers) contained in the text of the applicable representation, warranty or covenant. If any matter could be asserted as an indemnification claim under one or more of the clauses set forth above in this paragraph (a), the Buyer Indemnitees shall be free to pick and choose the clauses under which they assert such claim, and may assert such claim under multiple clauses, but will not be entitled to collect multiple recoveries for the same underlying matter.
(b)Buyer agrees that, except as provided in Sections 11.13 and 11.14, the indemnification provided in this Section 7.2 is the exclusive remedy after the Closing Date for a breach by Seller of any representation, warranty, agreement or covenant contained in this Agreement or any Ancillary Agreement and is in lieu of any and all other rights and remedies that Buyer may have under this Agreement or any Ancillary Agreement or otherwise for monetary relief or equitable relief with respect to the matters described in Section 7.2(a)(i) through (vi) above. There shall be no indemnification for a breach of any representation, warranty, agreement or covenant or other matter described in Section 7.2(a) to the extent that a Purchase Price adjustment has been made with respect to such matter pursuant to Section 1.6.
(c)The obligations of Seller to indemnify Buyer Indemnitees pursuant to Section 7.2(a) are subject to the following limitations:
i.No indemnification shall be made by Seller with respect to any claim made pursuant to Section 7.2(a)(i) or Section 7.2(a)(ii) (excluding pre-Closing covenants relating to adjustments to the Purchase Price) unless the aggregate amount of Buyer Damages under all claims made pursuant to Section 7.2(a)(i) and Section 7.2(a)(ii) (excluding pre-Closing covenants relating to adjustments to the Purchase Price) exceeds an amount equal to $300,000 (the “Basket Amount”) and, in such event, indemnification shall be made by Seller only to the extent Buyer Damages under the applicable provisions of this Agreement exceed, in the aggregate, the Basket Amount. Notwithstanding the foregoing, any claim for breach of the representations and warranties (and indemnity related thereto) in Sections 3.1, 3.2 and 3.3, will not be subject to the Basket Amount and no claim for indemnification under Section 7.2(a)(iii) - (vi) will be subject to the Basket Amount.
ii.In no event shall the aggregate obligation of Seller to indemnify Buyer Indemnitees pursuant to Section 7.2(a)(i) or Section 7.2(a)(ii) (excluding pre-Closing covenants relating to adjustments to the Purchase Price) exceed $21,120,000 (the “Basic Cap”). In no event shall Seller's liability to Buyer Indemnitees under this Agreement with respect to Pre-Closing Third Party Claims exceed $176,000,000 (the “Third Party Claims Liability Cap”). In no event shall the aggregate obligation to indemnify Buyer with respect to the Pre-Closing Mortgage Claims exceed the MetLife Makewhole Amount. In addition, after the Closing all liabilities of Seller (and Seller Guarantor under the Seller Guaranty) to Buyer Indemnitees under this Agreement shall not exceed $220,000,000 in the aggregate (the “Overall Liability Cap”), including, without limitation, any indemnification obligations pursuant to this Section 7.2 and payment by Seller of the MetLife Makewhole Amount pursuant to Section 7.2(c)(iii). Any and all amounts paid by Seller to Buyer Indemnitees under this Article VII shall be counted once and shall be counted against the Overall Liability Cap and any amounts paid by the Seller Guarantor under the Seller Guaranty shall be considered as payment made against the Overall Liability Cap.
iii.If MetLife asserts in writing any Pre-Closing Mortgage Claim after the Closing and also that any “Event of Default” has occurred under any of the MetLife Mortgage Documents, resulting from such Pre-Closing Mortgage Claim, then at Buyer's election (i) at the request of Seller and to the extent permitted under the MetLife Mortgage Documents and without waiver of any claim that Seller or Buyer may have against MetLife relating to or arising from any such Pre-Closing Mortgage Claim or Event of Default, within sixty (60) days after such request Buyer will prepay (or pay, if the First Mortgage Loan has been accelerated) in full the amounts outstanding under the MetLife Mortgage Documents provided that Seller has provided to Buyer on or before the date Buyer delivers its notice of prepayment or payment, as applicable, the funds required to pay the MetLife Makewhole Amount or (ii) in exchange for payment by Seller to Buyer of the MetLife Makewhole Amount, Buyer will agree in writing to indemnify Seller for all liabilities and obligations relating to the MetLife Mortgage Documents, including any Pre-Closing Mortgage Claims.
iv.Seller shall be obligated to indemnify Buyer Indemnitees only for those claims giving rise to Buyer Damages as to which the Buyer Indemnitees have given Seller written notice prior to the end of the pertinent Indemnity Claim Period, in the event that the Indemnity Claim Period applies to such Buyer Damages. Any written notice delivered by a Buyer Indemnitee to Seller with respect to Buyer Damages shall set forth, with as much specificity as is reasonably practicable, the basis of the claim for Buyer Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.
Section 7.3    Buyer's Agreement to Indemnify.
(a)Subject to the terms and conditions set forth herein, from and after the Closing, Buyer shall indemnify and hold harmless each of Seller and Seller's managers, partners, employees, Affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Seller Indemnitees”) from and against all liability, demands, claims, actions or causes of action, assessments, damages, costs and expenses (including costs of investigation and reasonable attorneys' fees and expenses, but excluding all punitive, incidental, indirect, special or consequential damages (unless payable to a third party)) (collectively, the “Seller Damages”) actually incurred by any Seller Indemnitee as a result of or arising out of:
i.the failure of any representation or warranty of Buyer made to Seller set forth in this Agreement or any Ancillary Agreement to be true and correct as of the date made as of the Closing;
ii.a breach of any covenant of Buyer in this Agreement that contemplates performance or compliance on or prior to the Closing Date;
iii.a breach of any covenant of Buyer or any Buyer Subsidiary set forth in this Agreement or any Ancillary Agreement that contemplates performance or compliance after the Closing Date;
iv.the Assumed Liabilities;
v.any accounting, transactional, brokerage or other expenses relating to the negotiation and consummation of the transactions contemplated in this Agreement by or on behalf of Buyer; or
vi.any claims of third parties (including any Governmental Authorities) and related to or arising out acts or omissions that occur post-Closing in connection with the Combined Real Property (“Post-Closing Third Party Claims”).
For purposes of the indemnity set forth in Section 7.3(a)(i) and (ii) above, the existence and extent of any failure or breach shall be determined without reference to any materiality qualifiers (“Material

Adverse Effect,” “in all material respects” and similar qualifiers) contained in the text of the applicable representation, warranty or covenant. If any matter could be asserted as an indemnification claim under one or more of the clauses set forth above in this paragraph (a), the Seller Indemnitees shall be free to pick and choose the clauses under which they assert such claim, and may assert such claim under multiple clauses, but will not be entitled to collect multiple recoveries for the same underlying matter.
(b)Seller agrees that, except as provided in Sections 11.13 and 11.14, the indemnification provided in this Section 7.3 is the exclusive remedy after the Closing Date for a breach by Buyer of any representation or warranty or covenant contained in this Agreement or any Ancillary Agreement and is in lieu of any and all other rights and remedies which Seller may have under this Agreement or any Ancillary Agreement or otherwise for monetary relief or equitable relief with respect to Sections 7.3(a)(i) through (vi) above.
(c)Buyer's obligations to indemnify the Seller Indemnitees pursuant to Section 7.3(a) hereof are subject to the following limitations:
i.No indemnification shall be made by Buyer with respect to any claim made pursuant to Section 7.3(a)(i) or Section 7.3(a)(ii) (excluding pre-Closing covenants relating to adjustments to the Purchase Price) unless the aggregate amount of Seller Damages under all claims made pursuant to Section 7.3(a)(i) or Section 7.3(a)(ii) (excluding pre-Closing covenants relating to adjustments to the Purchase Price) exceeds the Basket Amount and, in such event, indemnification shall be made by Buyer only to the extent Seller Damages under the applicable provisions of this Agreement exceed, in the aggregate, the Basket Amount. Notwithstanding the foregoing, any claim for breach of the representations and warranties (and indemnity related thereto) in Sections 4.1, 4.2 and 4.3 will not be subject to the Basket Amount and any claim under Sections 7.3(a)(iii) - (vi) will not be subject to the Basket Amount.
ii.In no event shall Buyer's aggregate obligation to indemnify the Seller Indemnitees pursuant to Section 7.3(a)(i) or Section 7.2(a)(ii) (excluding pre-Closing covenants relating to adjustments to the Purchase Price) exceed the Basic Cap. In no event will Buyer's aggregate obligation to indemnify Seller Indemnitees under Section 7.3(a)(vi) with respect to Post-Closing Third Party Claims exceed the Third Party Claims Cap. In addition, after the Closing, all liabilities of Buyer to Seller Indemnitees under this Agreement including without limitation any indemnification obligation pursuant to this Section 7.3, shall not exceed, in the aggregate, the Overall Liability Cap.
iii.Buyer shall be obligated to indemnify the Seller Indemnitees only for those claims giving rise to Seller Damages as to which the Seller Indemnitees have given Buyer written notice prior to the end of the Indemnity Claim Period, in the event that the Indemnity Claim Period applies to such Seller Damages. Any written notice delivered by a Seller Indemnitee to Buyer with respect to Seller Damages shall set forth, with as much specificity as is reasonably practicable, the basis of the claim for Seller Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.
Section 7.4    Procedures.
(a)General. Any party seeking indemnification (the “Indemnified Party”) shall promptly notify the other party hereto obligated to provide indemnification hereunder (the “Indemnifying Party”) of any Loss or Losses, claim or breach, including any claim by a third party, that might give rise to indemnification hereunder (with such notification referred to as a “Claim Certificate”) and shall thereafter be entitled to update the Claim Certificate from time to time, provided, however, that no delay on the part of the Indemnified

Party in notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligations hereunder, except to the extent that the Indemnifying Party has been materially prejudiced thereby, and then only to such extent. If the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall deliver a written notice to such effect to the Indemnified Party within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate. Thereafter, the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties within thirty (30) days of receipt of such Claim Certificate with respect to each of such claims to which the Indemnifying Party has objected. If the Indemnified Party and the Indemnifying Party agree with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement. Should the Indemnified Party and the Indemnifying Party fail to agree as to any particular item or items or amount or amounts, then the Indemnified Party shall be entitled to pursue its available remedies for resolving its claim for indemnification.
(b)Third-Party Claims. Promptly after the assertion by any third-party (including by any Governmental Authority) of any claim against any Indemnified Party (a “Third-Party Claim”) that, in the judgment of such Indemnified Party, may result in the incurrence of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Indemnifying Party a written notice describing in reasonable detail such Third-Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligations hereunder, except to the extent that the Indemnifying Party has been materially prejudiced thereby, and then only to such extent. The Indemnifying Party will have the right to assume the defense of any Third-Party Claim with counsel reasonably acceptable to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third-Party Claim, the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third-Party Claim, subject to paragraph (c) below. The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third-Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.
(c)Settlement of Third-Party Claims. Notwithstanding the foregoing provisions of this Section 7.4, (i) no Indemnifying Party shall be entitled to settle any Third-Party Claim without the Indemnified Party's prior written consent unless the Third-Party Claim is solely a claim for money damages and as part of such settlement the Indemnified Party is released in writing from all liability with respect to such Third-Party Claim and the terms of such settlement do not impose any obligations or restrictions on the Indemnified Party, and (ii) no Indemnified Party shall be entitled to settle any Third-Party Claim without the Indemnifying Party's prior written consent unless as part of such settlement the Indemnifying Party is released in writing from all liability with respect to such Third-Party Claim, other than the related claim for indemnification under this Article VII.
(d)Notwithstanding the foregoing, Sections 7.4(b) and (c) shall not apply to claims related to Taxes, which shall not be considered “Third-Party Claims” and which shall be governed exclusively by Section 7.4(a) in accordance with the procedures set forth in Section 11.16.
Section 7.5    Method and Manner of Paying Claims; Set-Off. Subject to the Indemnifying Party's right pursuant to Section 7.4 to defend, negotiate, compromise and settle a Third-Party Claim, the amount of any Claim shall be paid by the Indemnifying Party forthwith on demand. Any amounts owed by the Indemnifying Party to the Indemnified Party (whether under this Agreement or otherwise) may be set off in satisfaction of amounts owed by the Indemnified Party to the Indemnifying Party or one of its Affiliates (whether under this Agreement or otherwise) and vice versa.

Section 7.6    Miscellaneous Provisions.
(a)Adjustment to Purchase Price. Any payments made pursuant to the indemnification provisions of this Article VII shall be deemed to be adjustments to the Initial Purchase Price and the Parties shall treat them as such for all purposes unless otherwise required by Law.
(b)Definition of Loss. “Loss” means any loss, cost, damage, expense, payment, liability or obligation incurred or suffered with respect to the act, omission, fact or circumstance with respect to which such term is used, including: (i) related attorneys', accountants' and other professional advisors' fees and expenses, including those as to investigation, prosecution or defense of any claim or threatened claim including any attorneys' fees and expenses in connection with one or more appellate or bankruptcy proceedings arising out of any such claim; and (ii) amounts paid in settlement of a dispute with a Person not a Party that if resolved in favor of such Person would constitute a matter to which a Party is indemnified pursuant to this Agreement, even though such settlement does not acknowledge that the underlying facts or circumstances constitute a breach of a representation and warranty or other indemnified matter. Notwithstanding the foregoing, “Loss” does not include any punitive damages; provided, however, that in the case of a Third Party Claim, “Loss” includes the total amount of any judgment and any other award payable to a Person other than a Party, a successor or assign of a Party, or a Buyer Indemnitee or a Seller Indemnitee pursuant to the Third Party Claim, irrespective of the nature or categorization of damages.
(c)No Prejudice. Except as provided in Section 5.12(b) with respect to proposed or deemed updates to Seller's Disclosure Letter, that, pursuant to Section 5.12(b) become effective for purposes of the condition set forth in Section 6.2(a) and Seller's indemnification obligations in Section 7.2(a)(i), the representations, warranties, covenants and obligations of Seller and Buyer, and the rights and remedies that may be exercised by the Buyer Indemnitees and the Seller Indemnitees, as applicable, based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by Buyer or Seller or any agent of Buyer or Seller with respect to, or any knowledge acquired (or capable of being acquired) by Buyer or Seller or any agent of Buyer or Seller at any time, whether before or after the Closing, with respect to the accuracy or inaccuracy of or compliance with or performance of any such representation, warranty, covenant or obligation, and no Buyer Indemnitee or Seller Indemnitee, as applicable, shall be required to show that it relied on any (and each Buyer Indemnitee and Seller Indemnitee, as applicable, shall be deemed to have relied on each) such representation, warranty, covenant or obligation of Seller or Buyer, as applicable, in order to be entitled to indemnification pursuant to this Article VII.
(d)Exclusive Remedy. Each of the Parties agrees that, except for the purchase price adjustment provisions in Section 1.6 and except as provided in Section 11.13 and Section 11.14, if the Closing occurs the indemnification provided in this Article VII and Section 11.16 is the exclusive remedy for a breach by any Party of any representation, warranty, agreement or covenant contained in this Agreement or any Ancillary Agreement and is in lieu of any and all other rights and remedies that any other Party may have under this Agreement or any Ancillary Agreement or otherwise for monetary relief or equitable relief.
Section 7.7    Buyer's Release of Seller.
(a)Except for any rights under this Agreement or any Ancillary Agreement and rights under Seller Guaranty, effective upon consummation of the Closing Buyer on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller's Affiliates, the partners, trustees, beneficiaries, shareholders, members, directors, officers, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including attorneys' fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Property, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever, including all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Property and Hazardous Materials on, under or about the Property, including any Environmental Matters, or (ii) any law or regulation applicable to the Property, including Environmental Laws, or Environmental Matters.
(b)To the fullest extent permitted by applicable Law, effective upon consummation of the Closing, Buyer hereby waives the benefit of any Law which provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor. Buyer represents and warrants to Seller that it has read and knows and understands the contents of the release contained in this Section 7.7 and that it has made this release and executed this Agreement voluntarily after consulting with counsel of its choosing. Buyer understands that it cannot proceed against Seller with respect to the matters released herein.
(c)The release and waivers by Buyer contained in this Section 7.7 shall survive the Closing and the recordation of the Deeds, and shall not be deemed merged into the Deeds upon its recordation.
Section 7.8    Seller's Release of Buyer.
(a)Except for any rights under this Agreement or any Ancillary Agreement, effective upon consummation of the Closing Seller on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Buyer, Buyer's Affiliates, the partners, trustees, beneficiaries, shareholders, members, directors, officers, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including attorneys' fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Property, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever, including all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Property and Hazardous Materials on, under or about the Property, including any Environmental Matters, or (ii) any law or regulation applicable to the Property, including Environmental Laws, or Environmental Matters.
(b)To the fullest extent permitted by applicable Law, effective upon consummation of the Closing, Seller hereby waives the benefit of any Law which provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor. Seller represents and warrants to Buyer that it has read and knows and understands the contents of the release contained in this Section 7.8 and that it has made this release and executed this Agreement voluntarily after consulting with counsel of its choosing. Seller understands that it cannot proceed against Buyer with respect to the matters released herein
(c)The release and waivers by Seller contained in this Section 7.8 shall survive the Closing and the recordation of the Deeds, and shall not be deemed merged into the Deeds upon its recordation.
ARTICLE VIII
TERMINATION AND ABANDONMENT
Section 8.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)by mutual written consent of Seller and Buyer;
(b)by either Seller or Buyer, if the Closing has not occurred on or prior to December 31, 2011; provided, however, that if at December 31, 2011 the only remaining condition to Closing under Article VI (other than conditions that by their nature are to be satisfied at the Closing) are (i) Section 6.2(d) and Section 6.3(d) or (ii) the completion of the calculation of the Determined Value for the Pre-Closing Issues as contemplated by Section 6.2(g) or Section 6.3(f), then either Seller or Buyer may extend the outside date for up to thirty (30) days (such date, including any such permitted extension thereof, the “Termination Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to Seller or Buyer, as applicable, if such Party fails to perform any of its obligations under this Agreement, which failure primarily contributes to the failure of the Closing to have occurred by such time;
(c)by Seller upon a breach or violation of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, which breach or violation would result in the failure to satisfy the conditions set forth in Section 6.3 and, in any such case, such breach or violation shall be incapable of being cured by the Termination Date, or Buyer shall not be using on a continuous basis all commercially reasonable efforts to cure in all material respects such breach or violation commencing within a reasonable time after the giving of written notice thereof by Seller to Buyer of such violation or breach; provided that Buyer shall be entitled to extend the Closing to a date that is up to 30 days after the Termination Date in order to provide Buyer with a full 30 days after written notice thereof by Seller to Buyer to effect a cure of any Buyer breach;
(d)by Buyer upon a breach or violation of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, which breach or violation would result in the failure to satisfy the conditions set forth in Section 6.2 and, in any such case, such breach or violation shall be incapable of being cured by the Termination Date, or Seller shall not be using on a continuous basis all commercially reasonable efforts to cure in all material respects such breach or violation commencing within a reasonable time after the giving of written notice thereof by Buyer to Seller of such violation or breach; provided that Seller shall be entitled to extend the Closing to a date that is up to 30 days after the Termination Date in order to provide Seller with a full 30 days after written notice thereof by Buyer to Seller to effect a cure of any Seller breach;
(e)by Buyer if the Determined Value of the Pre-Closing Issues has been finally determined pursuant to Section 1.7 and the condition set forth in Section 6.2(g) will not be met; and
(f)by Seller if the Determined Value of the Pre-Closing Issues has been finally determined pursuant to Section 1.7 and the condition set forth in Section 6.3(f) will not be met.
Section 8.2    Effect of Termination.
(a)Subject to the following provisions of this Section 8.2, upon any termination of this Agreement as provided in Section 8.1, the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party hereto with respect thereto, except for the provisions of Section 2.3, Section 5.3, Section 5.5, Section 5.10(c), this Section 8.2 and Articles X - XII, which shall survive such termination and except that no termination will relieve either Party for any liability for any breach of this Agreement prior to such termination, except as expressly set forth below.
(b)Nothing in this Section 8.2 or elsewhere in this Agreement shall be construed or interpreted to preclude Buyer, in the event Seller breaches or violates any representation, warranty, covenant or agreement set forth in this Agreement, from electing to pursue specific performance of this Agreement in accordance with Section 11.14 in lieu of termination.
(c)If the sale of the Property is not consummated due to Seller's uncured material breach hereunder then Buyer shall be entitled, as its sole remedy, either (a) to terminate this Agreement and receive the return of the Deposit plus payment of an amount equal to all expenses incurred by Buyer and its Affiliates in connection with due diligence, the negotiation, preparation and execution of this Agreement and the Ancillary Agreements and taking the steps contemplated by this Agreement to proceed to Closing (“Buyer Costs”) or (b) to enforce specific performance of this Agreement as provided in Section 11.14. Provided that Seller pays the Buyer Costs, Buyer expressly waives its rights to seek any damages (other than Buyer Costs) in the event that Seller materially breaches hereunder and Buyer, having the right to do so, elects to terminate this Agreement. Seller will pay the Buyer Costs within five (5) Business Days after receipt of a written summary thereof together with supporting documentation in reasonable detail. Seller and Buyer agree that it is difficult to fix the exact damages that Buyer would suffer as a result of Seller's material breach of this Agreement but that the Buyer Costs represents a reasonable estimate of the damages that Buyer would suffer as a result of Seller's material breach. Receipt of the Buyer Costs as liquidated damages shall be Buyer's sole and exclusive remedy for the Closing not occurring as a result of Seller's material breach of its obligations under this Agreement in the event that Buyer, having the right to do so, elects to terminate this Agreement. The provisions of this Section 8.2(c) shall survive the termination of this Agreement. Notwithstanding the foregoing provisions of this Section 8.2(c), Buyer acknowledges and agrees that Seller shall not be obligated to pay the Buyer Costs in the event that a breach of a representation or warranty under Article III occurs and is disclosed by Seller prior to Closing pursuant to the updating process set forth in Section 1.7.
(d)If the sale of the Property as contemplated hereunder is not consummated due to an uncured breach of Buyer the Deposit shall be released to Seller. Seller and Buyer agree that it is difficult to fix the exact damages that Seller would suffer as a result of Buyer's breach of this Agreement but that the amount of the Deposit represents a reasonable estimate of the damages that Seller would suffer as a result of Buyer's breach. Receipt of the Deposit as liquidated damages shall be Seller's sole and exclusive remedy for the Closing not occurring as a result of Buyer's breach of its obligations under this Agreement. The provisions of this Section 8.2(d) shall survive the termination of this Agreement.
(e)If the Closing does not occur for any reason other than an uncured breach of this Agreement by Buyer, then the Deposit shall be released promptly to Buyer, and Seller agrees to send any required notice to the Title Company to return the Deposit to Buyer.
ARTICLE IX
ACKNOWLEDGEMENTS BY BUYER
Section 9.1    Disclaimer of Certain Representations. As an essential inducement to Seller to sell the Property to Buyer on the terms and conditions set forth in this Agreement, Buyer acknowledges, understands and agrees that, except as otherwise specifically set forth in this Agreement, the Ancillary Agreements, the Deeds and the other conveyance instruments referred to in Article II:
(a)(i) Buyer is a sophisticated purchaser who is an experienced investor in and owner of property of a type similar to the Property; (ii) neither Seller nor its agents, brokers or employees has made and does make any representation or warranty of any kind whatsoever, whether oral or written, express or implied, with respect to the Property; and (iii) the Property is being sold to Buyer on the Closing Date in its then “AS IS, WHERE IS” condition, with all faults.
(b)assuming that Seller complies with the covenants set forth in Sections 5.3(a) and (c), the inspection rights and time periods provided for herein shall supply Buyer sufficient opportunity and access to: (i) the Property to conduct all examinations, inspections, testing, studies and investigations of the Property (collectively, “Investigations”); (ii) information regarding the Property; and (iii) such documents applicable to the Property, as Seller has delivered or made available to Buyer. Assuming Seller complies with the covenants set forth in Section 5.3(a) and (c), Buyer shall conduct such Investigation activities, inspections, and studies of the Property as it deems necessary or appropriate, and examine and investigate to its full satisfaction all facts, circumstances, and matters relating to the Property (including the physical condition and use, availability and adequacy of utilities, access, zoning, compliance with applicable laws, environmental conditions, engineering and structural matters), title and survey matters, and any other matters it deems necessary or appropriate for purposes of consummating this transaction. The Investigations shall be conducted at Buyer's sole cost and expense.
(c)Further, and without limiting the generality of clause (a) above, except for any express representations and warranties contained or this Agreement, the Ancillary Agreements, the Deeds and the other conveyance instruments referred to in Article II: (i) the information and reports, including Property Data and Records, provided or made available to Buyer have been provided for informational purposes only and only as an accommodation to Buyer; (ii) Seller has not made, is not making, and will not make any representation, warranty or promise of any kind, express or implied, concerning the accuracy or completeness of all or any part of the information reports, including Property and Data Records provided or made available to Buyer; and (iii) any inaccuracy, incompleteness or deficiency in any part of information or reports, including Property and Data Records, shall be solely the risk of Buyer, shall not be chargeable in any respect to Seller, and shall not form the basis of any claims by Buyer against any person or entity that prepared, authored, compiled or created any part of such information or reports, such claims (other than claims of fraud or intentional misrepresentation of express representation or warranty by Seller in this Agreement) being expressly waived and relinquished by Buyer.
Section 9.2    Disclaimer of Warranties.
(a)BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE DEEDS and the other conveyance instruments referred to in Article II: (I) NO REPRESENTATIONS, WARRANTIES OR PROMISES, EXPRESS OR IMPLIED, HAVE BEEN OR ARE BEING MADE BY OR ON BEHALF OF SELLER OR ANY OTHER PERSON WITH RESPECT TO THE PROPERTY, INCLUDING WITH RESPECT TO PHYSICAL OR ENVIRONMENTAL CONDITION, HABITABILITY, QUANTITY OR QUALITY OF TIMBER, NURSERY STOCK OR SEEDLINGS, FUTURE FIBER GROWTH OR HARVEST, FUTURE FINANCIAL RESULTS FROM THE SALE OF FIBER GROWN ON THE COMBINED REAL PROPERTY OR FROM THE SALE OF THE COMBINED REAL PROPERTY, the economic value of the Property, adequacy of water, sewage or other utilities serving the Property, the fitness or suitability of the Property for Buyer's intended uses or the present use of the Property, or the physical condition, occupation or management of the Property, the development potential of the Property, its compliance with applicable laws or requirements relating to leasing, zoning, subdivision, planning, building, fire, safety, health or environmental matters (including the presence or absence of asbestos, petroleum products or toxic or hazardous substances), compliance with covenants, conditions and restrictions (whether or not of record), other local, municipal, regional, state or federal requirements, or other laws or requirements, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED RELATING TO ANY OF THE FOREGOING MATTERS, AND (II) IN ENTERING INTO THIS AGREEMENT, BUYER HAS NOT RELIED AND DOES NOT RELY ON ANY SUCH REPRESENTATION, WARRANTY OR PROMISE, EXPRESS OR IMPLIED, BY OR ON BEHALF OF SELLER OR ANY OTHER PERSON. BUYER ACKNOWLEDGES AND AGREES THAT BUYER SHALL TAKE THE PROPERTY IN “AS IS, WHERE IS”, AND WITH ALL FAULTS CONDITION ON THE CLOSING DATE, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED in this Agreement, the Ancillary Agreements, the Deeds and the other conveyance instruments referred to in Article II.

(b)To the extent required to be operative, the disclaimers of warranties contained herein are “conspicuous” disclaimers for purposes of any applicable law, rule, regulation or order.
This Section 9.2 shall survive the Closing indefinitely.
ARTICLE X
DISPUTE RESOLUTION
Section 10.1    Initial Discussions. In the event that after the Closing a Party gives notice of any dispute, claim, question, disagreement or controversy arising from or relating to this Agreement or the breach hereof, or the Property, other than those disputes, claims, questions, disagreements or controversies for which dispute resolution procedures are set forth in Section 1.6 (a “Dispute”), representatives of the Parties shall use their reasonable commercial efforts to settle the Dispute. To this effect, such representatives shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to the Parties. If the representatives are unable to resolve any Dispute within thirty (30) days after the date of the notice of such Dispute, any Party may, by giving notice to the other Party, refer the Dispute to a senior executive officer of each Party or an Affiliate (each, a “Party Executive”) for resolution. The Party Executives will meet with each other, either physically at a mutually convenient location or by telephone or videoconference, to endeavor to resolve the Dispute in view of the Parties' mutual interest in reaching a reasonable business resolution. If the Party Executives are unable to resolve the Dispute within thirty (30) days after submission to them, the Party Executives shall in good faith discuss the desirability of submitting the Dispute to mediation or binding arbitration before a single mediator or arbitrator who has at least ten (10) years relevant industry experience in the matter that is the subject of the Dispute. If the Party Executives cannot unanimously agree to submit the Dispute to mediation or binding arbitration within sixty (60) days after the Dispute was first submitted to them, or upon the failure of any agreed-upon mediation to resolve the Dispute, the Parties may pursue such rights and remedies as are available under this Agreement or otherwise.
Section 10.2    Evidentiary Status. All settlement offers, promises, conduct and statements, whether oral or written, made in the course of the settlement or any mediation process by either Seller or Buyer, their agents, employees, experts and attorneys, and by the mediator, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation, arbitration or other proceeding involving the Parties; provided, however, that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non discoverable as a result of its disclosure during settlement or mediation efforts.
Section 10.3    Forbearance. During the pendency of the settlement or any mediation process referred to in paragraph (a) above, the Parties agree to forebear from filing or otherwise proceeding with litigation; provided, however, that either Seller, on the one hand, or Buyer, on the other hand, shall be entitled to seek a temporary restraining order or preliminary injunction to prevent the breach of Seller's or Buyer's obligations, as the case may be, under this Agreement or any Ancillary Agreement. If any agreement of the Parties to use mediation breaks down and a later litigation is commenced or application for an injunction is made, the Parties will not assert a defense of laches or statute of limitations based upon the time spent in mediation.
Section 10.4    Litigation. After the Closing, either Seller or Buyer may initiate litigation with respect to any Dispute submitted to the Party Executives at any time following 60 days after the initial meeting between the Party Executives session or 90 days after the date of sending the written request for resolution by the Party Executives, whichever occurs first.
Section 10.5    Enforcement. The provisions of this Article X may be enforced by any court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys' fees, to be paid by the Party against whom enforcement is ordered.
Section 10.6    Pre-Closing. The provisions of this Article X do not apply prior to the Closing.
ARTICLE XI
GENERAL PROVISIONS
Section 11.1    Notice. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered in person, sent by facsimile transmission or sent by overnight courier service (with all fees prepaid) as follows:
(a)If to Seller, to the addresses for notice set forth in Section 11.1 of Seller's Disclosure Letter; and
(b)If to Buyer to the addresses for notice set forth in Section 11.1 of Buyer's Disclosure Letter.
Any such notice, request, demand or other communication shall be deemed to be given and effective if delivered in person, on the date delivered, if sent by overnight courier service, on the first Business Day after the date sent as evidenced by the date of the bill of lading, or if sent by facsimile transmission, on the date transmitted; and shall be deemed received if delivered in person, on the date of personal delivery, if sent by overnight courier service, on the first Business Day after the date sent, or if by facsimile transmission, on the date of confirmation of receipt (including electronic confirmation). Any Party sending a notice, request, demand or other communication by facsimile transmission shall also send a hard copy of such notice, request, demand or other communication by one of the other means of providing notice set forth in this Section 11.1. Any notice, request, demand or other communication shall be given to such other representative or at such other address as a Party may furnish to the other Parties in writing pursuant to this Section 11.1.
Section 11.2    Legal Holidays. If any date set forth in this Agreement for the performance of any obligation by any Party, or for the delivery of any instrument or notice as herein provided, should be a Saturday, Sunday or legal holiday, the compliance with such obligation or delivery shall be deemed acceptable on the next day which is not a Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Florida or Commonwealth of Massachusetts for observance thereof.
Section 11.3    Further Assurances. Each of the Parties shall execute such further Conveyance Instruments and such other documents, instruments of transfer or assignment (including a real estate excise Tax affidavit) and do such other acts or things as may be reasonably required or desirable to carry out the intent of the Parties hereunder and the provisions of this Agreement and the transactions contemplated hereby.
Section 11.4    Assignment; Binding Effect. Except as otherwise provided in Section 2.2(a), this Agreement shall not be assignable or otherwise transferable (a) by Buyer without the prior written consent of Seller, and (b) by Seller without the prior written consent of Buyer. Seller may, by written notice to Buyer, assign all or any portion of its rights and obligations under this Agreement to any Affiliate thereof but no such assignment will release Seller of its obligations hereunder or release the applicable Affiliate of Seller from any of the obligations under the Seller Guaranty. Buyer shall have the right to assign its rights under this Agreement in accordance with Section 2.2(a) and Section 2.4 but no such assignment shall relieve Buyer from its obligations under this Agreement after the Closing with respect to that portion of this Agreement so assigned. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 11.5    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto),

Seller's Disclosure Letter, Buyer's Disclosure Letter, the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement and understanding of the Parties and supersede any prior agreements or understandings, whether written or oral, among the Parties with respect to the subject matter hereof.
Section 11.6    Amendment; Waiver. This Agreement may not be amended or modified in any manner other than by an agreement in writing signed by all of the Parties or their respective successors or permitted assigns. No waiver under this Agreement shall be valid or binding unless set forth in a writing duly executed and delivered by each Party against whom enforcement of such waiver is sought. Neither the waiver by any of the Parties of a breach of or a default under any provision of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any provision of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.
Section 11.7    No Third Party Beneficiaries. Nothing in this Agreement or any of the Ancillary Agreements, whether express or implied, is intended or shall be construed to confer upon or give to any Person, other than the Parties hereto, the Buyer Indemnitees and the Seller Indemnitees (with respect to Article VII), any right, remedy or other benefit under or by reason of this Agreement.
Section 11.8    Severability of Provisions. If any provision of this Agreement (including any phrase, sentence, clause, Section or subsection) is inoperative, invalid, illegal or unenforceable for any reason, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
Section 11.9    Governing Law.
(a)THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS. EACH OF THE PARTIES HEREBY (I) IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN NEW YORK COUNTY AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN AND FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A NEW YORK STATE COURT IN AND FOR NEW YORK COUNTY OR FEDERAL COURT IN THE SOUTHERN DISTRICT OF NEW YORK. EACH OF THE PARTIES HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTY AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREES THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11.1, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF ON SUCH PARTY.
(b)EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE

COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH OF THE ANCILLARY AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION.
Section 11.10    Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original and, when taken together, shall constitute one agreement.
Section 11.11    Captions. The captions and other headings contained in this Agreement as to the contents of particular articles, sections, paragraphs or other subdivisions contained herein are inserted for convenience of reference only and are in no way to be construed as part of this Agreement or as limitations on the scope of the particular articles, sections, paragraphs or other subdivisions to which they refer and shall not affect the interpretation or meaning of this Agreement. “Article,” “Section,” “Subsection,” “Exhibit” or “Schedule” refers to such item of or attached to this Agreement.
Section 11.12    Construction. The Parties agree that “including” and other words or phrases of inclusion, if any, shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as nonexclusive, non-characterizing illustrations and equivalent to the terms “including, but not limited to,” and “including, without limitation.” Each Party acknowledges that it has had the opportunity to be advised and represented by counsel in the negotiation, execution and delivery of this Agreement and accordingly agrees that if any ambiguity exists with respect to any provision of this Agreement, such provision shall not be construed against any Party solely because such Party or its representatives were the drafters of any such provision.
Section 11.13    Reimbursement of Legal Fees. In the event any legal proceeding should be brought to enforce the terms of this Agreement or for breach of any provision of this Agreement, the non-prevailing Party shall reimburse the prevailing Party for all reasonable costs and expenses of the prevailing Party (including its reasonable attorneys' fees and disbursements). For purposes of the foregoing, (i) ”prevailing Party” means (A) in the case of the Party initiating the enforcement of rights or remedies, that it recovered substantially all of its claims, and (B) in the case of the Party defending against such enforcement, that it successfully defended substantially all of the claims made against it, and (ii) if no Party is a “prevailing Party” within the meaning of the foregoing, then no Party will be entitled to recover its costs and expenses (including attorney's fees and disbursements) from any other Party.
Section 11.14    Specific Performance. The Parties acknowledge that money damages would not be a sufficient remedy for any breach by Seller of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights of Buyer under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. If Seller fails to consummate the transactions contemplated in this Agreement, being otherwise obligated to do so hereunder, Buyer may undertake an action, suit or proceeding for the specific enforcement of this Agreement unless Buyer's failure to perform any of its obligations under this Agreement primarily contributes to the failure of Seller to consummate the transactions contemplated by this Agreement. In addition, Seller shall have the right prior to the Closing to seek specific performance by Buyer for any breach of the Confidentiality Agreement but shall not otherwise have a right to seek specific performance of this Agreement.
Section 11.15    Seller's Disclosure Letter. Any references to a Section of the Seller's Disclosure Letter contained in this Agreement shall be deemed to also refer to any subsections of such Section. Buyer acknowledges the following with respect to disclosures contained in Seller's Disclosure Letter:
(a)The information set forth on one section or subsection of Seller's Disclosure Letter shall be deemed to apply and qualify the section and subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent it is reasonably apparent that such information is relevant to such other section or subsection.
(b)The inclusion of any information in Seller's Disclosure Letter shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms of this Agreement to be disclosed, is material, has resulted in or would be reasonably expected to result in a Material Adverse Effect or is outside the ordinary course of business (in each case, other than as specifically noted in Seller's Disclosure Letter). The information contained in Seller's Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein shall be deemed to be an admission by any party to any third party of any matter whatsoever (including any violation of applicable law or breach of contract or agreement to which Seller is subject).
(c)Seller's Disclosure Letter may include brief descriptions or summaries of certain agreements, instruments and other documents, which descriptions do not purport to be comprehensive, and are qualified in their entirety by reference to the text of the documents described.
Section 11.16    Tax Matters.
(a)Tax Proceedings. Buyer and Seller agree to cooperate with each other to the extent reasonably required after the Closing Date in connection with any Tax Proceedings relating to any Taxes or Tax Returns for a Pre-Closing Period to the extent such Taxes or Tax Returns relate to the Property, or which could otherwise result in an indemnification obligation of Seller pursuant to this Agreement. Promptly (but no more than twenty (20) days) after Buyer receives notice of any Tax Proceeding that could result in an indemnification obligation of Seller pursuant to this Agreement, Buyer shall notify Seller in writing. Seller shall have the right to conduct and control the defense of the Tax Proceeding at their expense, whether the Tax Proceeding began before or after the Closing, and Buyer shall provide Seller with copies of all documents in Buyer's possession and such assistance as Seller may reasonably request to allow Seller to effectively conduct and control such defense; provided, that Buyer shall have the right to participate in such Tax Proceeding at Buyer's expense (and provided, further, that for the avoidance of doubt, Buyer shall in no event have the right to participate in any Tax Proceedings relating to Income Taxes of Seller or any of its Affiliates). Seller shall not be responsible for any Taxes to the extent attributable to any action taken by Buyer with respect to any Tax Proceeding without Seller's written consent. This Section 11.16 shall govern the control of Tax Proceedings, rather than the procedures provided in Sections 7.4(b) and 7.4(c).
(b)Refunds and Credits. Any refunds or credits of Taxes (including any interest paid or credited with respect thereto) of, or with respect to, Seller, any of Seller's Affiliates, or with respect to the Property that are attributable or allocable to any Pre-Closing Period will be payable to Seller. To the extent Buyer receives any refunds or other amounts payable to Seller pursuant to this Section 11.16(b), Buyer shall pay all such amounts to Seller within thirty (30) days of Buyer's receipt of such amounts.

ARTICLE XII
DEFINITIONS

The terms set forth below when used in this Agreement shall have the following meanings:
“Additional Buyer Changes” has the meaning specified in Section 5.9(b).
“Adjustment Period” has the meaning specified in Section 1.6(c)(i).
“Affiliate” of any Person means another Person which, directly or indirectly, controls, is controlled by, or is under common control with, the first Person.
“Agreement” has the meaning specified in the preamble to this Agreement.
“Aggregate Excess Harvest Value” has the meaning specified in Section 1.6(a)(i).
“Ancillary Agreements” has the meaning specified in Section 3.1.
“Applicable REC”  means (i) any REC  described in a New Phase I Report  (other than any REC described in the New Phase I Report as being completely resolved, i.e., such that there is no potential, in Buyer's judgment, for financial or legal exposure to Buyer)  or (ii) any REC disclosed by Seller in an update to Seller's Disclosure Letter.
“Apportionments” has the meaning specified in Section 1.8(a).
“Assignment and Assumption of Real Property Leases” has the meaning specified in Section 2.2(b)(iii).
“Assignment and Assumption of Timber Lease” has the meaning specified in Section 2.2(b)(iii).
“Assumed Condemnations” has the meaning specified in Section 1.2(m).
“Assumed Contracts” has the meaning specified in Section 1.2(k).
“Assumed Liabilities” has the meaning specified in Section 1.3(a).
“Basic Cap” has the meaning specified in Section 7.2(c)(ii).
“Basket Amount” has the meaning specified in Section 7.2(c)(i).
“Bel/Quatre Mineral Agreement” means the Release Agreement dated as of April 1, 2004, by and among Bel Mineral, Limited Liability Company, Quatre Mineral, Limited Liability Company and Seller relating to the Timberlands in Louisiana.
“Business Day” means any day other than a Saturday, Sunday or “legal holiday” as defined in Section 11.2.
“Buyer” has the meaning specified in the preamble.
“Buyer Costs” has the meaning specified in Section 8.2(c).

“Buyer Damages” has the meaning specified in Section 7.2(a).
“Buyer Indemnitees” has the meaning specified in Section 7.2(a).
“Buyer Parties” has the meaning specified in Section 4.9(a).
“Buyer Subsidiaries” has the meaning specified in Section 2.2(a).
“Buyer's Disclosure Letter” has the meaning specified in the preamble to Article IV.
“Buyer's Intermediary” has the meaning specified in Section 2.4(a).
“Cash Portion” has the meaning specified in Section 1.5(a).
“Casualty Damages” has the meaning specified in Section 1.6(c)(ii).
“Casualty Loss” means any individual occurrence that results in material physical damage to, or loss of any of the Timber on, any portion of the Combined Real Property by fire, earthquake, flood, windstorm or other casualty, including any such damage or loss caused by insects or disease, occurring prior to the Effective Time.
“Claim Certificate” has the meaning specified in Section 7.4(a).
“Claims” means, with respect to the Property, all claims, demands, investigations, causes of action, suits, defaults, assessments, litigation or other proceedings, including administrative proceedings, third party actions, arbitral proceedings and proceedings by or before any Governmental Authority.
“Closing” has the meaning specified in Section 2.1.
“Closing Date” has the meaning specified in Section 2.1.
“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.
“Combined Real Property” means the Owned Real Property and the real property subject to the Timber Lease.
“Completed Title Commitment” means a Title Commitment together with a legible copy of each vesting deed and recorded documentary exception and appurtenance referenced therein (to the extent reasonably obtainable by the Title Company) when (a) posted to the online data repository (to which Buyer has access) established and maintained by the Title Company for such purpose, and notice of such posting has been given by Seller or the Title Company to Buyer by email at the email addresses set forth in Section 11.1 or (b) delivered as directed by Buyer to Buyer and/or to the applicable local counsel for Buyer, and notice of such delivery has been given by Seller or the Title Company to Buyer by email at the email addresses referred to in Section 11.1.
“Condemnation” means any condemnation proceeding filed or threatened in writing by any Governmental Authority or any exercise, by a Governmental Authority, of eminent domain powers (or notice of the exercise thereof) with respect to the Timberlands.
“Confidentiality Agreement” means the Confidentiality Agreement dated April 27, 2011 between an Affiliate of Seller and Buyer, as amended.

“Contract” means any agreement, lease, license, evidence of debt, mortgage, deed of trust, note, bond, indenture, security agreement, commitment, instrument, understanding or other contract, obligation or arrangement of any kind.
“Conveyance Instruments” means such deeds and/or other instruments necessary or appropriate under applicable Laws to convey to Buyer fee simple title to the Owned Real Property, with covenants of limited or special warranty as to title subject to the Permitted Exceptions, and leasehold title to the Timber Lease, subject only to the Permitted Exceptions.
“Deeds” has the meaning specified in Section 2.2(b)(iv).
“Deposit” has the meaning specified in Section 1.5(c).
“Designated Person” has the meaning specified in Section 3.17(b).
“Determined Value” has the meaning specified in Section 1.7(b).
“Disclosed Environmental Issues” means all the specific matters (but not disclosures about environmental risks generally) disclosed in the Phase I Reports and New Phase I Reports or any update to Seller's Disclosure Letter pursuant to Section 5.12 disclosing specific matters (but not disclosures about environmental risks generally) relating to Environmental Laws or Environmental Matters.
“Dispute” has the meaning specified in Section 10.1.
“Drilling and Other Operations” means:
i.all subsurface operations for the purposes of exploring (including seismic surveys or other geophysical operations), drilling, mining, developing, producing, storing, removing, treating, transporting and owning oil, gas and other liquid or gaseous hydrocarbons;
ii.all subsurface operations for the purposes of exploring (including seismic surveys or other geophysical operations), drilling for, mining by Surface Mining Operations, underground shafts, tunnels, in situ or solution, gasification or other similar methods, developing, producing, storing, removing, treating, transporting and owning any other Minerals not described in clause (i) of this definition;
iii.all subsurface operations for the purposes of storing valuable substances or disposing of water (including salt water) or waste in underground structures or formations (including salt domes and depleted reservoirs);
iv.all subsurface operations for the purposes of using injected water, chemicals and other fluids or substances for the recovery of oil, gas or other Minerals; and
v.all references to drilling or mining or other operations in this definition include those methods and means now used and those hereafter developed and used in operations for the purposes of exploring, drilling for, mining, developing, producing, storing, removing, treating, transporting and owning Minerals.
However, none of the foregoing includes any Surface Rights.
“Effective Time” has the meaning specified in Section 2.1.
“Endangered Species Act” has the meaning specified in Section 3.14(d).

“Environmental Laws” means any United States federal, state or local Laws and the regulations promulgated thereunder, in existence on the date hereof, relating to pollution or protection of the environment or to threatened or endangered species, including the Endangered Species Act of 1973, 16 U.S.C. § 1531 et seq., as amended, Laws relating to wetlands protection, Laws relating to reclamation of land and waterways and Laws relating to emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water, soil, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.
“Environmental Matters” means any violation of any applicable Environmental Law by Seller at or on the Combined Real Property existing as of the date hereof and as of the Closing Date, relating to (i) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into air, surface water, ground water, soil, land surface or subsurface strata, buildings or facilities or (ii) otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances by any Person at the Combined Real Property prior to the date hereof.
“Environmental Reports” means all of the Phase I Reports delivered to Buyer and any other third-party environmental reports relating to the Combined Real Property obtained by Seller.
“Environmental Review Period” has the meaning specified in Section 5.8(b)(i).
“Estimated REC Costs” has the meaning specified in Section 5.8(b)(i).
“Excess Harvest” has the meaning specified in Section 1.6(a)(i).
“Excess Harvest Value” has the meaning specified in Section 1.6(a)(i).
“Excluded Liabilities” has the meaning specified in Section 1.3(b).
“Executive Orders” has the meaning specified in Section 3.17(b).
“First Mortgage Loan” has the meaning specified in the Background Statement.
“Forestry Consultant” means the forestry consultant described in Section 12(a) of Seller's Disclosure Letter or such other forestry consultant, independent of the Parties and excluding Molpus, appointed jointly by Seller and Buyer to act as a consultant and/or arbitrator under the provisions of Section 1.6.
“General Assignment and Assumption” has the meaning specified in Section 2.2(b)(ii).
“Governmental Authority” means any federal, state, local or foreign government or any court or any administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority.
“Harvest Amount” has the meaning specified in Section 1.6(a)(i).
“Harvest Objection Notice” has the meaning specified in Section 1.6(a)(v).
“Harvest Statement” has the meaning specified in Section 1.6(a)(iii).
“Harvested Timber Unit Value” has the meaning specified in Section 1.6(a)(i).

“Hazardous Substances” means any hazardous substance as defined in 42 U.S.C. § 9601(14), any hazardous waste as defined by 42 U.S.C. § 6903(5), any pollutant or contaminant as defined by 42 U.S.C. § 9601(33) or any toxic substance, oil or hazardous material regulated by or forming the basis of liability under any Environmental Laws, including any of the following Laws and regulations, as amended from time to time prior to the Effective Time: (i) the Comprehensive Environmental Response, Compensation and Liability Act (as amended by the Superfund Amendments and Reauthorization Act), 42 U.S.C. § 9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (v) the Clean Water Act, 33 U.S.C. § 1251 et seq.; (vi) the Clean Air Act, 42 U.S.C. § 1857 et seq.; and (vii) all Laws of the states in which the Timberlands are located that are based on, or substantially similar to, the federal statutes listed in parts (i) through (vi) of this subparagraph.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Income Tax” or “Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (i) net income or net receipts of profits (including any capital gains, minimum taxes and any Taxes on items of preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes) or (ii) net worth, capital or capital stock.
“Indemnified Party” has the meaning specified in Section 7.4(a).
“Indemnifying Party” has the meaning specified in Section 7.4(a).
“Indemnity Claim Period” has the meaning specified in Section 7.1(a).
“Information” has the meaning specified in Section 5.5(d).
“Initial Purchase Price” has the meaning specified in Section 1.5(a).
“Intangible Property” has the meaning specified in Section 1.2(o).
“Intended Use” means (i) in the case of the Timberlands or the premises subject to the Timber Lease, as commercially operated timberlands, (ii) in the case of the Nursery, as a nursery, (iii) in the case of the Orchard, as a seed orchard and (iv) in the case of the Waynesboro Office, as an office building.
“Investigations” has the meaning specified in Section 9.1(b).
“June 2011 Inventory” has the meaning specified in Section 1.6(a)(i).
“Land” has the meaning specified in Section 1.2(a).
“Law” means any rule, regulation, statute, order, ordinance, guideline, code or other legally enforceable requirement, including common law, state and federal laws and laws of foreign jurisdictions.
“Leased Timberlands” means the timberlands leased by Seller pursuant to the Timber Lease.
“legal holiday” has the meaning specified in Section 11.2.
“Licenses” has the meaning specified in Section 1.2(j).
“Lien” means any mortgage, lien, charge, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, security interest, assessment, adverse claim, levy, preference or priority or other security agreement of any kind or nature whatsoever (whether voluntary or involuntary, affirmative or negative (but excluding all negative pledges), and whether imposed or created by operation of law or otherwise) in, on or with respect to, or pledge of, any Property, or any other interest in the Property, designed to secure the repayment of debt or any other obligation, whether arising by Contract, operation of law or otherwise.
“Lists” has the meaning specified in Section 3.17(b).
“Loan Agreement” has the meaning specified in the Background Statement.
“Loss” has the meaning specified in Section 7.6(b).
“Louisiana Pacific Agreements” means those items set forth in Section 12(c) of Seller's Disclosure Letter.
“Louisiana Pacific Mortgages” means those items set forth in Section 12(d) of the Seller's Disclosure Letter.
“Material Adverse Effect” means any event, occurrence, condition, fact or change that has a material and adverse effect on the Property taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) the effects of changes that are generally applicable to the timber industry, the forest products industry and the pulp and paper industry and their respective markets, (ii) the effects of changes that are generally applicable to the United States economy or securities markets or the world economy or international securities markets, (iii) the effects resulting from acts of God, war or terrorism, (iv) the effects of changes in Law or interpretations thereof applicable to Seller, and (v) the effects resulting from actions required to be taken pursuant to this Agreement or any Ancillary Agreement.
“MetLife” has the meaning specified in the Background Statement.
“MetLife Makewhole Amount” means, as of any date of determination, the total prepayment premium payable pursuant to Section 5.1 of the Note (as defined in the Loan Agreement) plus any ancillary charges (including legal fees) payable to MetLife under the Mortgage Financing Documents and relating to the calculation and payment of the MetLife Makewhole Amount.
“MetLife Negotiation Period” has the meaning specified in Section 5.9(b).
“Mineral Rights” means any:
vi.royalty, overriding royalty, advance royalty, minimum royalty, shut-in royalty, production payments of any other kind and character related to Mineral production, rights to take Mineral production in kind, net profits interests of any kind or character in Minerals and any other contractual rights of a grantor or lessor under any lease of Minerals or other grant of a contractual or property interest in Minerals;
vii.bonus and delay rentals paid for any lease or other grant of an interest in Minerals;
viii.reversionary rights or interests in Minerals and all rights of reentry to estates in Minerals;
ix.executive rights to execute, approve or grant leases, pooling agreements, unit declarations and related agreements, division orders, stipulations of interests, communitization agreements, farmouts, farmins, options, orders, spacing agreements, operating agreements and all other agreements related to Mineral exploration, development or production;
x.preferential rights to acquire (A) Minerals, (B) any of the rights enumerated in clauses (i) through (iv) of this definition of Mineral Rights or (C) leases on Minerals, in federal or state lands, to the extent such reservation is permitted by applicable Law;
xi.all royalties and other payments related to the leasing or production of Minerals owned by the United States of America or any State that have been granted to the owner of the surface estate in any of the Combined Real Property as of the date of conveyance of such Combined Real Property to Buyer under any federal or state law;
xii.any other economic or contractual rights, options or interests in and to (A) any of the rights enumerated in clauses (i) through (vi) of this definition of Mineral Rights, (B) Minerals, (C) any partnership or venture interest in Minerals or (D) the exploration, development or production of Minerals; and
xiii.any other right or interest pertaining to the Minerals or any of the rights enumerated in clauses (i) through (vii) of this definition of Mineral Rights existing at the date of the conveyance of the applicable Combined Real Property to Buyer and owned or held by Seller.
However, none of the foregoing includes any Surface Rights.
“Minerals” means any of the following in, on or under the Combined Real Property:
xiv.oil, gas and all other liquid or gaseous hydrocarbons, and their constitute parts, including condensate, casinghead gas, distillate and natural gas liquids;
xv.carbon dioxide and methane gas;
xvi.uranium, thorium and other fissionable materials;
xvii.coal and lignite, including coal bed methane and coal seam gas;
xviii.geothermal energy resources (including hydropressured reservoirs, geopressured reservoirs, steam and other gases, hot water, hot brine, heat, natural gas dissolved in ground water and associated energy found in ground water);
xix.oil sands and shales; and
xx.byproducts from Mineral production or processing.
However, none of the foregoing includes any Surface Rights.
“Molpus” means Molpus Timberland Management, the current property manager retained by Seller, and its Affiliates.
“Monetary Liens” has the meaning specified in Section 1.6(b)(i).
“Mortgage Financing Documents” has the meaning specified in Section 3.15(a).
“Net Harvest Adjustment” has the meaning specified in Section 1.6(a)(i).

“New Disclosure Issue Impact” has the meaning specified in Section 1.7(c).
“New Disclosure Issues” has the meaning specified in Section 1.7(a).
“New Issues Basket Amount” has the meaning specified in Section 1.7(a).
“New Phase I Reports” has the meaning specified in Section 5.8(b)(i).
“Nursery” has the meaning specified in Section 1.2(c).
“OFAC” has the meaning specified in Section 3.17(b).
“Oklahoma Purchase Agreement” has the meaning specified in the Background Statement.
“Ongoing Timber Sale Agreements” has the meaning specified in Section 1.6(a)(i).
“Orchard” has the meaning specified in Section 1.2(d).
“Overall Liability Cap” has the meaning specified in Section 7.2(c)(ii).
“Owned Real Property” means the Timberlands, the Nursery, the Orchard and the Waynesboro Office.
“Parties” means Seller and Buyer, collectively.
“Party” means Seller or Buyer, individually.
“Party Executive” has the meaning specified in Section 10.1.
“Patriot Act” means the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Interrupt and Obstruct Terrorism Act of 2001.
“Pending Private REC Claims” has the meaning specified in Section 5.8(b)(i).
“Permitted Encumbrances” means (i) those items set forth in Section 12(b) of Seller's Disclosure Letter; (ii) Liens for Taxes not yet due and payable; (iii) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent; and (iv) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Personal Property.
“Permitted Exceptions” has the meaning specified in Section 1.4.
“Person” means an individual, partnership, limited partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Personal Property” has the meaning specified in Section 1.2(h).
“Personal Property Leases” has the meaning specified in Section 1.2(i).
“Phase I Report” has the meaning specified in Section 5.8(a).

“Phase II Report” means an investigation and written report conducted by an environmental professional that further evaluates a REC identified in a Phase I Report or other transaction screen process for the purpose of providing additional information regarding the nature and extent of environmental contamination associated with a REC.
“Post-Closing Period” shall mean any Tax period beginning on or after the close of business on the day prior to the Closing Date or, in the case of any Tax period that includes, but does not begin on or after, the close of business on the day prior to the Closing Date, the portion of such period beginning upon the close of business on the day prior to the Closing Date.
“Post-Closing Third Party Claims” has the meaning specified in Section 7.3(a).
“Pre-Closing Issues” has the meaning specified in Section 1.7(a).
“Pre-Closing Mortgage Claim” has the meaning specified in Section 7.2(a)(vi).
“Pre-Closing Period” shall mean any Tax period ending on or before the close of business on the day prior to the Closing Date or, in the case of any Tax period that includes, but does not end on or before, the close of business on the day prior to the Closing Date, the portion of such period ending on the close of business on the day prior to the Closing Date.
“Pre-Closing Third Party Claim” has the meaning specified in Section 7.2(a)(v).
“Prepaid Amount” has the meaning specified in Section 1.6(a)(i).
“prevailing party” has the meaning specified in Section 11.13.
“Prohibited Person” has the meaning specified in Section 3.17(b).
“Property” has the meaning specified in Section 1.2.
“Property Data and Records” has the meaning specified in Section 5.6(a).
“Purchase Price” has the meaning specified in Section 1.5(a).
“Real Property Leases” has the meaning specified in Section 1.2(l).
“REC” means (i) the presence or likely presence of any Hazardous Substance on a property under conditions that indicates an existing release, a past release, or a material threat of a release of any Hazardous Substance into structures on the property or in the ground, groundwater or surface water of the property, (ii) any violation of any Environmental Law or requirement or any Governmental Authority or (iii) any action required under the Mortgage Financing Documents and related to any of the foregoing.
“Remediation” means any investigation, assessment, testing, treatment, monitoring, reporting (including the preparation and submittal of any applications or forms necessary to obtain any permits, licenses, franchises, concessions, consents, authorizations, approvals, registrations, filings and other similar acts of or made with any Governmental Authority required for such Remediation), risk assessments, remediation, cleanup, removal, restoration, capping, encapsulation, containment or other response actions required (i) by a Governmental Authority or (ii) pursuant to the provisions of the Mortgage Financing Documents.
“Representatives” has the meaning specified in Section 5.5(d).
“Regulatory Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton

Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment, (ii) foreign exchange or currency control or (iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
“Reserved Minerals Records” means any and all books, records, files, data (including seismic data and related information), analyses or other information, whether documentary or otherwise, maintained by Seller or any Affiliate of Seller relating to Minerals, Mineral Rights, or Rights Incident to Minerals and Mineral Rights.
“Rights Incident to Minerals and Mineral Rights” means:
xxi.the right to conduct Drilling and Other Operations in and under the Combined Real Property;
xxii.the right to conduct subsurface operations for reservoir stimulation and improved recovery techniques for the recovery and production of Minerals, including but not limited to water flooding, immiscible gas injection, miscible gas injection, chemical flooding and thermal recovery, and the disposal of water (including saltwater) produced or recovered in such operations and the use of so much of the subsurface water from the Combined Real Property as may be reasonably necessary for such operations, subject to not materially interfering with the water rights appurtenant to the fee interest in the Combined Real Property to be conveyed by Seller pursuant to the Deeds;
xxiii.the right to sequester carbon dioxide or other greenhouse gases in the subsurface of the Combined Real Property, including sequestering in hydrocarbon reservoirs, coal seams, salt domes and other formations, together with all rights to use the subsurface as reasonably necessary to deploy carbon sequestration technology in the subsurface, including, but not limited to, any credits, claims, rights or benefits arising therefrom;
xxiv.the right to use all subsurface structures and depleted reservoirs for storage of substances or for disposal of water (including saltwater) or of waste;
xxv.the right to use or salvage subsurface equipment, facilities or improvement abandoned on, in, or under the Combined Real Property by owners or producers of Minerals (including subsurface utility lines, gathering lines, flow lines, and pipelines);
xxvi.the right to retain and possess all Reserved Minerals Records;
xxvii.any claims, causes of action, choses in action, counterclaims, cross-claims or affirmative defenses to the extent attributable to the ownership and use of the Minerals, Mineral Rights or Rights Incident to Minerals and Mineral Rights described in other subsections of this definition;
xxviii.all other rights, powers, benefits or privileges incident or appurtenant to the ownership of Minerals and Mineral Rights under applicable law; and
xxix.the free use and exercise of the rights and interests described in clauses (i) through (viii) above.
However, none of the foregoing includes any Surface Rights.
“SDN List” has the meaning specified in Section 3.17(b).

“SEC” means the Securities and Exchange Commission.
“Seller” has the meaning specified in the preamble to this Agreement.
“Seller Damages” has the meaning specified in Section 7.3(a).
“Seller Guarantor” has the meaning specified in Section 6.2(h).
“Seller Guaranty” has the meaning specified in Section 6.2(h).
“Seller Indemnitees” has the meaning specified in Section 7.3(a).
“Seller Parties” has the meaning specified in Section 3.17(a).
“Seller's Disclosure Letter” has the meaning specified in the preamble to Article III.
“Seller's Knowledge” means actual knowledge possessed by the individuals set forth in Section 1 of Section 12(e) of Seller's Disclosure Letter, without any duty on the part of such individuals to investigate or inquire into any particular matter, plus (x) solely for the purposes of Section 3.13, the individuals listed in Section 2 of Section 12(e) of Seller's Disclosure Letter, without any duty on the part of such individuals to investigate or inquire into any particular matter, and (y) solely for the purposes of Section 3.14, the individuals listed in Section 3 of Section 12(e) of Seller's Disclosure Letter, without any duty on the part of such individuals to investigate or inquire into any particular matter, in each case without any liability on the part of any such individuals hereunder.
“Small Applicable RECs” has the meaning specified in Section 5.8(b)(i).
“Small Building Casualty Loss” has the meaning specified in Section 1.6(c)(iv).
“Small Casualty Losses” has the meaning specified in Section 1.6(c)(ii).
“Small Disclosure Issues” has the meaning set forth in Section 1.7(c).
“Small Matters” means Small Title Objections, Small Title Failures, Small Casualty Losses, Small Building Casualty Loss, Small Applicable RECs and Small Disclosure Issues.
“Small Title Failures” has the meaning specified in Section 1.6(b)(ii).
“Small Title Objections” has the meaning specified in Section 1.6(b)(i).
“Surface Mining Operations” means activities conducted on the surface of the Combined Real Property to explore for, develop, produce, treat, process, transport, market and deliver coal, lignite, iron, uranium, other metals and other commercially valuable substances in solid form such as contour, strip, auger, mountaintop removal, box cut and open pit mining, quarrying, placer mining, dredging and heap leach, including reclamation, if any, in support of or incident to such operations and the construction, maintenance and replacement of surface and groundwater control or detention structures or facilities and other environmental controls or monitoring facilities, storage and disposal areas, and other monitoring and reclamation activities as may be required by applicable Law, permit or Contract to conduct such operations.
“Surface Rights” means any rights of ingress, egress and access on, over and upon and to all other rights of every kind and character whatsoever to enter upon or to use the surface of the Combined Real Property or any part thereof, including, without limitation, the right to enter upon the surface of the Combined

Real Property for purposes of exploring for, developing, removing, excavating and/or producing the Minerals located in and under, and that may be produced from, the Combined Real Property, or any other purpose incident thereto.
“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with a Governmental Authority with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.
“Tax Proceeding” means any audit, assessment, examination, claim or other controversy or proceeding relating to Taxes or Tax Returns.
“Termination Date” has the meaning specified in Section 8.1(b).
“Terrorism Executive Order” means Executive Order 13224.
“Third Party Claim” has the meaning specified in Section 7.4(b).
“Third Party Claims Cap” has the meaning specified in Section 7.2(c)(ii).
“Timber” has the meaning specified in Section 1.2(b).
“Timber Lease” has the meaning specified in Section 1.2(g).
“Timber Sale Agreement” has the meaning specified in Section 1.6(a)(i).
“Timberlands” has the meaning specified in Section 1.2(b).
“Title Commitment” has the meaning specified in Section 5.10(a).
“Title Company” means, as the escrow agent with respect to the Deposit, Fidelity National Title Insurance Company and, for all other purposes hereunder, Commonwealth Land Title Insurance Company.
“Title Defect Impact” has the meaning specified in Section 1.6(b)(v).
“Title Failure” means any portion of the Combined Real Property that is not, or as of the Closing will not be, insurable for the benefit of Buyer by the Title Company (in its reasonable discretion and in accordance with commercial standards applicable to the national title insurance industry).
“Title Objection” has the meaning specified in Section 1.6(b)(i).
“Title Objection Impact” has the meaning specified in Section 1.6(b)(v).
“Title Objection Period” has the meaning specified in Section 1.6(b)(i).
“Title Policies” means title insurance policies with respect to the Property having the terms,

provisions, modifications, coverages (including, but not limited to, affirmative, reinsurance and coinsurance coverages) and endorsements as set forth on or contemplated by Schedule A.
“Transaction Documents” means this Agreement and any exhibits or schedules thereto or other documents referred to therein, and the Ancillary Agreements.
“Transfer Taxes” has the meaning specified in Section 2.3(b).
“Treasury Regulations” means the treasury regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code.
“Unused Depletion Payment” has the meaning specified in Section 1.6(a)(i).
“Voluntary Liens” has the meaning specified in Section 1.6(b)(i).
“Waynesboro Office” has the meaning specified in Section 1.2(e).

[Signatures begin on the following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be signed by an officer thereunto duly authorized, all as of the date first written above.
JOSHUA TIMBERLANDS LLC
By: Phemus Corporation, its Managing Member
By: /s/ Kathryn I. Murtagh
Name: Kathryn I. Murtagh
Title: Authorized Signatory
By: /s/ Alvaro Aguirre
Name: Alvaro Aguiree
Title: Authorized Signatory
RAYONIER Inc.
By: /s/ Paul G. Boynton
Name: Paul G. Boynton
Title: President and Chief Operating Officer

EXHIBIT A-1 TO THE
PURCHASE AGREEMENT

FORM OF GENERAL ASSIGNMENT AND ASSUMPTION

THIS ASSIGNMENT AND ASSUMPTION INSTRUMENT (this “Instrument”) is entered into on              , 2011, by and between RAYONIER INC, a North Carolina corporation (“Buyer”), and JOSHUA TIMBERLANDS LLC, a Mississippi limited liability company (“Seller”).

WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated as of September 16, 2011, between Buyer and Seller (the “Purchase Agreement”), Seller has agreed to assign to Buyer and Buyer has agreed to assume from Seller, for the consideration and upon the terms and conditions set forth in the Purchase Agreement, all of Seller's right, title and interest in and to the Personal Property, Personal Property Leases, Assumed Contracts, Licenses, Assumed Condemnations and Intangible Property conveyed to Buyer, as such terms are defined in the Purchase Agreement (collectively, the “Assigned Assets”) and all Assumed Liabilities (as such term is defined in the Purchase Agreement).

WHEREAS, Seller desires to deliver to Buyer such instruments of sale, transfer, conveyance, assignment and delivery as are required to vest in Buyer all of Seller's right, title and interest in and to the Assigned Assets; and

WHEREAS, Buyer desires to deliver to Seller such instruments as are required in order to effectuate and evidence the assumption by Buyer of the Assumed Liabilities;

NOW, THEREFORE, pursuant to the Purchase Agreement and in consideration of the mutual promises contained therein, and for other good and valuable consideration, the receipt and sufficiency of which Seller and Buyer each acknowledge, the parties agree as follows:

1.Defined Terms. Each capitalized term used but not defined in this Instrument shall have the meaning ascribed to it in the Purchase Agreement.

2.Assignment. Seller hereby irrevocably sells, transfers, assigns, conveys and delivers to Buyer, and Buyer hereby accepts the sale, transfer, assignment, conveyance and delivery of, all of Seller's right, title and interest in, to and under all of the Assigned Assets to have and to hold the same unto Buyer.
3.Assumption. Buyer hereby assumes and agrees to undertake, assume, perform and pay all of the Assumed Liabilities.

4.Purchase Agreement Controls. Nothing in this Instrument shall be deemed to supersede, enlarge or modify any of the provisions of the Purchase Agreement, all of which shall survive the execution and delivery of this Instrument as provided in, and subject to the limitations set forth in, the Purchase Agreement. If any conflict exists between the terms of this Instrument and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall govern and control.

5.Successors and Assigns. This Instrument shall be binding upon and inure to the benefit of Buyer and Seller and their respective successors and permitted assigns. No provision of this Assignment is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto.
6.Governing Law. This Instrument shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any of the conflict of law rules thereof to the extent such rules would require or permit the application of the laws of another jurisdiction to this Instrument.

7.Effective Time. This Instrument shall be effective as of the Effective Time.
8.Counterparts. This Instrument may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
9.Amendment and Waiver. This Instrument may not be amended or modified in any manner other than by an agreement in writing signed by the parties hereto or their respective successors or permitted assigns. No waiver under this Instrument shall be valid or binding unless set forth in a writing duly executed and delivered by the party against whom enforcement of such waiver is sought. Neither the waiver by any of the parties of a breach or default under any of the provisions of this Instrument, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Instrument or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.
10.Notice. Any notice given pursuant to this Instrument shall be given in the same manner as stated in Section 11.1 of the Purchase Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Instrument as of the date first above written.

JOSHUA TIMBERLANDS LLC

By:  Phemus Corporation, its managing member

By:  ________________________________
Name:
Title:

By:  ________________________________
Name:
Title:

RAYONIER INC.

By:_________________________________
Name:
Title:

EXHIBIT A-2 TO THE
PURCHASE AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION OF REAL PROPERTY LEASES

THIS ASSIGNMENT AND ASSUMPTION OF REAL PROPERTY LEASES (this “Instrument”) is entered into on           , 2011, by and between RAYONIER INC., a North Carolina corporation (“Buyer”), and JOSHUA TIMBERLANDS LLC, a Mississippi limited liability company (“Seller”).

WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated as of September 16, 2011, between Buyer and Seller (the “Purchase Agreement”), Seller has agreed to assign to Buyer and Buyer has agreed to assume from Seller, for the consideration and upon the terms and conditions set forth in the Purchase Agreement, all of Seller's right, title and interest in and to, and the Assumed Liabilities in connection with the Real Property Leases, which are identified on Attachment A to this Instrument.

WHEREAS, Seller desires to deliver to Buyer such instruments of sale, transfer, conveyance, assignment and delivery as are required to vest in Buyer all of Seller's right, title and interest in and to the Real Property Leases; and

WHEREAS, Buyer desires to deliver to Seller such instruments as are required in order to effectuate and evidence the assumption by Buyer of the Assumed Liabilities in connection with the Real Property Leases;

NOW, THEREFORE, pursuant to the Purchase Agreement and in consideration of the mutual promises contained therein, and for other good and valuable consideration, the receipt and sufficiency of which Seller and Buyer each acknowledge, the parties agree as follows:

1.Defined Terms. Each capitalized term used but not defined in this Instrument shall have the meaning ascribed to it in the Purchase Agreement.
2.Assignment. Seller hereby irrevocably sells, transfers, assigns, conveys and delivers to Buyer, and Buyer hereby accepts the sale, transfer, assignment, conveyance and delivery of, all of Seller's right, title and interest in, to and under all of the Real Property Leases to have and to hold the same unto Buyer.
3.Assumption. Buyer hereby assumes and agrees to undertake, assume, perform and pay, all of the Assumed Liabilities with respect to the Real Property Leases.
4.Purchase Agreement Controls. Nothing in this Instrument shall be deemed to supersede, enlarge or modify any of the provisions of the Purchase Agreement, all of which shall survive the execution and delivery of this Instrument as provided in, and subject to the limitations set forth in, the Purchase Agreement. If any conflict exists between the terms of this Instrument and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall govern and control.
5.Successors and Assigns. This Instrument shall be binding upon and inure to the benefit of Buyer and Seller and their respective successors and permitted assigns. No provision of this Assignment is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto.
6.Governing Law. This Instrument shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any of the conflict of law rules thereof to the extent such rules would require or permit the application of the laws of another jurisdiction to this Instrument.
7.Effective Time. This Instrument shall be effective as of the Effective Time.
8.Counterparts. This Instrument may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
9.Amendment and Waiver. This Instrument may not be amended or modified in any manner other than by an agreement in writing signed by the parties hereto or their respective successors or permitted assigns. No waiver under this Instrument shall be valid or binding unless set forth in a writing duly executed and delivered by the party against whom enforcement of such waiver is sought. Neither the waiver by any of the parties of a breach or default under any of the provisions of this Instrument, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Instrument or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.
10.Notice. Any notice given pursuant to this Instrument shall be given in the same manner as stated in Section 11.1 of the Purchase Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Instrument as of the date first above written.

JOSHUA TIMBERLANDS LLC

By:  Phemus Corporation, its managing member

By:  ________________________________
Name:
Title:

By:  ________________________________
Name:
Title:

RAYONIER INC.

By:_________________________________
Name:
Title:

EXHIBIT A-3 TO THE
PURCHASE AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION OF TIMBER LEASE

THIS ASSIGNMENT AND ASSUMPTION OF TIMBER LEASE (this “Instrument”) is entered into on           , 2011, by and between RAYONIER INC., a North Carolina corporation (“Buyer”), and JOSHUA TIMBERLANDS LLC, a Mississippi limited liability company (“Seller”).

WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated as of September 16, 2011, between Buyer and Seller (the “Purchase Agreement”), Seller has agreed to assign to Buyer and Buyer has agreed to assume from Seller, for the consideration and upon the terms and conditions set forth in the Purchase Agreement, all of Seller's right, title and interest in and to, and the Assumed Liabilities in connection with the Timber Lease, which is identified on Attachment A to this Instrument.

WHEREAS, Seller desires to deliver to Buyer such instruments of sale, transfer, conveyance, assignment and delivery as are required to vest in Buyer all of Seller's right, title and interest in and to the Timber Lease; and

WHEREAS, Buyer desires to deliver to Seller such instruments as are required in order to effectuate and evidence the assumption by Buyer of the Assumed Liabilities in connection with the Timber Lease;

NOW, THEREFORE, pursuant to the Purchase Agreement and in consideration of the mutual promises contained therein, and for other good and valuable consideration, the receipt and sufficiency of which Seller and Buyer each acknowledge, the parties agree as follows:

1.Defined Terms. Each capitalized term used but not defined in this Instrument shall have the meaning ascribed to it in the Purchase Agreement.
2.Assignment. Seller hereby irrevocably sells, transfers, assigns, conveys and delivers to Buyer, and Buyer hereby accepts the sale, transfer, assignment, conveyance and delivery of, all of Seller's right, title and interest in, to and under all of the Timber Lease to have and to hold the same unto Buyer.
3.Assumption. Buyer hereby assumes and agrees to undertake, assume, perform and pay, all of the Assumed Liabilities with respect to the Timber Lease.
4.Purchase Agreement Controls. Nothing in this Instrument shall be deemed to supersede, enlarge or modify any of the provisions of the Purchase Agreement, all of which shall survive the execution and delivery of this Instrument as provided in, and subject to the limitations set forth in, the Purchase Agreement. If any conflict exists between the terms of this Instrument and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall govern and control.
5.Successors and Assigns. This Instrument shall be binding upon and inure to the benefit of Buyer and Seller and their respective successors and permitted assigns. No provision of this Assignment is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto.
6.Governing Law. This Instrument shall be governed by and construed in accordance with the laws of the State of Alabama, without giving effect to any of the conflict of law rules thereof to the extent such rules would require or permit the application of the laws of another jurisdiction to this Instrument.
7.Effective Time. This Instrument shall be effective as of the Effective Time.

8.Counterparts. This Instrument may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
9.Amendment and Waiver. This Instrument may not be amended or modified in any manner other than by an agreement in writing signed by the parties hereto or their respective successors or permitted assigns. No waiver under this Instrument shall be valid or binding unless set forth in a writing duly executed and delivered by the party against whom enforcement of such waiver is sought. Neither the waiver by any of the parties of a breach or default under any of the provisions of this Instrument, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Instrument or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.
10.Notice. Any notice given pursuant to this Instrument shall be given in the same manner as stated in Section 11.1 of the Purchase Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Instrument as of the date first above written.

JOSHUA TIMBERLANDS LLC

By:  Phemus Corporation, its managing member

By:  ________________________________
Name:
Title:

By:  ________________________________
Name:
Title:

STATE OF _____________
COUNTY OF ___________

I, the undersigned Notary Public in and for said County in said State, hereby certify that, ___________, whose name as _______________ of __________________, a(n) __________________, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of the instrument, s/he, as such _________________ and with full authority, executed the same voluntarily for and as the act of said ______________________.

Given under my hand and official seal this the day of __________________, 20__.

Notary Public
My commission expires:________________

[NOTARY SEAL]

STATE OF _____________
COUNTY OF ___________

I, the undersigned Notary Public in and for said County in said State, hereby certify that, ___________, whose name as _______________ of __________________, a(n) __________________, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of the instrument, s/he, as such _________________ and with full authority, executed the same voluntarily for and as the act of said ______________________.

Given under my hand and official seal this the day of __________________, 20__.

Notary Public
My commission expires:________________

[NOTARY SEAL]

RAYONIER INC.

By: _________________________________
Name:
Title:

STATE OF _____________

COUNTY OF ___________

I, the undersigned Notary Public in and for said County in said State, hereby certify that, ___________, whose name as _______________ of __________________, a(n) __________________, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of the instrument, s/he, as such _________________ and with full authority, executed the same voluntarily for and as the act of said ______________________.

Given under my hand and official seal this the day of __________________, 20__.

Notary Public
My commission expires:________________

[NOTARY SEAL]

INSTRUMENT PREPARED BY
AND AFTER RECORDING RETURN TO:
Candace D. Johnson, Esq.
Adams and Reese LLP
Post Office Box 1348
Mobile, Alabama 36633-1348
(251) 433-3234

ATTACHMENT A

Timber Lease

EXHIBIT B-1 TO THE
PURCHASE AGREEMENT

STATUTORY WARRANTY DEED

STATE OF ALABAMA
COUNTY OF

KNOW ALL MEN BY THESE PRESENTS that JOSHUA TIMBERLANDS LLC (“Grantor”), a Mississippi limited liability company with a mailing address of c/o Molpus Timberlands Management, LLC, 158 Bonhomie Road, Hattiesburg, MS 39401 for and in consideration of Ten and No/100ths Dollars ($10.00) and other good and valuable consideration hereby acknowledged to have been paid to Grantor by __________________________________________, a _________________________, (“Grantee”), with a mailing address at [c/o Rayonier Inc.], 1301 Riverplace Boulevard Jacksonville, FL 32207 Attn: David P. Kenney, Director Land Asset Management, does, upon and subject to any and all conditions, covenants, easements, exceptions, limitations, reservations, and restrictions hereinafter contained or mentioned, hereby grant, bargain, sell and convey unto Grantee, that certain real property (“Property”) situated in     County, Alabama, as is more particularly described on Exhibit “A,” which is attached hereto and adopted and incorporated herein as if fully set out, TOGETHER, with all and singular, the rights, members, privileges, hereditaments, easements, appurtenances, and improvements thereunto belonging or in anywise appertaining thereto; subject, however, to the matters set forth on Exhibit “B” attached hereto and incorporated herein by this reference.

TO HAVE AND TO HOLD unto Grantee, and to its successors and assigns forever.

All recording references in this deed are to the records appearing in the Office of the Judge of Probate of ____________________ County, Alabama.

[Signature Page to Follow]

IN WITNESS WHEREOF, Grantor has caused its name to be duly executed to this deed on this the ____ day of ________,2011 to be effective on the _____ day of __________, 2011.

JOSHUA TIMBERLANDS LLC

BY:
Name: ___________________________
Title:

STATE OF MISSISSIPPI
COUNTY OF _________________

I, the undersigned Notary Public in and for said County in said State, hereby certify that, ___________, whose name as _______________ of JOSHUA TIMBERLANDS LLC, a Mississippi limited liability company, is signed to the foregoing instrument and who is known to me, acknowledged before me on this day that, being informed of the contents of the instrument, s/he, as such _________________ and with full authority, executed the same voluntarily for and as the act of said limited liability company.

Given under my hand and official seal this the day of __________________, 2011.

Notary Public
My commission expires:________________
[NOTARY SEAL]

INSTRUMENT PREPARED BY:
Candace D. Johnson, Esq.
Adams and Reese LLP
Post Office Box 1348
Mobile, Alabama 36633-1348
(251) 433-3234

AFTER RECORDING RETURN TO:
__________________
__________________
__________________

Attachments:
Exhibit “A”-    Description of the Property
Exhibit “B”-    Statutory Warranty Exceptions

EXHIBIT B-2 TO THE
PURCHASE AGREEMENT

STATE OF LOUISIANA

PARISH OF

ACT OF SALE/SPECIAL WARRANTY DEED

BE IT KNOWN, that on the dates and at the places hereafter set forth, before the undersigned Notaries Public, duly commissioned and qualified, and in the presence of the undersigned competent witnesses, personally came and appeared:

JOSHUA TIMBERLANDS LLC, a Mississippi limited liability company, whose principal office is 121 South Railroad Avenue, Suite 200, Brookhaven, Mississippi 39601, whose taxpayer identification number is 64-0914686, appearing herein by                 , as its                         ,;

(hereafter referred to as “Seller”),

who declared that for the consideration, and on the terms and conditions, hereafter set forth, it does hereby sell, convey, assign and deliver, without any warranty of title whatsoever, either expressed or implied, other than to SELLER'S own acts, and the acts of those claiming by, through or under SELLER unto

________________________________________________________, a _______________________________, whose mailing address is                             , whose taxpayer identification number is _________________, appearing herein by _________________, as its ___________________;

(hereafter referred to as “Buyer”),

here present, accepting and purchasing for itself, its successors and assigns and acknowledging due delivery and possession thereof, the immovable property in          Parish, Louisiana, described on Exhibit A attached hereto and incorporated herein by reference (the “Land”), together with any and all improvements thereon, and all rights, ways, servitudes, appurtenances and hereditaments pertaining thereto and all rights of prescription whether acquisitive or liberative to which Seller may be entitled, and all standing timber thereon, and sand and gravel, if any, together with (if any) Seller's oil, gas and mineral rights (the Land, the improvements, rights, ways, servitudes, appurtenances, hereditaments, rights of prescription, sand and gravel, and (if any) Seller's oil, gas and mineral rights, being hereafter referred to collectively as the “Property”).
Seller grants full substitution and subrogation to Buyer in and to all the rights and actions of warranty which Seller has or may have against all preceding owners and vendors.
Buyer acknowledges and agrees that the conveyance of the Property hereunder is expressly subject to the matters listed on Exhibit B attached hereto and incorporated herein by reference (collectively, the “Permitted Encumbrances”). Reference to and notation of these matters is not to be construed as a renewal or recreation thereof in any manner whatsoever, and nothing contained in this act is intended nor shall be construed as an acknowledgment of, or as an interruption of prescription running against, any servitude, easement or restriction referred to herein.
Notwithstanding anything contained herein to the contrary, Seller hereby waives any and all rights under Louisiana law or otherwise to rescind the sale contemplated hereby or to assert a claim or vendor's lien against the Property.
THIS SALE is made and accepted for and in consideration of the sum of __________________DOLLARS AND 00/100 ($______________.00) cash, the receipt and sufficiency of which is hereby acknowledged by Seller.
This Act of Sale may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement binding all the parties.
Seller and Buyer acknowledge and agree that they shall execute any documents and take any steps necessary, advisable or appropriate to give effect to this Act of Sale or to carry out the purposes of this Act of Sale.
This Act of Sale shall be governed by and construed and interpreted in accordance with the laws of the State of Louisiana.
Buyer and Seller shall pro rate ad valorem taxes for _______________. Seller certifies that taxes for all prior years have been paid.
The acts of the Notaries in the preparation and execution of this Act of Sale do not constitute the expression of any opinion as to the validity of the title of the Property, and no examination of the title to the Property has been performed by the Notaries. The Notaries are exonerated from all liability in the Property.
This Act of Sale is effective the      day of ____________, 2011.

[Remainder of Page Intentionally Left Blank]

THUS DONE AND SIGNED on the      day of _________________, 2011, in             , in the presence of the undersigned Notary Public, and in the presence of the undersigned competent witnesses.
WITNESSES:                JOSHUA TIMBERLANDS LLC

BY:
Printed Name:                    Name:
Title:

Printed Name:

Printed Name:
Notary Public

My Commission Expires:

THUS DONE AND SIGNED on the      day of ________________, 2011, in _________________, Louisiana, in the presence of the undersigned Notary Public, and in the presence of the undersigned competent witnesses.
WITNESSES:

By:
Printed Name:        Print Name:
As Its:

NOTARY PUBLIC
Printed Name:
My Commission Expires:
Notary No.:

Person responsible for payment of current year property taxes:

(Name and Address)

EXHIBIT “A”

EXHIBIT “B”

EXHIBIT B-3 TO THE
PURCHASE AGREEMENT

Document prepared by:                    After recording return to:
Candace D. Johnson, Esq.                    [Insert Buyer's counsel]
Adams and Reese LLP                    ___________________
Post Office Box 1348                        ___________________
Mobile, Alabama 36633                    ___________________
251-433-3234
MS Bar #10821

SPECIAL WARRANTY DEED

Indexing Instructions:

Grantor's Address:                        Grantee's Address:
Joshua Timberlands LLC
c/o Molpus Timberlands Management, LLC
178 Bonhomie Road
Hattiesburg, MS 39401
Telephone: 601-545-3063

SPECIAL WARRANTY DEED

STATE OF MISSISSIPPI
COUNTY OF

KNOW ALL MEN BY THESE PRESENTS that JOSHUA TIMBERLANDS LLC (“Grantor”), a Mississippi limited liability company, with a mailing address at c/o Molpus Timberlands Management, LLC, 178 Bonhomie Road, Hattiesburg, MS 39401 (Telephone: 601-545-3063), for and in consideration of Ten and No/100ths Dollars ($10.00) and other good and valuable consideration hereby acknowledged to have been paid to Grantor by ______________________________, a ______________________, (“Grantee”), with a mailing address at [c/o Rayonier Inc.], 1301 Riverplace Boulevard Jacksonville, FL 32207 Attn: David P. Kenney, Director Land Asset Management (Telephone: ___________), does, upon and subject to any and all conditions, covenants, easements, exceptions, limitations, reservations, and restrictions hereinafter contained or mentioned, hereby grant, bargain, sell, convey and specially warrant unto Grantee, that certain real property (“Property”) situated in              County, Mississippi, as is more particularly described on Exhibit “A,” which is attached hereto and adopted and incorporated herein as if fully set out, TOGETHER, with all and singular, the rights, members, privileges, hereditaments, easements, appurtenances, and improvements thereunto belonging or in anywise appertaining thereto, TO HAVE AND TO HOLD unto Grantee, and to its successors and assigns forever.

The Property is conveyed subject to, and there is excepted from the special warranty of this conveyance, those certain liens, encumbrances and other matters set forth on Exhibit “B” attached hereto.

All recording references in this deed are to the records appearing in the Office of the Chancery Clerk of         County, Mississippi.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Grantor has caused its name to be duly executed to this deed by its duly authorized representative on this the ____________day of ________________, 2011 to be effective on the _______ day of __________, 2011.

JOSHUA TIMBERLANDS LLC

By:
Name: ___________________________
Title:

STATE OF MISSISSIPPI
COUNTY OF _________________

PERSONALLY appeared before me, the undersigned authority in and for the said county and state, on the ____ day of ____________, 2011, within my jurisdiction, the within named _______________, who acknowledged that he is ____________ of  JOSHUA TIMBERLANDS LLC, a Mississippi limited liability company, and that in such representative capacity, and not individually, after having been duly authorized by said limited liability company so to do, he executed, signed and delivered the foregoing instrument, on the day and year thereon mentioned for the purposed therein expressed and that the matters set forth therein are true and correct to the best of his knowledge and belief.

                                                                                    _____________________________
                                                                                    NOTARY PUBLIC

My Commission Expires:

____________________

Attachments:
Exhibit “A”-    Description of the Property
Exhibit “B”-    Special Warranty Exceptions

EXHIBIT B-4 TO THE
PURCHASE AGREEMENT

Address New Owner:	Map-Parcel Numbers:	Send Tax Bills To:

This instrument prepared by: Candace D. Johnson Adams and Reese LLP Post Office Box 1348 Mobile, AL 36633

SPECIAL WARRANTY DEED

For And In Consideration of the sum of Ten Dollars ($10.00) cash in hand paid, and other good and valuable consideration, the receipt and legal sufficiency of all of which are hereby acknowledged, JOSHUA TIMBERLANDS LLC (“Grantor”), a Mississippi limited liability company, with a mailing address of c/o Molpus Timberlands Management, LLC, 158 Bonhomie Road, Hattiesburg, MS 39401, has bargained and sold, and by these presents does transfer and convey to __________________________, a ___________________________, (“Grantee”), with a mailing address at [c/o Rayonier Inc.], 1301 Riverplace Boulevard Jacksonville, FL 32207 Attn: David P. Kenney, Director Land Asset Management, and to its successors and assigns, certain land in          County, State of Tennessee, being more particularly described on Exhibit “A” attached hereto and incorporated herein by reference (the "Property"), and subject to the encumbrances of title set forth on said Exhibit “B”.

To Have And To Hold the Property with the appurtenances, estate, title and interest thereto belonging to the Grantee and its successor and assigns, in fee simple forever.

Grantor covenants with the Grantee, its successors and assigns, that the Property is free from all encumbrances made or suffered by Grantor, except to the extent otherwise set forth on said Exhibit “B”.

Grantor further covenants and binds itself, its successors and assigns to forever warrant and defend the title to the Property to the said Grantee its successors and assigns, against the lawful claims of all persons whomsoever claiming by, through, or under Grantor.

In Witness Whereof, the Grantor has executed this Special Warranty Deed as of the day of             , 2011.

JOSHUA TIMBERLANDS LLC BY: ____________________________ Print Name: ______________________ As Its: ___________________________

STATE OF __________________ COUNTY OF ________________	}	ss

Before me, a Notary Public in and for said State and County, duly commissioned and qualified, personally appeared                     , with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be the                 of Joshua Timberlands LLC, a Mississippi limited liability company, and that he executed the foregoing instrument for the purposes therein contained, as              of Joshua Timberlands LLC.

Witness my hand and seal, at Office in ________________, this ____ day of         , 2011.

Notary Public

My Commission Expires: _______________

STATE OF ________________ COUNTY OF ______________	} ss
The actual consideration or value, whichever is greater, for this transfer is $_________________.
_____________________________________ Affiant, ______________________________
Subscribed and sworn to before me this ______ day of ______________, 2011.
_____________________________________ Notary Public
My Commission Expires: ________________

EXHIBIT C TO THE
PURCHASE AGREEMENT

FORM OF BILL OF SALE

THIS BILL OF SALE (the “Bill of Sale”) is made on this     day of _______, 2011, by JOSHUA TIMBERLANDS LLC, a Mississippi limited liability company (“Seller”), in favor of Rayonier INC, a North Carolina corporation (“Buyer”).

WHEREAS, Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, for the consideration and upon the terms and conditions set forth in that certain Purchase and Sale Agreement, dated as of September 16, 2011 (the “Purchase Agreement”), between Buyer and Seller, the Personal Property (as such term is defined in the Purchase Agreement); and

WHEREAS, Seller desires to deliver to Buyer such instruments of sale, transfer, conveyance, assignment and delivery as are required to vest in Buyer all of the right, title and interest of Seller in and to the Personal Property;

NOW, THEREFORE, pursuant to the Purchase Agreement and in consideration of the mutual promises it contains, and for other good and valuable consideration, the receipt and sufficiency of which Seller acknowledges, Seller agrees for the benefit of Buyer as follows:

1.Defined Terms. Capitalized terms used herein but not otherwise defined in this Bill of Sale shall have the meanings ascribed to such terms in the Purchase Agreement.

2.Transfer of Personal Property. Seller hereby sells, transfers, assigns, conveys, grants and delivers to Buyer all of the right, title and interest of Seller in and to all of the Personal Property.

3.Purchase Agreement Controls. Nothing in this Bill of Sale shall be deemed to supersede, enlarge or modify any of the provisions of the Purchase Agreement, all of which survive the execution and delivery of this Bill of Sale as provided and subject to the limitations set forth in the Purchase Agreement. If any conflict exists between the terms of this Bill of Sale and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall govern and control.
4.Disclaimer. NO REPRESENTATIONS OR WARRANTIES ARE MADE IN THIS BILL OF SALE, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
5.Successors and Assigns. This Bill of Sale shall be binding upon Seller and its successors and assigns inure to the benefit of Buyer and its successors and assigns.
6.Governing Law. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any of the conflict of law rules thereof to the extent such rules would require or permit the application of the laws of another jurisdiction to this Bill of Sale.

7.Effective Time. This Bill of Sale shall be effective as of the Effective Time.
8.Amendment and Waiver. This Bill of Sale may not be amended or modified in any manner other than by an agreement in writing signed by Seller and Buyer or their respective successors or permitted assigns. No waiver under this Bill of Sale shall be valid or binding unless set forth in a writing duly executed and delivered by the party against whom enforcement of such waiver is sought. Neither the waiver by Seller or Buyer of a breach or default under any of the provisions of this Bill of Sale, nor the failure by Seller or Buyer, on one or more occasions, to enforce any of the provisions of this Bill of Sale or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.
9.Notice. Any notice given pursuant to this Bill of Sale shall be given in the same manner as stated in Section 11.1 of the Purchase Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed and delivered as of the date first above written.

JOSHUA TIMBERLANDS LLC

By:  Phemus Corporation, its managing member

By:  ________________________________
Name:
Title:

By:  ________________________________
Name:
Title:

EXHIBIT E-1 TO THE
PURCHASE AGREEMENT

ESTOPPEL CERTIFICATE
This ESTOPPEL CERTIFICATE (this “Certificate”), is made this ___ day of ____________________, 2011, by and among H. LESLIE TAYLOR PROPERTIES, LTD., an Alabama limited partnership and REGIONS BANK, a ________________________, as successor in interest to AmSouth Bank N.A. (as a co-executor of Emanuel Davidson's Last Will and Testament) (collectively, “Grantor”) and JOSHUA TIMBERLANDS, LLC, a Mississippi limited liability company (“Grantee”) in favor of RAYONIER INC., a North Carolina corporation (“Rayonier”) and its affiliates and their respective lenders (collectively, the “Benefitted Parties”).
WHEREAS, H. Leslie Taylor Properties, Ltd. and Regions Bank are the Grantor, as successor-in-interest, and Joshua Timberlands, LLC is the Grantee, as assignee, under that certain Agreement affecting certain real property situated in Baldwin County, Alabama, dated January 1, 1958 among Emanuel Davidson, Louise T. Davidson, H. Leslie Taylor and Leah Taylor, as grantors, and Scott Paper Company, as grantee, a portion of which was recorded in Deed Book 273, Page 457 in the Office of the Probate Judge in Baldwin County, Alabama, as amended as described on Exhibit A hereto (collectively with all amendments thereto, the “Agreement”); and
WHEREAS, Grantee proposes to assign its interest in the Agreement to Rayonier or its indirect subsidiary.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby confirmed, Grantor hereby certifies to the Benefitted Parties the following:
1.    The Agreement is in full force and effect and has not been modified except as set forth on Exhibit A. The Agreement represents the entire agreement between Grantor and Grantee with respect to the Lands (as defined in the Agreement).
2.    Grantee is in compliance with the terms and conditions of the Agreement.
3.    There is no existing default under the Agreement by any party thereto and there are no conditions which with the passage of time or giving of notice or both would become a default.
4.    Grantor has no defenses, offsets or counterclaims against enforcement of the obligations to be performed under the Agreement by Grantor.
5.    The term of the Agreement expires December 31, 2017.
6.    The total accumulated quantity, stated in cords, of all timber and other forest products authorized to be cut, removed or otherwise used from the Lands under the Agreement since the commencement of the Agreement through December 31, 2010 is 590,435 cords. The total accumulated quantity, stated in cords, of all timber and other forest products paid for under the Agreement since the commencement of the Agreement through December 31, 2010 is 590,435 cords. The total accumulated quantity, stated in cords, of all timber and other forest products actually cut, removed or otherwise used from the Lands under the Agreement since the commencement of the Agreement through December 31, 2010 is 430,073 cords, resulting in a cumulative difference of such timber and other forest products actually cut, removed or otherwise used from the Lands in relation to the total quantity paid for during such period of 160,362 cords.
7.    The current price per cord for calendar year 2011 under the Agreement is $28.10. The total aggregate amount owed for calendar year 2011 under the Agreement for timber authorized to be cut is $28.10 x 11,111 cords = $312,219.10, which amount has been fully paid by Grantee.
8.    Ad valorem taxes, governmental fire protection charges and other assessments or charges reimbursable by Grantee under the Agreement have been paid through _____________, 2011. The amount of such taxes, charges and assessments that were paid by Grantee for calendar year 2010 was $_____________. All monetary obligations of Grantee under the Agreement are current.
9.    All notices or communications to be given to Grantor under the Agreement shall be sent to the following address:
__________________________
__________________________
__________________________

Grantor makes the above statements for the benefit of the Grantee and the Benefitted Parties, knowing that they will rely on them.
Dated: ________________, 2011.
[Signature Pages Follow]

GRANTOR:
H. LESLIE TAYLOR PROPERTIES, LTD.
By:
Name:
As its:

REGIONS BANK, as a co-executor of Emanuel Davidson's Last Will and Testament
By:
Name:
As its:

GRANTEE:
JOSHUA TIMBERLANDS, LLC
By:  Phemus Corporation, its managing member

By:  ________________________________
Name:
Title:

By:  ________________________________
Name:
Title:

EXHIBIT E-1 TO THE
PURCHASE AGREEMENT

EXHIBIT A
That certain Agreement dated January 1, 1958 among Emanuel Davidson, Louise T. Davidson, H. Leslie Taylor and Leah Taylor, as grantors (collectively, the “Original Grantors”), and Scott Paper Company (“Scott”), as grantee, a portion of which was recorded in Deed Book 273, Page 457 in the Office of the Probate Judge in Baldwin County, Alabama (“Land Records”), as amended by that certain Modification Agreement dated March 7, 1963 among Original Grantors and Scott which was recorded in Deed Book 329, Page 277 in the Land Records, as amended by that Certain Agreement dated July 14, 1983 among Emanuel Davidson, Louise T. Davidson, First National Bank of Mobile (as executor and trustee under the Last Will and Testament of H. Leslie Taylor) and Scott, as amended by that certain Letter dated October 6, 1988 from AmSouth Bank N.A. (as a co-executor of Emanuel Davidson's Last Will and Testament) to Scott, as extended by that certain Letter dated December 21, 1994 from Scott to Emanuel Davidson and Louise T. Davidson, as affected by that certain Letter dated September 28, 1999 from Adams and Reese, LLP on behalf of Kimberly-Clark Tissue Company (successor by merger to Scott) and AmSouth Bank N.A., and as assigned to Joshua Timberlands LLC pursuant to that certain Lease Assignment (Taylor-Davidson Lease) dated September 30, 1999 between Kimberly-Clark Tissue Company and Joshua Timberlands LLC.

EXHIBIT E-2 TO THE
PURCHASE AGREEMENT

ESTOPPEL CERTIFICATE
This ESTOPPEL CERTIFICATE (this “Certificate”), is made this ___ day of ____________________, 2011, by and among LOUISIANA-PACIFIC CORPORATION, a Delaware corporation (“LP”), KETCHIKAN PULP COMPANY, a Washington corporation (“Ketchikan”), TIN INC. d/b/a TEMPLE-INLAND, a Delaware corporation (“Tin”), and JOSHUA TIMBERLANDS, LLC, a Mississippi limited liability company (“Joshua”), in favor of RAYONIER INC., a North Carolina corporation (“Rayonier”) and its affiliates and their respective lenders (collectively, the “Benefitted Parties”).
WHEREAS, LP, Ketchikan and Joshua have entered into a Timber Cutting Contract dated as of November 7, 2000 relating to immovable properties located in Allen, Beauregard, Calcasieu and Jefferson Davis Parishes, Louisiana (the “Property”), as amended by First Amendment to Timber Cutting Contract dated September 19, 2003, as further amended by Second Amendment to Timber Cutting Contract dated September 11, 2008, and as further amended by Third Amendment to Timber Cutting Contract dated September 28, 2009, and as assigned in part to Tin pursuant to (i) that Assignment, Assumption and Consent Agreement dated as of September 13, 2010, (ii) that Assignment, Assumption and Consent Agreement dated as of January 18, 2011 and (iii) that Assignment, Assumption and Consent Agreement dated as of September 13, 2011 (as so amended and assigned, the “Cutting Contract”); and
WHEREAS, the Cutting Contract is secured by the timber mortgages and security agreements described on Exhibit A attached hereto (the “Mortgages” and collectively with the Cutting Contract, the “Agreements”); and
WHEREAS, Joshua proposes to assign its interest in the Agreements to one or more of Rayonier's indirect subsidiaries (collectively, the “Successor in Title”).
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby confirmed, LP and Ketchikan hereby certify to Joshua and the Benefitted Parties the following:
1.    The Agreements are in full force and effect and have not been modified or assigned except as expressly provided in the Recitals and in Exhibit A. The Agreements represent the entire agreement between LP, Ketchikan, Tin and Joshua with respect to the immovable properties described in the Agreements.
2.    Joshua is in compliance with the terms and conditions of the Agreements.
3.    There is no existing default under any of the Agreements by any party thereto and there are no conditions which with the passage of time or giving of notice or both would become a default under any of the Agreements.
4.    Neither LP, Ketchikan, nor Tin has any defenses, offsets or counterclaims against enforcement of the obligations to be performed under any of the Agreements by LP, Ketchikan, or Tin.

5.    Ketchikan has made the following payments to Joshua pursuant to the Cutting Contract as of the date hereof:

Advance Deposit:	$___________
Pine Pulpwood:	$___________
Pine Chip-n-Saw:	$___________
Hardwood Pulpwood:	$___________
Grade Hardwood Sawtimber:	$___________
Hardwood Sawtimber:	$___________
Pine Sawtimber:	$___________

Tin has made the following payments to Joshua pursuant to the Cutting Contract as of the date hereof:

Advance Deposit:	$___________
Pine Pulpwood:	$___________
Pine Chip-n-Saw:	$___________
Hardwood Pulpwood:	$___________
Grade Hardwood Sawtimber:	$___________
Hardwood Sawtimber:	$___________
Pine Sawtimber:	$___________

6.    Ketchikan has harvested the following amounts of timber pursuant to the Cutting Contract as of the date hereof:

Pine Pulpwood:	$___________
Pine Chip-n-Saw:	$___________
Hardwood Pulpwood:	$___________
Grade Hardwood Sawtimber:	$___________
Hardwood Sawtimber:	$___________
Pine Sawtimber:	$___________

Tin has harvested the following amounts of timber pursuant to the Cutting Contract as of the date hereof:

Pine Pulpwood:	$___________
Pine Chip-n-Saw:	$___________
Hardwood Pulpwood:	$___________
Grade Hardwood Sawtimber:	$___________
Hardwood Sawtimber:	$___________
Pine Sawtimber:	$___________

7.    The per ton price for Contract Year 9 (as defined in the Cutting Contract) is as follows:

Pine Pulpwood:	$___________
Pine Chip-n-Saw:	$___________
Hardwood Pulpwood:	$___________
Grade Hardwood Sawtimber:	$___________
Hardwood Sawtimber:	$___________
Pine Sawtimber:	$___________

8.    As of the date hereof, the Base Price (as defined in the Cutting Contract) for Pine Sawtimber (as defined in the Cutting Contract) is currently $_______ per ton.

9    As of the date hereof, the Remaining Timber (as defined in the Cutting Contract) of all Pine Sawtimber volumes remaining on the Property is ______________.

10.    The term of the Cutting Contract expires on ___________ ___, 201__.

LP, Ketchikan, and Tin make the above statements for the benefit of Joshua and the Benefitted Parties, knowing that they will rely on them.
[Remainder of Page Intentionally Blank]

EXHIBIT E-2 TO THE
PURCHASE AGREEMENT

Dated: ________________, 2011.
LOUISIANA-PACIFIC CORPORATION
By:
Name:
As its:

KETCHIKAN PULP COMPANY
By:
Name:
As its:

TIN INC. d/b/a TEMPLE INLAND
By:
Name:
As its:

EXHIBIT A
MORTGAGES
[Timber Mortgages and Extension Agreements to be Added]

EXHIBIT E-3 TO THE
PURCHASE AGREEMENT

ESTOPPEL CERTIFICATE
This ESTOPPEL CERTIFICATE (this “Certificate”), is made this ___ day of ____________________, 2011, by and among BEL MINERAL, LIMITED LIABILITY COMPANY, a Louisiana limited liability company (“Bel”), and QUATRE MINERAL, LIMITED LIABILITY COMPANY, a Louisiana limited liability company (“Quatre”), and JOSHUA TIMBERLANDS, LLC, a Mississippi limited liability company (“Joshua”) in favor of RAYONIER INC., a North Carolina corporation (“Rayonier”) and its affiliates and their respective lenders (collectively, the “Benefitted Parties”).
WHEREAS, Bel, Quatre and Joshua have entered into a Release Agreement dated as of April 1, 2004 relating to immovable properties located in Allen, Beauregard, Calcasieu and Jefferson Davis Parishes, Louisiana acquired by Griffin Logging, Inc. from Bel's and Quatre's predecessors in title (the “Agreement”); and
WHEREAS, Joshua proposes to assign its interest in the Agreement to one or more of Rayonier's indirect subsidiaries (collectively, the “Successor in Title”).
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby confirmed, Bel and Quatre hereby certify to Joshua and the Benefitted Parties the following:
1.    The Agreement is in full force and effect and has not been modified or assigned. The Agreement represents the entire agreement between Bel, Quatre and Joshua with respect to the immovable properties described in the Agreement.
2.    Joshua is in compliance with the terms and conditions of the Agreement.
3.    There is no existing default under the Agreement by any party thereto and there are no conditions which with the passage of time or giving of notice or both would become a default under the Agreement.
4.    Neither Bel nor Quatre has any defenses, offsets or counterclaims against enforcement of the obligations to be performed under the Agreement by Bel or Quatre.

Bel and Quatre make the above statements for the benefit of Joshua and the Benefitted Parties, knowing that they will rely on them.
Dated: ________________, 2011.
BEL MINERAL, LIMITED LIABILITY COMPANY
By:
Name:
As its:

QUATRE MINERAL, LIMITED LIABILITY COMPANY
By:
Name:
As its:

EXHIBIT F TO THE
PURCHASE AGREEMENT

ESCROW AGREEMENT
THIS ESCROW AGREEMENT (this “Agreement”) made and entered into this ___ day of September, 2011, by and among Joshua Timberlands LLC, a Mississippi limited liability company (“Seller”), Rayonier Inc., a North Carolina corporation (“Buyer”) and Fidelity National Title Insurance Company, a California corporation (“Escrow Agent”).
WITNESSETH
WHEREAS, Seller and Buyer have entered into that certain Purchase and Sale Agreement (the “Sale Agreement”) executed as of September 16, 2011, concerning certain property located in the States of Alabama, Louisiana, Mississippi and Tennessee and more particularly described in the Sale Agreement (the “Property”).
WHEREAS, Buyer and Seller desire that Escrow Agent hold the Deposit as required under the Sale Agreement, in escrow, pursuant to the terms hereof.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties covenant and agree as follows:
1.    Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Sale Agreement.
2.    Seller and Buyer hereby appoint Escrow Agent as escrow agent under the Sale Agreement, and Escrow Agent hereby accepts such appointment, all upon the terms and conditions hereof.
3.    Buyer has delivered and deposited with Escrow Agent, or shall deliver and deposit, good funds in Escrow Agent's account as follows:
Bank of America, N.A.
Concord, California
ABA No. 0260-0959-3
Fidelity National Title Agency, Inc.
Account No. 1233813955
Notify Pamela Medlin (214) 969-5300
Reference GF# FT 0000031744

the amount of $2,400,000.00, as required by Section 1.5(c) of the Sale Agreement. Escrow Agent agrees to immediately deposit said funds in a separate interest bearing commercial bank account with Bank of America, N.A. (or some other depository institution as mutually directed by Seller and Buyer), or in such other investment as may be mutually directed by Seller and Buyer) so as to be available on not less than one (1) business day's notice without penalty and to hold and disburse said funds, and any interest earned thereon in accordance with the terms of the Sale Agreement, all of which, together, being herein called the “Deposit” as hereinafter provided. The Escrow Agent shall not commingle the Deposit with any funds of the Escrow Agent or others, and shall promptly advise Seller and Buyer of the number of such account. Buyer shall be the owner of the account and Deposit for tax purposes, and the Escrow Agent shall, to the extent reporting is required under applicable law, report the interest income earned on the Deposit as income of the Buyer.
4.    If the Closing under the Sale Agreement occurs, the Escrow Agent shall deliver the Deposit to, or upon the instructions of, Seller on the Closing Date by wire transfer, as a credit to the Purchase Price.
5.    If the Closing does not occur, the Escrow Agent shall deliver the Deposit (or any portion thereof) to Seller or Buyer only upon receipt of a written demand therefor from Seller or Buyer, subject to the following provisions of this Section 5. If for any reason the Closing does not occur and either Seller or Buyer makes a written demand upon the Escrow Agent for payment of the Deposit (or any portion thereof), the Escrow Agent shall give written notice to the other party of such demand. The party making a demand on the Escrow Agent for the Deposit (or any portion thereof) shall send, simultaneously, a copy of such demand to the other party. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such period, the Escrow Agent shall continue to hold such amount until otherwise directed by (i) written instructions signed by Seller and Buyer, (ii) a final non-appealable judgment of a court of competent jurisdiction or (iii) a written notice from the objecting party withdrawing the objection.
6.    In performing any of its duties under this Agreement, Escrow Agent shall not be liable for any loss, costs or damage which it may incur in the capacity of Escrow Agent in good faith, except for any loss, costs or damage arising out if its negligence, willful misconduct or disregard of this Agreement. Accordingly, Escrow Agent shall not incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of counsel given with respect to any questions relating to duties and responsibilities, or (ii) to any action taken or omitted to be taken in reliance upon any documents, including any written notice of instruction provided for in this Agreement, not only as to its execution and the validity and effectiveness of its provisions, but also to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to be signed or presented by a proper person or persons and to conform with the provisions of this Agreement. For its proper actions hereunder, Seller and Buyer indemnify and hold harmless Escrow Agent against all claims or demands, meritorious or otherwise, arising under and in connection with this Agreement and Escrow Agent's performance hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement, or involving negligence or willful misconduct on the part of the Escrow Agent.
7.    All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered in person, sent by facsimile transmission or sent by overnight courier service (with all fees prepaid) as follows:
(a)If to Seller, to the following addresses:
________________________
________________________
Attention: _______________
Facsimile: _______________
Email:     __________________

With a copy to:

________________________
________________________
Attention: _______________
Facsimile: _______________
Email:     __________________

(b)If to Buyer, to the following addresses:
Rayonier Inc.
1301 Riverplace Blvd., Suite 2300
Jacksonville, FL 32207
Attention:  Charlie Margiotta, Senior Vice President
Facsimile:  904-598-2261
Email:   charlie.margiotta@rayonier.com

with a copy to

Rayonier Inc.
1301 Riverplace Blvd., Suite 2300
Jacksonville, FL 32207
Attention:  Michael Herman, Vice President and General Counsel
Facsimile:  904-598-2250
Email:   michael.herman@rayonier.com

and

Bingham McCutchen LLP
One Federal Street
Boston, MA 02110
Attention:  John R. Utzschneider
Facsimile:  617-951-8736
Email:  john.utzschneider@bingham.com

(c)If to Escrow Agent, to the following address:
Fidelity National Title Insurance Company
National Title Services Division
2001 Bryan Street, Suite 1700
Dallas, Texas  75201
Attention: G. Timothy Hardin, Commercial Sales Manager and Counsel
Telephone: 214-220-1830
Facsimile: 214-969-5348
Email: THardin@fnf.com

Any such notice, request, demand or other communication shall be deemed to be given and effective if delivered in person, on the date delivered, if sent by overnight courier service, on the first Business Day after the date sent as evidenced by the date of the bill of lading, or if sent by facsimile transmission, on the date transmitted; and shall be deemed received if delivered in person, on the date of personal delivery, if sent by overnight courier service, on the first Business Day after the date sent, or if by facsimile transmission, on the date of confirmation of receipt (including electronic confirmation). Any party sending a notice, request, demand or other communication by facsimile transmission shall also send a hard copy of such notice, request, demand or other communication by one of the other means of providing notice set forth in this Section 7. Any notice, request, demand or other communication shall be given to such other representative or at such other address as a party may furnish to the other parties in writing pursuant to this Section 7.
8.    In an event of a dispute between any of the parties hereto, Escrow Agent shall have the right to tender unto the registry or custody of any court of competent jurisdiction all money in its hands held under the terms of this Agreement, together with such legal pleading as is appropriate and thereupon be discharged.
9.    This Agreement shall terminate upon the disbursement by Escrow Agent of the Deposit in accordance with the terms of this Agreement.
10.    The effective date of this Agreement shall be the date upon which Escrow Agent receives the initial escrow deposit in its account. Escrow Agent shall confirm such in writing to Seller and to Buyer.
11.    The escrow fee, if any, charged by the Escrow Agent shall be borne solely by Seller.
12.    Seller and Buyer shall have the power at any time by mutual consent to remove Escrow Agent as escrow agent by written notice. Such removal shall take effect upon delivery of the Deposit held hereunder to a successor escrow agent designated in joint written instructions signed by Seller and Buyer. Escrow Agent shall deliver the Escrow Fund held hereunder without unreasonable delay after receiving designation of such successor escrow agent.
13.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall comprise but a single instrument. This Agreement shall be governed by the law of the State of New York without giving effect to its conflicts of law principles and shall bind and inure to the benefit of the parties to this Agreement and their respective successors and assigns.

IN WITNESS WHEREOF, each party hereto has executed, or caused this Agreement to be executed on its behalf, as of the day and year first written above.
SELLER:
JOSHUA TIMBERLANDS LLC
By:  Phemus Corporation, its managing member

By:  ________________________________
Name:
Title:

By:  ________________________________
Name:
Title:

BUYER:
RAYONIER INC.
By:  __________________________________
Name:    ________________________________
Title:    ________________________________
ESCROW AGENT:
FIDELITY NATIONAL TITLE INSURANCE COMPANY
By:  __________________________________
Name:    ________________________________
Title:    ________________________________

EXHIBIT G TO THE
PURCHASE AGREEMENT

FORM OF GUARANTY
THIS IS A GUARANTY (this “Guaranty”) dated as of the [__] day of [______], 2011, by [______________], a [_____________] (the “Guarantor”), in favor of Rayonier Inc., a [__________] corporation (“Buyer”), and by which the Guarantor, for good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged), hereby agrees as follows:
1.Description of the Guarantor. The Guarantor is [__________] of Joshua Timberlands, LLC, a Mississippi limited liability company (“Seller”). Seller and Buyer have entered into a Purchase and Sale Agreement dated as of September 16, 2011 (the “Purchase Agreement”) pursuant to which Seller will sell to Buyer approximately [_____] acres of timberland located in Alabama, Mississippi, Louisiana and Tennessee, the timber thereon and related personal property. The Seller's delivery of this Guaranty is a condition precedent to Buyer's obligation to consummate the transactions contemplated by the Purchase Agreement. The Guarantor (being [___________] of Seller and, thus, directly benefited by Buyer's entering into, consummating and performing the Purchase Agreement), expressly acknowledges and agrees that it has received full and adequate consideration for its execution, delivery and performance of this Guaranty. The Guarantor further acknowledges and agrees that (i) its execution of this Guaranty is not conditioned on any other Person's executing this Guaranty or any other guaranty and (ii) its decision to execute this Guaranty was not based upon any representations, warranties, facts, materials or statements made or provided by, or on behalf of, Buyer, except those in the Purchase Agreement or the Ancillary Agreements, or of Seller. Capitalized terms used in this Guaranty and not otherwise defined herein have the meaning ascribed to them in the Purchase Agreement.

2.Guaranty. Guarantor hereby unconditionally guarantees to Buyer and each Buyer Indemnitee the payment and performance in full of each post-closing obligation of any nature of Seller under the Purchase Agreement and the Ancillary Agreements (each, a “Guaranteed Obligation”), including any obligations under the indemnification provisions of Article VII of the Purchase Agreement relating to any pre-closing obligations of the Seller, when and as such Guaranteed Obligation becomes due and payable or is otherwise required to be performed. Guarantor agrees that if Seller fails to pay or perform any Guaranteed Obligation when and as such Guaranteed Obligation is due and payable or is otherwise required to be performed as set forth in the Purchase Agreement or any Ancillary Agreement, then Guarantor will make such payment of such Guaranteed Obligation by wire transfer of immediately available funds to the applicable Buyer or Buyer Indemnitee, as the case may be, or otherwise perform, by itself or through one of its affiliated entities, such Guaranteed Obligation if such Guaranteed Obligation does not entail the payment of money. This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance by the Seller of the Guaranteed Obligations and not of their collectability only, and is in no way conditioned upon any requirement that Buyer or any Buyer Indemnitee first attempt to collect any of the Guaranteed Obligations from Seller or resort to any security or other means of obtaining payment of the Guaranteed Obligations that Buyer or any Buyer Indemnitee now has or may acquire after the date hereof, or upon any other contingency whatsoever. For so long as the Guaranteed Obligations remain outstanding, Buyer or any Buyer Indemnitee may require payments or performance by Guarantor hereunder on any number of occasions subject to the terms hereof. Notwithstanding anything in this Guaranty to the contrary, the Guarantor's obligations under this Guaranty shall be limited as follows: (i) the Guarantor's liability shall be limited to the time limitations on Seller's indemnity obligations set forth in Section 7.1(a) and the limitations on the amount of

Seller's liability set forth in Section 7.2(c) of the Purchase Agreement and (ii) the Guarantor's liabilities and obligations under this Guaranty with respect to any particular Guaranteed Obligation shall expire and the Guaranty shall be null and void with respect to such Guaranteed Obligation if a claim has not been made under this Guaranty with respect to such Guaranteed Obligation prior to the earlier of (a)  four (4) years from the Closing Date or (b) any earlier time period provided in Section 7.1 of the Purchase Agreement by which the Buyer or a Buyer Indemnitee must make a claim for indemnification with respect to such Guaranteed Obligation. For the sake of clarity, the Guarantor shall have no further liabilities or obligations under this Guaranty from and after the fourth (4th) anniversary of the Closing Date with respect to any claims for which demand is not made under this Guaranty prior to such 4th anniversary of the Closing Date. If the Buyer has made a timely demand under this Guaranty with respect to a Guaranteed Obligation, then the Guarantor's obligations with respect to such Guaranteed Obligation shall remain outstanding until such Guaranteed Obligation has been fully paid or performed.

3.Certain Waivers. Guarantor waives, to the fullest extent permitted by law, promptness, diligence, presentment, demand, protest, notice of acceptance, notice of Guaranteed Obligations incurred and all other notices of any kind, other than demand for payment or performance hereunder, and, subject to Section 4 below, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of Guarantor's assets or any other Person primarily or secondarily liable with respect to any Guaranteed Obligation, and all suretyship defenses generally. Without limiting the generality of the foregoing but subject to the terms of Section 2 above, Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by, (i) subject to Section 4 below, the failure of Buyer or any Buyer Indemnitee to assert any claim or demand or to enforce any right or remedy against Seller or any other Person primarily or secondarily liable with respect to any of the Guaranteed Obligations (except to the extent that such failure operates as an express and complete bar under the Purchase Agreement or Section 2 above); (ii) any extensions, compromises, consolidations or renewals of any of the Guaranteed Obligations; (iii) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescissions, waivers, compromises, consolidations, amendments or modifications of any of the terms or provisions of the Purchase Agreement or any Ancillary Agreement; (iv) the addition, substitution or release of any Person primarily or secondarily liable for any of the Guaranteed Obligations; or (v) subject to Section 4 below, any other act or omission which might in any manner or to any extent vary the risk of Guarantor or otherwise operate as a release or discharge of Guarantor, all of which may be done without notice to Guarantor.

4.Certain Defenses. Notwithstanding anything to the contrary contained herein, but without in any way affecting Guarantor's waiver of suretyship defenses generally pursuant to Section 3, Guarantor shall be entitled to rely on, assert and have the benefit of any defense to the payment or performance of any Guaranteed Obligation that Seller is entitled to rely on, assert and have the benefit of pursuant to the Purchase Agreement or applicable Law, other than any defense that is personal to Seller such as lack of capacity or authority of Seller or discharge in bankruptcy.

5.Authorization; Binding Effect. Guarantor represents and warrants that the execution, delivery and performance of this Guaranty and the consummation of the transactions contemplated hereby have been duly and validly authorized by all corporate action of Guarantor and no other corporate proceedings on the part of Guarantor are necessary, or will be necessary, for Guarantor to authorize this Guaranty or consummate the transactions contemplated hereby. This Guaranty has been duly and validly executed and delivered by Guarantor and is a legal, valid and binding obligation of Guarantor enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

6.Effectiveness; Termination. This Guaranty shall be effective upon, and neither Guarantor nor Buyer shall have any right, liability or obligation hereunder until, the Effective Time. Upon effectiveness, the obligations of Guarantor under this Guaranty shall continue in full force and effect until the Guaranteed Obligations are finally paid and satisfied in full or as otherwise expressly provided in this Guaranty; provided, however, that this Guaranty shall continue to be effective or shall be reinstated, as the case may be, if at any time payment or other satisfaction of any Guaranteed Obligation is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency or reorganization of Seller or Guarantor, or otherwise, as though such payment had not been made or other satisfaction occurred. No invalidity, irregularity or unenforceability by reason of the federal bankruptcy code or any insolvency or other similar Law, or any Law or order of any Governmental Authority purporting to reduce, amend or otherwise affect the Guaranteed Obligations shall impair, affect or be a defense to or claim against the obligations of Guarantor under this Guaranty. This Guaranty shall terminate upon the satisfactory discharge of each and every Guaranteed Obligation as provided for in Section 2 above, subject to the proviso set forth in the second sentence set forth above.

7.Miscellaneous.

(a)Notices. Any notice or other communication provided for hereunder will be in writing and may be (i) served by personal delivery, (ii) made by facsimile transmission, or (iii) sent by overnight courier service (with all fees prepaid) to the receiving parties as follows:

If to Guarantor:

with a copy to:

If to Buyer:        Rayonier Inc.
1301 Riverplace Blvd., Suite 2300
Jacksonville, FL 32207
Attention:  Chief Financial Officer
Facsimile:  904-357-9101

with a copy to:

Rayonier Inc.
1301 Riverplace Blvd., Suite 2300
Jacksonville, FL 32207
Attention:  Michael Herman, Vice President and General Counsel
Facsimile:  904.598.2250

and

Bingham McCutchen LLP
One Federal Street
Boston, MA 02110
Attn: John R. Utzschneider, Esq.
Fax: 617.951.8736

Any such notice or communication shall be deemed to be given, if delivered in person, on the date delivered, if made by facsimile transmission, on the date transmitted, or, if sent by overnight courier service, on the date sent as evidenced by the bill of lading; and shall be deemed received, if delivered in person, on the date of personal delivery, if made by facsimile transmission, upon confirmation of receipt (including electronic confirmation), or if sent by overnight courier, on the first business day after the day sent. Any party sending a notice or other communication by facsimile transmission shall also send a hard copy of such notice or other communication by one of the other means of providing notice set forth in this Section 7(a). Any notice or other communication shall also be given to such other representative or at such other addresses a party to this Guaranty may furnish to the other parties pursuant to this Section 7(a).
(b)Captions; Construction. Titles and captions of or in this Guaranty are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Guaranty or the intent of any of its provisions. The parties agree: (i) that “this Guaranty” includes any amendment or other modification and supplement; and (ii) that “including” and other words or phrases of inclusion, if any, shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as non‑exclusive, non‑characterizing illustrations.

(c)Successors in Interest. This Guaranty is binding upon the parties to this Guaranty and their respective legal representatives, successors and assigns but only inures to the benefit of the parties to this Guaranty and the Buyer Subsidiaries and any Buyer Indemnitees, and any reference (i) to the Guarantor shall also be a reference to Guarantor's legal representative, successor or permitted assign and (ii) to the Buyer shall also be a reference to the Buyer Subsidiaries and their respective legal representatives, successors and permitted assigns. The Guarantor shall not be permitted to assign any of the obligations under this Guaranty without the prior written consent of the Buyer, which may be withheld at its sole discretion. The Buyer and Buyer Subsidiaries shall not be permitted to assign any of their respective rights under this Guaranty without the prior written consent of Guarantor, which may be withheld at its sole discretion.

(d)Severability. In the event that any court of competent jurisdiction shall determine that any provision of this Guaranty is invalid, such determination shall not affect the validity of any other provision of this Guaranty, which shall remain in full force and effect and which shall be construed as to be valid under applicable Law.

(e)Waiver. The failure of Buyer at any time or times to require performance of any provision of this Guaranty shall in no manner affect the right to enforce the same. No waiver by Buyer or Guarantor of any provision (or of a breach of any provision) of this Guaranty, whether by conduct or otherwise, in any one or more instances shall be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or of a breach of any other provision) of this Guaranty. No waiver under this Guaranty shall be valid or binding unless set forth in a writing duly executed and delivered by each Party against whom enforcement of such waiver is sought.

(f)Amendment. This Guaranty may not be amended or modified in any manner other than by an agreement in writing signed by the parties hereto or their respective successors or permitted assigns.

(g)CHOICE OF LAW AND VENUE. THIS GUARANTY SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. EACH OF THE PARTIES HEREBY (I) IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN NEW YORK CITY AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN AND FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF THIS GUARANTY OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTY, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS GUARANTY OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTY IN ANY COURT OTHER THAN A NEW YORK STATE COURT IN AND FOR NEW YORK CITY OR FEDERAL COURT IN THE SOUTHERN DISTRICT OF NEW YORK. EACH OF THE PARTIES HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTY AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREES THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 7(a), OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF ON SUCH PARTY.

(h)WAIVER OF JURY TRIAL. EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS GUARANTY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS Guaranty BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION.

[Signatures are on following page]

DULY EXECUTED under seal and delivered by the Guarantor on the date first above written, effective as specified in this Guaranty.

[GUARANTOR]

By:
Name:
Title:

By:
Name:
Title:

Agreed and accepted by Buyer on ________ __, 2011, effective as specified in this Guaranty.

RAYONIER INC.

By:
Name:
Title:

SCHEDULE A
The Title Policies shall be issued by the Title Company in an aggregate amount equal to the Purchase Price (allocated to the Property by county and/or state as provided in Section 1.5(b), as applicable) on the 2006 ALTA owner's title insurance policy form. The Title Policies shall insure Buyer's fee simple interest in the Owned Real Property and leasehold interest in the Timber Lease subject only to the Permitted Exceptions, without taking exception for any defect, lien, encumbrance, adverse claim or other matter created, first appearing in the public records or attaching subsequent to the effective date of the most recent Title Commitment reviewed and approved by Buyer under Section 1.6(b) other than matters approved by Buyer under Section 5.2. Responsibility for the premiums and other charges associated with the Title Policies shall be allocated between the parties in accordance with Section 5.10(c) of the Agreement.
The Title Policies shall include:
(a) The following endorsements, each in form and substance reasonably acceptable to Buyer: (i) owner's aggregation/tie-in endorsement in the form attached as Schedule A-1 or equivalent; (ii) multiple tax parcel endorsement (ALTA Form 18.1 or equivalent); (iii) leasehold owner's endorsement in respect of Timber Lease; and (iv) environmental lien endorsement (ALTA Form 8.2-06 or equivalent); provided, however, that Buyer shall not be entitled to require any coverage under the foregoing endorsement set forth in clause (iii) to the extent such coverage is not available in the State of Alabama from the Title Company or another nationally recognized title insurance company (in accordance with commercial standards applicable to the national title insurance industry);
(b) The Title Policies shall include reinsurance and/or co-insurance reasonably acceptable to Buyer issued by and allocated among the Title Company, Fidelity National Title Insurance Company, and their affiliated title insurance companies;
(c) The Title Policies shall include any other endorsements, affirmative coverage and/or modifications to the general exceptions (in addition to the ones described below in this Schedule A) that are reasonably requested by Buyer to address particular Title Objections (unless such Title Objection constitutes a Permitted Exception under the Agreement, including pursuant to Section 1.4(j) or 1.6(b) of the Agreement); and
(d) The Title Policies shall not take any exception for (or otherwise fail to insure) lack of right of access except for parcels specifically noted on Section 1.4(l) of the Seller's Disclosure Letter as having no legal, historical or verbal access unless such lack of access constitutes a Permitted Exception under the Agreement, including pursuant to Section 1.4(j) or 1.6(b) of the Agreement.
Except as expressly set forth in Items 1 through 9 below in this Schedule A, the Title Policies shall not contain any standard or general exceptions (including, but not limited, to in respect of mechanics' or material liens', gap matters, parties in possession or riparian rights). The Title Policies shall also include the affirmative coverages described in Items 2, 3(a) and 3(c) below.
1.    Taxes for 2011 and subsequent years, which are not yet due and payable.
2.    Rights of tenants, as tenants only, under the leases, licenses or agreements listed on a schedule to the applicable Title Policy (which schedule shall only include the specific Real Property Leases affecting the applicable Property being insured under the Title Policy). The Title Company insures against loss or damage resulting from the exercise of any rights of first refusal or options to purchase any portion of the Property in the leases, licenses or agreements.
3.    (a)    Boundary line disputes, overlaps, encroachments, prescriptive easements and any other similar matters not of record, which would be disclosed by an accurate survey and inspection of the Property; however, this exception does not limit the insurance for (i) the lack of right of access in Covered Risk 4 of the Title Policy, except for the parcels specifically noted as not having a right of access in this Schedule B (provided that Schedule B shall only include the parcels listed on Section 1.4(l) of the Seller's Disclosure Letter as having no legal, historical or verbal access unless such lack of access is treated as a Permitted Exception under Section 1.4(j) or 1.6(b) of the Agreement); and (ii) those risks covered in Item 3(c) below.
(b)    Easements and rights of way for existing public and private roads or pathways, railroads, public or private utility lines, pipes and conduits of any type, utility agreements or other real estate servitudes and any other similar matters: (i) that are not recorded in the Public Records (as defined in the Title Policies) and would be disclosed by an accurate survey and inspection of the Land, or (ii) that are recorded in the Public Records and specifically described in Schedule B-Part I to the Title Policy.
(c)    the Title Company insures against loss or damage to the Buyer arising from:

i.
the prevention of Buyer's commercial growing, management or harvesting and removal of timber on the Land resulting from the exercise of rights under any such easement, reservation or right-of-way that is recorded in the Public Records;

ii.	any such easement, reservation or right-of-way causing a forfeiture or reversion of title;

iii.
any such easement, reservation or right-of-way containing any right of first refusal or option to purchase any portion of the Property or the right of prior approval of a future purchaser or occupant; or

iv.
a lack of a right to cross any such easement, reservation or right-of-way recorded in the Public Records by Buyer's employees, contractors, agents or vehicles, except this coverage does not apply to easements for railroad purposes.

4.    All grants or reservations of minerals, including, but not limited to, coal, lignite, oil, gas, sand, gravel and other minerals, appearing in the Public Records whether listed in Schedule B of the Title Policy or not.
5.    No insurance is afforded as to the accuracy of any acreage recitation contained in the legal description of the Property.
6.    Riparian rights of others with respect to waterways situated on or adjacent to the Property.
7.    All rights of the state where the insured property is located and the United States of America, (if any) in and to any navigable waterways situated on or about the Property, including any claim to land formerly or presently comprising the shores or bottom of navigable waters.
8.    The right, if any, of neighboring riparian owners or the public to use any public waters or the rights of the public to use the beaches or shores for recreational purposes.
9.    Any claim to land arising from the change of boundaries due to artificial accretion or filled lands.
Notwithstanding the foregoing to the contrary, to the extent the modified general exception language required in the foregoing Items 1, 4, 7 or 9, as applicable, is not available in a particular state from the Title Company or another nationally recognized title insurance company (in accordance with commercial standards applicable to the national title insurance industry), the Title Policies shall be deemed to be in compliance with the requirements under this Schedule A with respect to the modified general exception language required in Items 1, 4, 7 or 9, as applicable, if the general exception language set forth in the applicable Title Commitment corresponding to such Item is contained in the Title Policy for the applicable state.

OWNER'S AGGREGATION ENDORSEMENT

File No.

Attached to and forming part of Policy No.              of Fidelity National Title Insurance Company.

The following policies are issued in conjunction with one another:

1.	Section 8(a)(i) of the Conditions of this policy is amended to read “the Aggregate Amount of Insurance.”

2.	For purposes of this endorsement, the “Aggregate Amount of Insurance” is defined as the lesser of:

a.	the aggregate of the Amount of Insurance under this policy and the other policies identified above; or

b.	one hundred fifty percent (150%) of the Amount of Insurance stated in Schedule A of this policy.

3.	At no time shall the Aggregate Amount of Insurance under this policy and the other policies identified above exceed $ .00.

4.
Subject to the provisions of Section 10 of the Conditions of the policies, all payments made by the Company under this policy or any of the other policies identified above, except the payments made for costs, attorneys' fees, and expenses, shall reduce the aggregate Amount of Insurance by the amount of the payment.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

IN WITNESS WHEREOF the Company has caused its corporate name and seal to be hereunto affixed by its authorized officers on the _______ day of ___________, 2006.